                                     [LOGO]

                            WATKINS-JOHNSON COMPANY
                              3333 HILLVIEW AVENUE
                             STANFORD RESEARCH PARK
                          PALO ALTO, CALIFORNIA 94304

             H. RICHARD JOHNSON                            W. KEITH KENNEDY, JR.
                VICE CHAIRMAN                               PRESIDENT AND CHIEF
                                                             EXECUTIVE OFFICER


                               December 31, 1999


Dear Shareowner:


    We are pleased to invite you to attend a second special meeting of the shareowners of Watkins-Johnson Company to be held on January 31, 2000 at 8:00, a.m., Pacific time. The special meeting will be held at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California.


    THIS IS THE SECOND OF TWO SPECIAL MEETINGS WE ARE HOLDING WITHIN A FEW WEEKS OF EACH OTHER (USING THE SAME RECORD DATE OF DECEMBER 3, 1999 TO DETERMINE THE SHAREOWNERS ENTITLED TO VOTE AT BOTH MEETINGS). AT EACH MEETING, YOU ARE BEING ASKED TO VOTE ON A DIFFERENT TRANSACTION. WE HAVE ALREADY SENT YOU OUR PROXY STATEMENT DATED DECEMBER 15, 1999 WHICH RELATES TO A MEETING BEING HELD ON JANUARY 14, 2000 TO VOTE ON THE PROPOSED SALE OF OUR TELECOMMUNICATIONS GROUP. AT THIS SECOND MEETING (WHICH IS THE ONE TO WHICH THE ENCLOSED PROXY STATEMENT, WHICH IS A DIFFERENT PROXY STATEMENT, RELATES), YOU ARE BEING ASKED TO VOTE ON A PROPOSED RECAPITALIZATION MERGER INVOLVING THE REST OF THE COMPANY. THIS PROXY STATEMENT DOES NOT REPEAT THE DETAILED INFORMATION ABOUT THE TELECOMMUNICATIONS GROUP SALE CONTAINED IN OUR EARLIER PROXY STATEMENT.
     ----------------------------------------------------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
--------------------------------------------------------------------------------

    TO HELP YOU VOTE AT EACH OF THE TWO MEETINGS, WE ARE USING DIFFERENT COLORED PROXY CARDS. THE PROXY CARD FOR THE FIRST MEETING IS WHITE. THE PROXY CARD FOR THIS SECOND MEETING IS BLUE. PLEASE REMEMBER THAT THE ENCLOSED PROXY STATEMENT AND BLUE PROXY CARD ARE NOT DUPLICATES OF THE PROXY STATEMENT AND WHITE PROXY CARD PREVIOUSLY SENT TO YOU; THEY RELATE TO A DIFFERENT MEETING AND A DIFFERENT TRANSACTION.

    IT IS VERY IMPORTANT THAT YOU READ THIS PROXY STATEMENT BEFORE DECIDING HOW TO VOTE AT THIS MEETING AND THAT YOU USE THE BLUE PROXY CARD TO VOTE AT THIS MEETING.

    At this second special meeting, shareowners will be asked to vote on the proposed recapitalization of WJ in a merger in which every non-dissenting WJ common share will be exchanged for $41.125 in cash. As a result of the merger, Fox Paine Capital Fund, L.P., a private investment fund managed by Fox Paine & Company, LLC, will become WJ's controlling shareowner. The Watkins Trust, a family trust of which Dean A. Watkins, WJ's Chairman and co-founder, is a co-trustee and beneficiary, has agreed to remain a minority shareowner. We are referring to this merger as the "WJ Merger" and the proposal to be submitted to shareowners at the special meeting as the "WJ Merger Proposal." THE COMPLETION OF THE TELECOMMUNICATIONS GROUP SALE IS NOT DEPENDENT ON THE COMPLETION OF THE WJ MERGER BUT THE FOX PAINE ENTITY'S OBLIGATION TO COMPLETE THE WJ MERGER IS CONDITIONED ON THE COMPLETION OF THE TELECOMMUNICATIONS GROUP SALE.

    YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE WJ MERGER PROPOSAL AT THE SPECIAL MEETING.

    The accompanying proxy statement describes the WJ Merger Proposal, including:

    - the background to the WJ Merger;

    - the Board's reasons for recommending that you vote "for" the WJ Merger Proposal;

    - the conditions to completing the proposed transaction;

    - some risks you should consider in connection with the proposed transaction; and

    - other important information regarding the proposed transaction.

    The proxy statement also includes an opinion dated October 25, 1999 of our financial advisor, CIBC World Markets Corp., to the effect that, as of that date and subject to the matters described in that opinion, the cash consideration of $41.125 per share to be received in the WJ Merger by holders of WJ common stock (other than the Watkins Trust, as to which CIBC World Markets was not asked to express an opinion) was fair, from a financial point of view, to them.

    Dr. Watkins did not participate in the WJ Board's decision to approve the WJ Merger because of his trust's proposed participation in the transaction. That participation is designed to enable the transaction to be accounted for as a recapitalization of WJ for financial reporting purposes. That is why, for the first time since WJ became a public company 36 years ago, you do not see
Dr. Watkins' name on a letter to our shareowners.

    YOUR VOTE IS IMPORTANT. BY USING THE ENCLOSED BLUE PROXY CARD TO VOTE YOUR SHARES, YOU WILL ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING IF YOU DO NOT ATTEND IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. YOUR FAILURE TO RETURN THE ENCLOSED PROXY CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE WJ MERGER UNLESS YOU VOTE IN PERSON AT THE SPECIAL MEETING.

    PLEASE DO NOT SEND US ANY OF YOUR STOCK CERTIFICATES. IF THE WJ MERGER IS COMPLETED, WE WILL SEND YOU DETAILED INSTRUCTIONS AS TO HOW TO SUBMIT YOUR STOCK CERTIFICATES IN ORDER TO RECEIVE THE CASH CONSIDERATION FOR YOUR SHARES.

                                   Sincerely yours,

                                           /s/ H. Richard Johnson

                                          H. Richard Johnson

                                          /s/ W. Keith Kennedy, Jr.

                                          W. Keith Kennedy, Jr.

----------------------------------------------------------------------

 IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE COMPLETING YOUR PROXY CARD PLEASE
                                     CALL:
                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                          (212)929-5500 (CALL COLLECT)
                                       OR
                          CALL TOLL-FREE (800)322-2855
----------------------------------------------------------------------

                                     [LOGO]

                            WATKINS-JOHNSON COMPANY
                              3333 HILLVIEW AVENUE
                             STANFORD RESEARCH PARK
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-4141

                            ------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREOWNERS

                             ---------------------

TO THE SHAREOWNERS:


    A special meeting of the shareowners of Watkins-Johnson Company ("WJ") will be held on January 31, 2000 at 8:00 a.m., Pacific time, at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California, for the following purposes:


    - To consider and vote on a single proposal (the "WJ Merger Proposal") to approve and adopt both the "WJ Merger Agreement" and the "WJ Merger," as those two terms are defined below:

       -- "WJ MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of October 25, 1999 between WJ and FP-WJ Acquisition Corp. ("FP-WJ"), a newly-formed corporation wholly-owned by Fox Paine Capital Fund, L.P. (a private investment fund managed by Fox Paine & Company, LLC), providing for the WJ Merger.

       -- "WJ MERGER" means the merger of FP-WJ into WJ on the terms of the WJ
          Merger Agreement. In the WJ Merger, Fox Paine Capital Fund will become the controlling shareowner of WJ, a family trust of which Dean A. Watkins, WJ's Chairman and co-founder, is a co-trustee and beneficiary (the "Watkins Trust"), will remain a minority shareowner and each outstanding share of WJ common stock (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive $41.125 in cash.

    - To transact such other business as may properly come before the special meeting or any adjournments or postponements, including, if submitted, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

    The WJ Merger Proposal is more fully described in the proxy statement accompanying this notice. The proxy statement includes (as Appendix A) a copy of the WJ Merger Agreement and (as Appendix B) a copy of the related
Recapitalization Agreement.

    WJ'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE "FOR" THE WJ MERGER PROPOSAL.

    Only shareowners of record at the close of business on December 3, 1999 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of the meeting. The special meeting is subject to adjournment from time to time as the shareowners present in person or by proxy may determine.

    The affirmative vote of the holders of at least a majority of the outstanding shares of WJ common stock is necessary to approve the WJ Merger Proposal.

    If you sign and send back the accompanying BLUE proxy card with no contrary instructions, your shares will be voted at the special meeting "FOR" the WJ Merger Proposal and in the discretion of the proxy holders named in the proxy card on any other business that may properly come before the special meeting and any postponements and adjournments of the meeting including, if submitted, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the WJ Merger Proposal. (If you vote any of your shares against the WJ Merger Proposal, those shares will not be voted in favor of any adjournment motion submitted for that purpose.). If you attend the special meeting, you may withdraw your proxy and vote in person.

    Holders of WJ common stock who comply with the requirements of Chapter 13 of the California General Corporation Law are entitled to assert dissenters' rights with respect to the WJ Merger and to obtain payment of the "fair market value" of their shares on October 25, 1999 (the day before the first announcement of the WJ Merger Agreement) if the WJ Merger is completed provided, in general, that the holders of at least five percent of all outstanding shares file demands for payment in accordance with Chapter 13. A copy of Chapter 13 is attached as Appendix E to the proxy statement accompanying this notice.

    We appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors

                                          /s/ Claudia D. Kelly

                                          Claudia D. Kelly,
                                          SECRETARY


Palo Alto, California
December 31, 1999


    PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. OTHERWISE, UNLESS YOU ATTEND THE SPECIAL MEETING IN PERSON, YOUR SHARES WILL NOT BE VOTED IN FAVOR OF THE WJ MERGER PROPOSAL AND THIS WILL HAVE THE SAME EFFECT AS A "NO" VOTE.

                            WATKINS-JOHNSON COMPANY
                              3333 HILLVIEW AVENUE
                             STANFORD RESEARCH PARK
                          PALO ALTO, CALIFORNIA 94304

                            ------------------------


                                PROXY STATEMENT
                         SPECIAL MEETING OF SHAREOWNERS
                         TO BE HELD ON JANUARY 31, 2000


                            ------------------------

                              GENERAL INFORMATION


    WJ's Board of Directors is furnishing this proxy statement to the WJ shareowners in connection with a special meeting to be held on January 31, 2000 at 8:00, a.m., Pacific time, at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California. WJ's Board is soliciting the accompanying BLUE proxy, which is to be voted at the special meeting and any adjournments or postponements of the meeting.


    At the special meeting, WJ's shareowners will vote on the WJ Merger Proposal (as defined below).

    THE WJ BOARD:

    - HAS APPROVED THE WJ MERGER;

    - HAS DETERMINED THAT THE WJ MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, WJ AND ITS SHAREOWNERS; AND

    - RECOMMENDS THAT SHAREOWNERS VOTE "FOR" THE WJ MERGER PROPOSAL.

    WJ has not authorized any person to give any information or to make any statements about the WJ Merger Proposal other than those contained in, or incorporated by reference into, this proxy statement. Neither shareowners nor others should rely on any other information or statements as being authorized by WJ.


    The delivery of this proxy statement does not, under any circumstances, constitute a statement about WJ's affairs after the date of this proxy statement, nor that the included or incorporated information is correct as of any time after the date of this proxy statement. If any change occurs in that information prior to the date of the special meeting and WJ determines that, under applicable law, the change is material to shareowners in connection with their consideration and vote on the WJ Merger, WJ will either report the change in a filing with the Securities and Exchange Commission (see "WHERE YOU CAN FIND MORE INFORMATION ABOUT WJ" on page 82) or supplement this proxy statement, as it determines appropriate under the circumstances. WJ undertakes no obligation to update any of that information.


    The mailing address for WJ's executive offices is 3333 Hillview Avenue, Palo Alto, California 94304.


    The approximate date on which this proxy statement and the accompanying proxy card were first mailed to shareowners is December 31, 1999.



    The date of this proxy statement is December 31, 1999.


                               KEY DEFINED TERMS

    In this proxy statement:

    - "WJ" means Watkins-Johnson Company, a California corporation;

    - "WJ MERGER" means the merger of FP-WJ into WJ on the terms of the WJ Merger Agreement. In the WJ Merger, Fox Paine Capital Fund will become the controlling shareowner of WJ, the Watkins Trust will remain a minority shareowner and each outstanding share of WJ common stock (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive $41.125 in cash;

    - "WJ MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of October 25, 1999 between FP-WJ and WJ providing for the WJ Merger (a copy is attached to this proxy statement as Appendix A);

    - "WJ MERGER PROPOSAL" means the single proposal, to be considered and voted on at the special meeting, to approve and adopt both the WJ Merger Agreement and the WJ Merger;

    - "FP-WJ" means FP-WJ Acquisition Corp., a newly-formed California corporation formed by Fox Paine Capital Fund;

    - "FOX PAINE CAPITAL FUND" means Fox Paine Capital Fund, L.P., a private investment fund managed by Fox Paine;

    - "FOX PAINE" means Fox Paine & Company, LLC, which manages a number of investment funds, including Fox Paine Capital Fund;

    - "FOX PAINE INVESTORS" means (i) Fox Paine Capital Fund and (ii) other investors (described in the next sentence) that may be permitted by Fox Paine Capital Fund to purchase a minority equity interest in FP-WJ that would otherwise be purchased by Fox Paine Capital Fund in connection with the equity portion of the financing for the WJ Merger. Fox Paine Capital Fund may permit institutional investors and funds managed by Fox Paine, as well as individuals or entities having significant business relationships with WJ, to purchase a portion of the equity of FP-WJ that would otherwise be purchased by Fox Paine Capital Fund in connection with the financing of the WJ Merger. It is possible that such permitted investors could include one or more current shareowners of WJ (E.G., a vendor or customer that is also a WJ shareowner today) but Fox Paine has advised WJ that it is not currently aware of any such potential permitted investor. None of Dr. Dean A. Watkins, the Watkins Trust or any current directors, officers or employees of WJ will be offered the opportunity to purchase a portion of the FP-WJ equity Fox Paine Capital Fund has committed to purchase from FP-WJ. All other investors are expected to pay the same price per share for their FP-WJ shares as Fox Paine Capital Fund does. The participation of any such additional investors will not result in Fox Paine Capital Fund being the beneficial owner of less than a majority of the equity interests in either FP-WJ (before the WJ Merger) or WJ (afterwards);

    - "RECAPITALIZATION AGREEMENT" means the Recapitalization Agreement dated as of October 25, 1999 between WJ and the Watkins Trust (and acknowledged, as to certain provisions, by FP-WJ), which was entered into in connection with the WJ Merger Agreement (a copy is attached to this proxy statement as Appendix B);

    - "WATKINS TRUST" means the Watkins Trust dated September 19, 1988, of which Dr. Dean A. Watkins, WJ's Chairman and co-founder, is a co-trustee and beneficiary;

    - "TELECOMMUNICATIONS GROUP SALE" means WJ's sale of substantially all of its Telecommunications Group's assets to BAe Aerospace Electronic
      Systems Inc., for an estimated cash purchase price of $57.9 million, subject to adjustment, and BAe Aerospace's assumption of certain related liabilities of WJ, on the terms contained in the Telecommunications Group Sale Agreement, all as described in detail in WJ's proxy statement dated December 15, 1999; and

    - "TELECOMMUNICATIONS GROUP SALE AGREEMENT" means the Amended and Restated Purchase Agreement dated as of August 18, 1999 between WJ and
      Tracor, Inc. (with Marconi Aerospace Inc. as assignee of Tracor's rights and obligations under the Agreement), a copy of which was attached as Appendix A to WJ's proxy statement dated December 15, 1999 relating to the separate special meeting at which shareowners will be asked to vote on the Telecommunications Group Sale.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
GENERAL INFORMATION.........................................      1

KEY DEFINED TERMS...........................................      1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      5

QUESTIONS AND ANSWERS ABOUT THE WJ MERGER PROPOSAL..........      6

SUMMARY.....................................................      9
  Special Meeting...........................................      9
  Risks of the WJ Merger....................................      9
  Special Factors...........................................      9
    Background..............................................      9
    Parties.................................................     12
    The WJ Board's Reasons and Recommendations..............     13
    Opinion of WJ's Financial Advisor.......................     13
    Interests of WJ Management in the WJ Merger.............     13
    Purpose of the WJ Merger................................     15
    Structure of the WJ Merger..............................     15
    Financing...............................................     16
    Certain Effects of the WJ Merger........................     16
    Conduct of WJ's Business After the WJ Merger............     17
    Federal Income Tax Consequences.........................     17
    Accounting Treatment....................................     17
    Certain Litigation......................................     17
  The WJ Merger Agreement...................................     17
    Effective Time of the WJ Merger.........................     17
    Restrictions on Solicitations...........................     17
    Principal Conditions....................................     18
    Termination.............................................     19
    Termination Fee; Expenses...............................     19
    Surrender of Certificates; Payment for Shares...........     20
  Dissenters' Rights........................................     20
  WJ Selected Historical Consolidated Financial and Per
    Share Data..............................................     21
  WJ Selected Pro Forma Financial Data......................     22

RISKS OF THE WJ MERGER......................................     23

SPECIAL FACTORS.............................................     25
  Background of the WJ Merger...............................     25
  Parties...................................................     33
  The WJ Board's Reasons and Recommendation.................     33
  Position of Dr. Watkins and the Watkins Trust Regarding
    the Fairness of the WJ Merger to Other Shareowners......     41
  Opinion of WJ's Financial Advisor.........................     41
  Interests of WJ Management in the WJ Merger...............     46
  Purpose of the WJ Merger..................................     50
  Structure of the WJ Merger................................     51
  Financing.................................................     51
  Certain Effects of the WJ Merger..........................     53
  Conduct of WJ's Business After the WJ Merger..............     53

                                                                PAGE
                                                              --------
  Regulatory and Other Approvals and Consents...............     54
  Federal Income Tax Consequences...........................     54
  Accounting Treatment......................................     55
  Certain Projected Financial Information...................     55
  Certain Litigation........................................     57

THE SPECIAL MEETING.........................................     58
  Date, Time and Place......................................     58
  Purpose...................................................     58
  Who Can Vote..............................................     58
  How You Can Vote..........................................     58
  Vote Required; Quorum.....................................     58
  Revocation of Proxies.....................................     59
  Solicitation of Proxies; Expenses.........................     59
  Other Matters to be Acted On..............................     59

THE WJ MERGER AGREEMENT.....................................     60
  Effective Time of the WJ Merger...........................     60
  Conversion of Common Shares...............................     60
  Surrender of Certificates; Payment for Shares.............     60
  Treatment of Stock Options................................     60
  Representations and Warranties............................     61
  Conduct of the WJ Business before the WJ Merger...........     62
  Restrictions on Solicitations.............................     63
  Recommendation of the WJ Board............................     64
  Access to, and Confidentiality of, Information............     65
  Additional Covenants......................................     65
  Conditions to Closing.....................................     65
  Termination...............................................     67
  Termination Fee; Expenses.................................     68
  Employee Matters..........................................     69
  Amendments................................................     69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     70

MARKET PRICE INFORMATION FOR WJ COMMON STOCK................     72

PRO FORMA FINANCIAL INFORMATION.............................     73

DISSENTERS' RIGHTS..........................................     80

WHERE YOU CAN FIND MORE INFORMATION ABOUT WJ................     82

APPENDIX A--WJ Merger Agreement

APPENDIX B--Recapitalization Agreement

APPENDIX C--Opinion of CIBC World Markets Corp. dated
  October 25, 1999

APPENDIX D--Expected Material Terms of the Debt Financing

APPENDIX E--Chapter 13 of the California General Corporation
  Law

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This proxy statement contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not statements of historical fact (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words). Such statements are subject to risks, uncertainties and assumptions, including (but not limited to) those described in the WJ documents incorporated by reference into this proxy statement (see "WHERE YOU CAN FIND MORE INFORMATION" ABOUT WJ on page 82) and in the following sections of this proxy statement and the summaries of those sections appearing in "SUMMARY:"



    - "RISKS OF THE WJ MERGER" on pages 23 to 24;



    - "SPECIAL FACTORS--Background of the WJ Merger" on pages 25 to 33;



    - "SPECIAL FACTORS--The WJ Board's Reasons and Recommendation" on pages 33 to 41;



    - "SPECIAL FACTORS--Financing" on pages 51 to 53;



    - "SPECIAL FACTORS--Certain Projected Financial Information" on pages 55 to 56; and



    - "PRO FORMA FINANCIAL INFORMATION" on pages 73 to 79.

               QUESTIONS AND ANSWERS ABOUT THE WJ MERGER PROPOSAL

    THE FOLLOWING IS INTENDED TO ANSWER SOME OF THE QUESTIONS WE EXPECT YOU HAVE ABOUT THE TRANSACTION TO BE VOTED ON AT THE SPECIAL MEETING. IT IS NOT INTENDED AS A SUBSTITUTE FOR READING THIS ENTIRE PROXY STATEMENT.

                QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

1. Q:  WHAT SHOULD I DO NOW?

A: After carefully reviewing this proxy statement, indicate on your BLUE proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares are represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted FOR the WJ Merger Proposal. If you do not vote at all or you abstain, this will have the same effect as voting your shares against the WJ Merger Proposal.

2. Q:  WHEN IS THE SPECIAL MEETING?


A: The special meeting will take place on January 31, 2000, at 8:00, a.m., Pacific time. If you wish, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. If you do not attend the special meeting in person, we must receive your proxy card before the vote is taken in order for your shares to be counted.


3. Q: IF MY SHARES ARE HELD IN THE NAME OF MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: You should instruct your broker how you want your shares voted. Without instructions, your broker will not be able to vote your shares on the WJ Merger Proposal. Not voting is the equivalent of a "no" vote.

4. Q:  HOW DO I CHANGE MY VOTE?


A: Just complete, date and sign a new BLUE proxy card and mail it to our transfer agent. The new card must arrive before the vote is taken at the special meeting. Alternatively, you may come to the special meeting and vote your shares as you wish, whether or not you have already returned a proxy card. Additional information regarding the procedure for revoking a proxy appears on page 59.

5. Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the WJ Merger Proposal, how to vote your shares or any other matter relating to the special meeting, please call MacKenzie Partners, Inc., our proxy solicitors, at (800) 322-2855 (toll-free) or
(212) 929-5500 (call collect).

                        QUESTIONS AND ANSWERS ABOUT THE
                                   WJ MERGER

6. Q:  WHAT DOES THE WJ BOARD RECOMMEND?

A:  WJ'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE WJ MERGER.

7. Q:  WHY IS THE WJ BOARD RECOMMENDING THE WJ MERGER?

A: After we sold our Semiconductor Equipment Group in July 1999 and signed the Telecommunications Group Sale Agreement in August 1999, we continued to seek a buyer for the rest of the company. We gave the two competitive bidders remaining in our sale process an opportunity to submit their final offers. After reviewing these, we decided to negotiate exclusively with Fox Paine because we viewed its proposal as superior. These negotiations resulted in the signing of the WJ Merger Agreement on October 25, 1999.

    We believe the WJ Merger will maximize the value of that portion of WJ (including our Wireless Products Group and unsold real estate) that will remain after the Telecommunications Group Sale is completed and will eliminate the risks that we would otherwise face in operating the Wireless Products Group as a stand-alone public company.


    Additional information regarding the WJ Board's reasons for selecting the Fox Paine merger proposal appears on pages 33 to 41.

8. Q:  HOW WILL I BENEFIT FROM THE WJ MERGER?


A: When the WJ Merger is completed, you will be entitled to receive $41.125 in cash for each of your WJ shares. This amount is substantially above the price at which WJ shares traded for the three years preceding our March 1, 1999 announcement that we were pursuing a sale of WJ. Market price information for WJ shares since January 1, 1997 appears on page 72.


9. Q:  WHEN DO YOU EXPECT THE WJ MERGER TO BE COMPLETED?

A: We are working with Fox Paine to complete the WJ Merger as quickly as possible. Shareowner approval and the completion of Telecommunications Group Sale are both conditions to the WJ Merger. Other conditions must also be met, such as the completion of the debt financing (see Q.10). We hope to complete the WJ Merger as soon as possible after the special meeting and the closing of the Telecommunications Group Sale.

10. Q: WHAT ASSURANCE DO YOU HAVE THAT FOX PAINE WILL RAISE THE NECESSARY FINANCING?

A.  Fox Paine Capital Fund has told us it expects to need approximately
$301 million to finance the WJ Merger. It is raising the financing from four sources.

    - If the conditions to the transaction are met, the Fox Paine Investors will together contribute $50.8 million as an equity investment in FP-WJ and to purchase a portion of the preferred shares issued to the Watkins Trust under the Recapitalization Agreement. After considering Fox Paine's track record of closing transactions and receiving an equity commitment letter from Fox Paine Capital Fund, we expect that Fox Paine Capital Fund will have this money available from its own investors once the other conditions to the WJ Merger are satisfied.

    - CIBC World Markets (on behalf of one or more of its affiliates) has committed to provide to WJ, subject to the satisfaction of certain conditions, a $55 million secured credit facility (which may be syndicated among a wider group of lending institutions arranged by CIBC World Markets). WJ expects to borrow $40 million under this facility to help finance the WJ Merger. In light of the commitment letter from CIBC World Markets, as agent of the lending group, detailing the terms that will be included in the definitive loan agreement (which has not yet been negotiated or signed), we expect that WJ will likely be able to complete this borrowing.

    - Approximately $5 million will be financed by the Watkins Trust retaining an approximately 8.9% equity interest in the post-closing WJ under the Recapitalization Agreement instead of receiving the $41.125 per share cash price payable for all other WJ shares. This retained interest is designed to ensure that the WJ Merger is accounted for as a recapitalization of WJ for financial reporting purposes.

    - The balance of the required funds (approximately $205.2 million) will be supplied by our own cash, including the proceeds of the other divestitures and asset sales we completed in 1997 and 1999 and the Telecommunications Group Sale (which is why the completion of that transaction is a condition to the WJ Merger).

11. Q:  WHAT ARE THE TAX CONSEQUENCES OF THE WJ MERGER TO ME?


A: Your receipt of cash in the WJ Merger Agreement will be a taxable transaction for federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. Additional information regarding federal income tax consequences appears on pages 54 to 55. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE WJ MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

    RELATIONSHIP BETWEEN THE TELECOMMUNICATIONS GROUP SALE AND THE WJ MERGER

12. Q: WHAT ARE THE CONSEQUENCES OF SHAREOWNERS APPROVING ONE PROPOSED TRANSACTION BUT NOT THE OTHER AT THE TWO SEPARATE SPECIAL MEETINGS?

A: If shareowners approve the Telecommunications Group Sale at the separate special meeting scheduled for [date] and all other closing conditions are met, we will close the Telecommunications Group Sale regardless of whether shareowners approve the WJ Merger. This is because the closing of the Telecommunications Group Sale is NOT conditioned on the closing of the WJ Merger.


    However, the obligation of FP-WJ to complete the WJ Merger IS conditioned on the prior completion of the Telecommunications Group Sale, which cannot occur without shareowner approval. Accordingly, unless FP-WJ waives this condition and alternative financing is raised to replace the proceeds of the Telecommunications Group Sale, if shareowners do not approve the Telecommunications Group Sale the WJ Merger will not close, even if all the other conditions to the WJ Merger (including shareowner approval) are met.


13. Q: WHAT WILL HAPPEN IF THE TELECOMMUNICATIONS GROUP SALE CLOSES BUT THE WJ MERGER DOES NOT?

A: If the WJ Merger does not occur, WJ may continue to seek a buyer for the remainder of the company in a transaction that the WJ Board determines to be fair to, and in the best interests of, the shareowners. If we do not find another buyer for the remainder of the company by the time the Telecommunications Group Sale is completed or within a reasonable period after that, or if we decide not to look for another buyer, we may use some of our cash (including some of the net after-tax proceeds of the Telecommunications Group Sale and the other asset sales we completed in 1999), to purchase some (but not all) of the outstanding WJ shares.


    If the Telecommunications Group Sale closes but the WJ Merger does not, then WJ will remain a public company with its Wireless Products Group as its only business if we do not find another buyer or we decide to discontinue our efforts to sell WJ.

                                    SUMMARY

    The following is a summary of certain information contained or incorporated by reference into this proxy statement. This summary is not intended to be a complete statement of all material information concerning the WJ Merger Proposal. This summary is qualified by the more detailed information contained elsewhere in this proxy statement and the appendices, as well as by the incorporated information. PLEASE READ THE ENTIRE PROXY STATEMENT CAREFULLY.


    AT THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT RELATES, SHAREOWNERS ARE BEING ASKED TO VOTE ON THE WJ MERGER PROPOSAL BUT NOT ON THE TELECOMMUNICATIONS GROUP SALE. A SEPARATE SPECIAL MEETING HAS BEEN SCHEDULED FOR JANUARY 14, 2000 TO VOTE ON THE TELECOMMUNICATIONS GROUP SALE. IN CONNECTION WITH THAT SEPARATE SPECIAL MEETING, WE HAVE ALREADY SENT YOU ANOTHER PROXY STATEMENT DATED DECEMBER 15, 1999 AND A WHITE PROXY CARD. PLEASE READ THAT OTHER PROXY STATEMENT FOR DETAILED INFORMATION ABOUT THE TELECOMMUNICATIONS GROUP SALE. THAT INFORMATION IS NOT REPEATED IN THIS PROXY STATEMENT. TO VOTE ON THE WJ MERGER PROPOSAL AT THIS SPECIAL MEETING, PLEASE USE THE BLUE PROXY CARD.


                                SPECIAL MEETING


    DATE.  January 31, 2000.



    TIME.  8:00, a.m., Pacific time.



    PLACE.  Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California.


    PURPOSE.  To consider and vote on the WJ Merger Proposal.

    WHO CAN VOTE. Shareowners of record of WJ common stock at the close of business on the record date, which was December 3, 1999.


    VOTE REQUIRED. The affirmative vote of the holders of a majority of WJ's shares outstanding at the close of business on the record date is required to approve the WJ Merger Proposal. Abstentions, broker non-votes and proxies that are not received by WJ will have the effect of "no" votes except where the shareowner votes in person at the special meeting. (See "THE SPECIAL MEETING--Vote Required; Quorum" on pages 58 to 59.)


                             RISKS OF THE WJ MERGER


    In considering whether to approve the WJ Merger Proposal, WJ's shareowners should carefully consider the information in "RISKS OF THE WJ MERGER" on pages 23 to 24.


                                SPECIAL FACTORS

    BACKGROUND. After WJ sold its Semiconductor Equipment Group in July 1999 and signed the Telecommunications Group Sale Agreement in August 1999, WJ continued to seek a buyer for the rest of the company and, after negotiating with the two final competitive bidders, WJ gave them an opportunity to submit their final offers. After reviewing these, the WJ Board authorized senior management to negotiate exclusively with Fox Paine. These further negotiations resulted in the October 25, 1999 signing of the WJ Merger Agreement, a copy of which is attached as Appendix A.

    We have included the diagram on the next page to show WJ's component businesses and unused real estate assets that have been sold since October 1997 and those that are under contract to be sold, subject to shareowner approval and other conditions. We have selected October 1997 as the starting date for the diagram because, that month, we completed a significant divestiture by selling the defense-related portion of our Microwave Products Group as part of a plan to redeploy our assets into our other businesses. We have included the 1999 divestiture of our Semiconductor Equipment Group and sales of certain unused real estate because those transactions were the product of the WJ Board's ongoing review and evaluation of WJ's business. These were important developments in the background to the Board's February 1999 decision to pursue the sale of the ENTIRE company or ALL of its business components. That process led directly to the Telecommunications Group Sale Agreement and, later, to the WJ Merger Agreement.


    (See "SPECIAL FACTORS--Background Of The WJ Merger" on pages 25 to 33.)


                 [PLEASE TURN TO THE DIAGRAM ON THE NEXT PAGE]

                DIVESTITURES AND DISPOSITIONS SINCE OCTOBER 1997


[Diagram showing sales of the Defense-Related Portion of the Microwave Products Group (October 1997),* the Semiconductor Equipment Group's High Density Plasma intellectual property (March 1999),* the rest of the business of that Group (July 1999)* and real estate (various dates from December 1997 through October
1999),* the pending Telecommunications Group Sale**/*** and the pending WJ Merger]**



* These transactions were independent of WJ's sale process announced on March 1, 1999 (see pages 25 to 33).



** This transaction resulted from WJ's sale process announced on March 1, 1999 (see pages 25 to 33).


*** For information concerning the Telecommunications Group Sale, see WJ's proxy statement dated December 15, 1999.

    PARTIES. The parties to the WJ Merger Agreement are WJ and FP-WJ. The following information describes WJ, FP-WJ and related parties.


    - WJ: WJ is a corporation organized under the laws of the State of California. It has been in business since 1957. Its headquarters address is 3333 Hillview Avenue, Stanford Industrial Park, Palo Alto, California. Since divesting its Semiconductor Equipment Group on July 6, 1999, it has been operating and reporting its financial results in two business segments: the Telecommunications Group (which is to be sold to BAe Aerospace Electronics Systems, Inc., under the Telecommunications Group
      Sale), and the Wireless Products Group. (See the diagram on page 11 and "SPECIAL FACTORS -- Background of the WJ Merger". on pages 25 to 33.) The information that it files with the Securities and Exchange Commission can be obtained in the manner described under "WHERE YOU CAN FIND MORE INFORMATION ABOUT WJ" on page 82.


    - FP-WJ: a newly-organized California corporation formed by Fox Paine Capital Fund to participate in the WJ Merger. It will not have any significant assets or liabilities, or conduct any business, before the WJ Merger closes. After the WJ Merger, it will cease to exist and WJ will be controlled by Fox Paine Capital Fund.

    - FOX PAINE CAPITAL FUND: a private investment fund managed by Fox Paine. It has committed (subject to the satisfaction or waiver of the conditions to FP-WJ's obligation to complete the WJ Merger) to provide the equity financing for the WJ Merger and will be the controlling shareowner of WJ after the WJ Merger.

    - FOX PAINE INVESTORS: Fox Paine Capital Fund and other investors (described in the next sentence) that may be permitted by Fox Paine Capital Fund to purchase a minority equity interest in FP-WJ that would otherwise be purchased by Fox Paine Capital Fund in connection with the equity portion of the financing to be provided for the WJ Merger. Fox Paine Capital Fund may permit institutional investors and funds managed by Fox Paine, as well as individuals or entities having significant business relationships with WJ, to purchase a portion of the equity of FP-WJ that would otherwise be purchased by Fox Paine Capital Fund in connection with the financing of the WJ Merger. It is possible that such permitted investors could include one or more current shareowners of WJ (E.G., a vendor or customer that is also a WJ shareowner today) but Fox Paine has advised WJ that it is not currently aware of any such potential permitted investor. None of Dr. Dean A. Watkins, the Watkins Trust or any current directors, officers or employees of WJ will be offered the opportunity to purchase a portion of the FP-WJ equity Fox Paine Capital Fund has committed to purchase from FP-WJ. All other investors are expected to pay the same price per share for their FP-WJ shares as Fox Paine Capital Fund does. The participation of any such additional investors will not result in Fox Paine Capital Fund being the beneficial owner of less than a majority of the equity interests in either FP-WJ (before the WJ Merger) or WJ (afterwards).

    - FOX PAINE: Fox Paine manages investment funds (including Fox Paine Capital
      Fund) in excess of $500 million which provide equity capital to growth-oriented buyouts and company expansion programs. The participants in its managed funds (including Fox Paine Capital Fund) include the long-term equity arms of leading domestic and international public and corporate pension funds, endowments and financial institutions. The co-founders of Fox Paine are Saul Fox and Dexter Paine. They are also the managing members of Fox Paine Capital, LLC, which serves as the general partner of Fox Paine Capital Fund, and Mr. Paine is the sole director and executive officer of FP-WJ.

    - DR. DEAN A. WATKINS. Dr. Watkins is WJ's Chairman and co-founder, and has served as Chairman since 1967. He maintains his business office at WJ's executive offices in Palo Alto, California, and is a U.S. citizen.

    - THE WATKINS TRUST: A family trust of which Dr. Watkins, is a co-trustee and beneficiary. At present, the Watkins Trust is an approximately 3.7% shareowner of WJ. Immediately before the closing of the WJ Merger, the Watkins Trust will exchange its WJ shares for a new issue of WJ preferred shares and retain approximately half of those preferred shares until the closing (the balance will be sold to Fox Paine Capital Fund for $41.125 per share in cash--the same price that will be received by all non-dissenting holders of WJ common shares in the WJ Merger--before the closing). In the WJ Merger, the Watkins Trust's preferred shares will be converted into WJ common shares, representing approximately 8.9% of the then-outstanding shares. This percentage reflects the relative contributions of Fox Paine and the Watkins Trust to the post-closing equity of WJ (which will be reduced to $55.8 million from its pre-closing level of approximately $293 million because of the total amount paid to the holders of WJ common shares in the WJ Merger). The Fox Paine Investors will be contributing $50.8 million in equity capital for an approximately 91.1% equity interest in the post-closing company. The Watkins Trust will be "rolling over" 120,000 shares valued at $41.125 (the price to be paid in the WJ Merger), for a total contribution of approximately $5 million, or approximately 8.9% of the total post-closing equity. The retention of this equity interest in WJ by the Watkins Trust is designed to ensure that the WJ Merger is accounted for as a recapitalization of WJ for financial reporting purposes. Prevailing interpretations of the financial accounting standards governing the use of recapitalization accounting include a requirement for a "rollover" equityholder holding not less than 5-6% of the post-closing "recapitalized" company. As a conservative measure, FP-WJ preferred a rollover interest reasonably in excess of that amount but consistent with its goal of ensuring that the Fox Paine Investors would together hold a substantial majority economic and voting interest in WJ. The specific percentage was the product of arms'-length negotiation between Fox Paine and the Watkins Trust. (See "SPECIAL FACTORS--Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT" on pages 49 to 50).



    THE WJ BOARD'S REASONS AND RECOMMENDATION. On October 25, 1999, the WJ Board unanimously concluded that the WJ Merger maximized the value of the remainder of WJ and that the WJ Merger was fair to, and in the best interests of, WJ and its shareowners. This conclusion was unanimous except that Dr. Watkins did not participate in the deliberations or the vote because of the proposed retention of an equity interest in the post-closing WJ by the Watkins Trust. In arriving at its conclusion, the Board considered a number of factors. (See "SPECIAL FACTORS--The WJ Board's Reasons and Recommendations" on pages 33 to 41.)



    OPINION OF WJ'S FINANCIAL ADVISOR. The WJ Board has received an opinion from WJ's financial advisor, CIBC World Markets, as to the fairness, from a financial point of view, of the $41.125 per share cash consideration to be received in the WJ Merger by the holders of WJ common stock (other than the Watkins Trust, as to which CIBC World Markets was not asked to express an opinion). The full text of the written opinion of CIBC World Markets dated October 25, 1999 is attached to this proxy statement as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. THIS OPINION IS DIRECTED TO THE WJ BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE $41.125 PER SHARE CASH CONSIDERATION FROM A FINANCIAL POINT OF VIEW. THIS OPINION DOES NOT ADDRESS ANY OTHER TERMS OF THE WJ MERGER AGREEMENT OR ANY OTHER ASPECT OF THE WJ MERGER. THIS OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREOWNER AS TO ANY MATTER RELATING TO THE WJ MERGER. (See "SPECIAL FACTORS--Opinion of WJ's Financial Advisor" on pages 41 to 46.)



    INTERESTS OF WJ MANAGEMENT IN THE WJ MERGER. For additional information on the following matters, see "SPECIAL FACTORS--Interests of WJ Management in the WJ Merger" on pages 46 to 50.


    EXECUTIVE AGREEMENTS. Dr. W. Keith Kennedy, Jr., WJ's President and Chief Executive Officer, and Scott G. Buchanan, WJ's Executive Vice President, Chief Financial Officer and Treasurer, have agreed with Fox Paine that their employment by WJ will end following the WJ Merger. Accordingly, they will be entitled to change-in-control payments under their employment contracts following the closing. WJ estimates that these payments will total approximately $3,417,000 in the case of Dr. Kennedy and approximately $874,000 in the case of Mr. Buchanan.

    Malcolm J. Caraballo, the President of WJ's Wireless Products Group, is expected to become the president and chief executive officer of WJ if the WJ Merger is completed. When the WJ Merger closes, he will be entitled to receive, under his retention agreement with WJ, certain cash payments. WJ estimates that the payments will total approximately $395,000. In addition, if his employment with WJ ends after the WJ Merger under any of the circumstances included in his severance agreement as a termination entitling him to a change-in-control payment, he will be entitled to receive an additional payment. WJ estimates that this payment would total approximately $596,000 ($100,000 if he voluntarily terminated his employment without good reason between the 90(th) and the 120(th) day after 90 days of the closing).

    DIRECTORS' RETIREMENT PLAN. In July 1999, in light of the WJ Board's earlier decision to sell the company, the WJ Board adopted a resolution related to WJ's 1995 directors retirement plan. Under this resolution, if the WJ Merger closes before April 8, 2000, each outside director of WJ will be paid $27,000, which represents the total amount each outside director would have received under the retirement plan had he retired on April 8, 2000.


    SHARES AND STOCK OPTIONS.  Each of WJ's directors and executive officers has
(i) WJ shares which will be converted into $41.125 in cash in the WJ Merger and
(ii) WJ stock options which will be terminated in the WJ Merger in exchange for a cash payment equal to the amount by which $41.125 exceeds the exercise price. The amount that each of the directors and executive officers will receive for his WJ shares and options is stated on page 48.


    FP-WJ expects to cause WJ to offer the senior management of WJ's Wireless Products Group an opportunity for post-closing equity or equity-based participation in WJ, including performance-related incentive compensation. The scope, nature and terms of these equity arrangements have not been determined and the individual participants have not been identified at this time.

    INDEMNIFICATION. Under the WJ Merger Agreement, all of WJ's directors and officers will continue to be entitled to indemnification from WJ for their pre-closing actions to the fullest extent permitted by law. In addition, WJ is required to maintain, for six years after the WJ Merger, a directors' and officers' liability policy for their benefit, subject to a limit on the amount of annual premiums WJ is required to pay for the policy.

    THE RECAPITALIZATION AGREEMENT. The Watkins Trust currently owns approximately 3.7% of the outstanding WJ shares. The WJ shares held by the Watkins Trust when the WJ Merger closes will not be converted into cash. Instead, under the Recapitalization Agreement, those shares will be exchanged for new WJ convertible voting preferred shares before the closing. Fox Paine Capital Fund will then purchase all of those preferred shares in excess of 120,000 for the same $41.125 per share price to be paid to all non-dissenting holders of WJ common shares in the WJ Merger (a total payment of approximately $5.3 million, assuming that, before the exchange, the Watkins Trust does not dispose of any of its current 249,020 WJ common shares) and all of the newly-issued preferred shares will be converted into WJ common shares (which will be valued at the WJ Merger price of $41.125 per share, for a total value, in the case of the Watkins Trust, of approximately $5 million) in the WJ Merger. The new WJ common shares held by the Watkins Trust will represent approximately 8.9% of WJ's post-closing equity and the WJ Merger will not constitute a taxable event for the Watkins Trust as to those shares. WJ has agreed to indemnify the Watkins Trust for its costs and expenses in connection with certain kinds of proceedings brought in connection with the transactions provided for in the Recapitalization Agreement.

    Dr. Watkins did not participate in the Board's decision to approve the WJ Merger Agreement. He will not be a director, officer, employee or consultant of WJ following the WJ Merger.


    PURPOSE OF THE WJ MERGER. The purpose of the WJ Merger is to effectuate the acquisition of a majority of the equity of WJ by the Fox Paine Investors. WJ's reason for agreeing to this acquisition is to enable its shareowners to receive $41.125 per share in cash for their WJ shares. (See "SPECIAL FACTORS -- The WJ Board's Reasons and Recommendation" on pages 33 to 41 and "--Purpose of the WJ Merger" on pages 50 to 51.



    The purpose of the Recapitalization Agreement is to ensure that the WJ Merger will be treated as a recapitalization of WJ for financial reporting purposes by providing for the rollover, by the Watkins Trust as an existing equityholder, of a sufficient pre-closing equity interest in WJ to result in the Watkins Trust holding in excess of the percentage of the post-closing equity of the "recapitalized" WJ required by the prevailing interpretations of the financial accounting standards governing the use of recapitalization accounting. (See "PARTIES -- THE WATKINS TRUST" on page 13, "SPECIAL FACTORS -- The WJ Board's Reasons and Recommendation" on pages 33 to 41, "--Interests of WJ Management in the WJ Merger -- THE RECAPITALIZATION AGREEMENT" on pages 49 to 50 "--Purpose of WJ Merger" on pages 50 to 51 and "--Certain Effects of the WJ Merger" on page 53.)


    For a discussion of the Watkins Trust's reasons for entering into the Recapitalization Agreement and for Dr. Watkins, as co-trustee of the Watkins Trust, causing the Watkins Trust to enter into the Recapitalization Agreement,
see "SPECIAL FACTORS -- Purpose of the WJ Merger" on pages   to   .

    STRUCTURE OF THE WJ MERGER. The WJ Merger has been structured as a merger of FP-WJ into WJ in order to effectuate the acquisition of a marjority of the equity of WJ by the Fox Paine Investors in a manner that will not affect the continuing corporate existence and contractual arrangements of WJ.

    When the WJ Merger closes:

    - FP-WJ will cease to exist and WJ will continue in existence as the surviving corporation;

    - each then-issued and outstanding share of WJ common stock (except for any dissenting shares) will be converted into the right to receive $41.125 in cash (reduced by any applicable withholding taxes) and will not receive any further dividends or otherwise participate in, or benefit from, the future earnings or growth of WJ;

    - each share of FP-WJ will be converted into one WJ common share and these new WJ shares (which will be owned by the Fox Paine Investors) will, together with the shares referred to immediately below, represent approximately 91.1% of the then-outstanding WJ shares;

    - each preferred share originally issued to the Watkins Trust and then sold to Fox Paine Capital Fund immediately before the closing will be converted into one WJ common share; and

    - each preferred share still held by the Watkins Trust will be converted into one WJ common share and these new WJ shares will together represent approximately 8.9% of the then-outstanding WJ shares.


    (See "SPECIAL FACTORS--Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT," on pages 49 to 50, "--Structure of the WJ Merger" on page 51 and "--Certain Effects of the WJ Merger" on page 51, and "THE WJ MERGER AGREEMENT--Surrender of Stock Certificates; Payment for Shares" on page 60.)

    FINANCING. Fox Paine has advised WJ that it expects to need approximately $301 million to finance the WJ Merger, including transaction expenses (this estimate assumes that no WJ stock options outstanding on October 25, 1999 will have been exercised before the closing). This amount will be financed from four sources:

    - Fox Paine Capital Fund has committed to invest a total of $50.8 million (less any amount invested by the other Fox Paine Investors) as the equity portion of the financing, to be used to purchase shares of FP-WJ and to purchase a portion of the Watkins Trust's preferred shares under the Recapitalization Agreement;

    - CIBC World Markets (on behalf of one or more of its affiliates) has committed to provide to WJ, subject to the satisfaction of certain conditions, a $55 million secured credit facility (which may be syndicated among a wider group of lending institutions arranged by CIBC World Markets). WJ expects to borrow $40 million under this facility to help finance the WJ Merger (the remaining $15 million of the facility will be available to WJ for its post-closing working capital needs in the form of a revolving credit facility, although two letters of credit are expected to be issued against $6.1 million of this facility at the closing);

    - The Watkins Trust will contribute approximately $5 million in the form of existing WJ common shares which will not be converted into the $41.125 WJ Merger consideration but will become common shares of the post-closing company; and

    - WJ will provide the balance (approximately $205.2 million) from its cash on hand.

    The approximately $205.2 million of cash that WJ will need to provide in order to complete the financing will consist primarily of:

       -- the proceeds from the closing of the Telecommunications Group Sale;

       -- the net after-tax proceeds from the sale of WJ's former Semiconductor
          Equipment Group in July 1999, including that Group's pre-closing receivables to the extent collected by WJ;

       -- the net after-tax proceeds of the other divestitures and asset sales completed by WJ in 1999; and

       -- other cash on hand, including cash generated by continuing operations and not applied to pay operating or transaction expenses.


    (See "SPECIAL FACTORS--Financing" on pages 51 to 53.)



    The conditions to FP-WJ's obligation to close the WJ Merger include a condition that FP-WJ has received $55 million of debt financing for the WJ Merger and the other transactions contemplated by the WJ Merger Agreement, and to provide working capital to WJ after the WJ Merger, on terms no less favorable in the aggregate, in its reasonable judgment, than those contained in the commitment letter delivered by CIBC World Markets to FP-WJ in connection with the signing of the WJ Merger Agreement. (See "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATIONS TO CLOSE" on pages 66 to 67.)


    CERTAIN EFFECTS OF THE WJ MERGER.  Following the WJ Merger:

    - the pre-closing owners of WJ common shares will no longer have any continuing interest in WJ but will have the right to receive a cash payment of $41.125 (reduced by any applicable withholding taxes) for each share owned at the time the WJ Merger takes effect (or, if they satisfy the requirements of Chapter 13 of the California General Corporations Law, to exercise their statutory dissenters' rights);

    - WJ common shares will no longer be listed on the New York Stock Exchange and will no longer be publicly traded;

    - the registration of WJ shares with the Securities and Exchange Commission will be terminated and WJ will cease to file public reports; and

    - the WJ Board will consist entirely of directors designated by FP-WJ (who will not include Dr. Watkins or any of the other current directors).


    (See "SPECIAL FACTORS--Certain Effects of the WJ Merger" on page 53 and "DISSENTERS' RIGHTS" on pages 80 to 81.)


    CONDUCT OF WJ'S BUSINESS AFTER THE WJ MERGER--Fox Paine Capital Fund has advised WJ that:


    - its present intention is to conduct the business of WJ (I.E., the Wireless Products Group) substantially as it has been conducted in the past, after reflecting completed dispositions and the pending Telecommunications Group Sale;


    - following the WJ Merger, Malcolm J. Caraballo, who is currently President of WJ's Wireless Products Group, will be appointed president and chief executive officer of WJ;

    - it is FP-WJ's current expectation that substantially all of the current members of the management of the Wireless Products Group will be retained; and

    - Fox Paine Capital Fund will continue to evaluate WJ and will cause those changes it considers appropriate.


    (See "SPECIAL FACTORS--Conduct of WJ's Business after the WJ Merger" on page 53.)



    FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash by a WJ shareowner in the WJ Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. In general, for federal income tax purposes under current law, a WJ shareowner in whose hands the WJ shares are capital assets will recognize gain or loss equal to the difference between the shareowner's adjusted tax basis in each block of the shares converted to cash in the WJ Merger and the amount of cash received for those shares. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH WJ SHAREOWNER SHOULD CONSULT SUCH SHAREOWNER'S TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE WJ MERGER FOR SUCH SHAREOWNER. (See "SPECIAL FACTORS--Federal Income Tax Consequences" on pages 54 to 55.)



    ACCOUNTING TREATMENT. Fox Paine and WJ expect the WJ Merger and related transactions to be accounted for as a recapitalization of WJ for financial reporting purposes. It is a condition to FP-WJ's obligation to close the WJ Merger that no change in accounting rules has been made which, in FP-WJ's reasonable judgment following consideration with its accounting advisors, would prevent the WJ Merger from qualifying for this accounting treatment. (See "SPECIAL FACTORS--Accounting Treatment" on page 53 and "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67.)



    CERTAIN LITIGATION. Four purported class actions have been filed in California Superior Court alleging (among other things) that the WJ Board breached its fiduciary duty to shareowners in approving the WJ Merger Agreement. (See "SPECIAL FACTORS--Certain Litigation" on page 57.)


                            THE WJ MERGER AGREEMENT


    EFFECTIVE TIME OF THE WJ MERGER. The WJ Merger will become effective upon the filing of a certificate of merger with the California Secretary of State. The filing will be made after the closing, which is to take place on the later of January 5, 2000 or promptly after all conditions to the WJ Merger contained in the WJ Merger Agreement have been satisfied or waived or as otherwise agreed by the parties. (See "THE WJ MERGER AGREEMENT--Effective Time of the WJ Merger" on page 60.)


    RESTRICTIONS ON SOLICITATIONS. Pending the closing of the WJ Merger, WJ has agreed not to solicit any other offers or negotiate with other bidders for a sale or exchange of any material portion of WJ's assets or any equity interest in, or any business combination with, WJ or any of its subsidiaries other than the Telecommunications Group Sale. However, WJ is not precluded from providing information or entering into discussions or negotiations with an unsolicited bidder for the entire company that makes an unsolicited bona fide written proposal before the adjournment of the special meeting if:

    - the WJ Board determines in good faith, having been advised by counsel, that its failure to authorize such actions would constitute a breach of the Board's fiduciary duties to WJ shareowners under California law;

    - upon receipt of the proposal, WJ notifies FP-WJ of its intention to furnish the information or begin the discussions and includes a summary of the material terms of the proposal and the identity of the person making the proposal; and

    - before beginning discussions or providing information

       -- WJ determines, in good faith, after consultation with its financial advisors, that the financial value of the consideration in the alternative proposal exceeds the financial value of the WJ Merger consideration; and

       -- the financing of the alternative transaction, to the extent required, is then committed by a third party (this commitment may, in part, be made in reliance on the firm written commitments of third party lenders).


    (See "THE WJ MERGER AGREEMENT--Restrictions on Solicitations" on page 63).


    PRINCIPAL CONDITIONS. The obligations of both parties to complete the WJ Merger are subject to several conditions including:

    - WJ shareowner approval of the WJ Merger Proposal;

    - absence of any orders, laws or injunctions that may prohibit the WJ Merger or, as a result of the WJ Merger, would give rise to a "Company Material Adverse Effect" (as defined in the WJ Merger Agreement); and

    - receipt of an opinion concerning the solvency of FP-WJ, WJ and their respective affiliates, after giving effect to the WJ Merger and related transactions, from an independent firm that is expert in providing such opinions and is reasonably acceptable to both parties.

    In addition, each party's obligations to complete the WJ Merger is subject to several other conditions, including:

    - the truthfulness (both on October 25, 1999 and, with certain exceptions, at the closing) of the other party's representations and warranties in the WJ Merger Agreement; and

    - the other party's performance of all its pre-closing obligations under the WJ Merger Agreement with such exceptions as would not give rise to a "Company Material Adverse Effect" (in the case of the condition to FP-WJ's closing obligation) or a "Purchaser Material Adverse Effect" (in the case of the condition to WJ's closing obligation).

    Further, the obligations of FP-WJ to close the WJ Merger is also conditioned upon:

    - there not being shareowners seeking to perfect their dissenters' rights whose ownership exceeds 5% of the issued and outstanding WJ common stock;

    - receipt of all governmental and other consents, agreements, approvals and permits necessary for completion of the WJ Merger, except those consents and approvals which could not individually or in the aggregate have a "Company Material Adverse Effect" as defined in the WJ Merger Agreement;

    - the closing of the Telecommunications Group Sale;

    - FP-WJ's receipt of financing on terms and conditions that, in FP-WJ's reasonable judgment, are not less favorable to it than those contained in the commitment letter dated October 25, 1999 issued by CIBC World Markets (on behalf of one or more of its affiliates) in connection with the debt portion of the financing for the WJ Merger; and

    - the absence of a change in generally accepted accounting principles or any ruling, policy statement, rule, regulation or pronouncement by a governmental entity or authoritative accounting standards board or body, the effect of which would be to prevent the WJ Merger from qualifying for recapitalization accounting treatment in FP-WJ's reasonable judgment following consultation with its accounting advisors.


    (See "THE WJ MERGER AGREEMENT--Conditions to Closing" on pages 65 to 67.)


    TERMINATION.  Before the closing, WJ or FP-WJ may terminate the WJ Merger
Agreement:

    - with the written consent of the other party;

    - as a result of any non-appealable governmental action prohibiting the WJ Merger;

    - if shareowner approval of the WJ Merger Proposal is not received at the special meeting, except that WJ may not terminate on this ground if:

       -- the failure to obtain shareowner approval was caused by WJ's breach of the WJ Merger Agreement; or

       -- FP-WJ is permitted to terminate due to a change in the WJ Board's recommendation concerning the WJ Merger in a manner that is adverse to FP-WJ; or

       -- the WJ Board fails to recommend rejection of a tender or exchange offer made for at least 25% of WJ's shares

    - if the WJ Merger does not occur by January 31, 2000 or a later agreed-upon date (except that the right to terminate may not be exercised by a party that has willfully failed to perform its obligations under the WJ Merger Agreement);

    - if a representation or warranty of the other party is breached and cannot be cured prior to January 31, 2000 (or a later agreed-upon date) or has not been cured within 30 days after a notice of the breach.

    In addition, FP-WJ may terminate the WJ Merger Agreement if:

    - the WJ Board changes its recommendation of the WJ Merger Proposal in a manner adverse to FP-WJ; or

    - the WJ Board fails to recommend against a tender or exchange offer made for at least 25% of WJ's shares by a third party.

    In addition, WJ may terminate the WJ Merger Agreement if Fox Paine Capital Fund gives WJ written notice that it will not, or it otherwise becomes manifestly obvious that it has become unable to, fund FP-WJ as required under its equity commitment letter.


    (See "THE WJ MERGER AGREEMENT--Termination" on pages 67 to 68.)


    TERMINATION FEE; EXPENSES. WJ must pay FP-WJ a $13.25 million termination fee plus all FP-WJ's costs and expenses in connection with the Merger Agreement if the WJ Merger Agreement is terminated:

    - by FP-WJ based on a breach of a representation or warranty by WJ that cannot be cured prior to January 31, 2000 (or a later agreed-on date) or has not been cured within 30 days after notice of a breach and an alternative transaction is entered into by WJ during the twelve months following termination;

    - by FP-WJ because the WJ Board changes its recommendation of the WJ Merger in a manner adverse to FP-WJ;

    - by FP-WJ because the WJ Board fails to recommend rejection of a tender or exchange offer made for at least 25% of WJ's shares by a third party;

    - by WJ if WJ's Board decides to withdraw, modify or change its recommendation of the WJ Merger Proposal due to receipt of a superior alternative transaction; or

    - by either party if the WJ shareowners fail to approve the WJ Merger Proposal and an agreement for an alternative transaction is entered into by WJ during the twelve months following termination.

    If WJ is required to pay the $13.25 million termination fee plus FP-WJ's costs and expenses, receipt of the payment by FP-WJ constitutes its sole remedy.

    If either party terminates the WJ Merger Agreement because of the other party's breach, the breaching party must pay the terminating party's costs and expenses incurred in connection with the WJ Merger Agreement. In any other case of termination of the WJ Merger Agreement, each party must bear its own costs and expenses.


    (See "THE WJ MERGER AGREEMENT--Termination Fees; Expenses" on pages 68 to
69.)



    SURRENDER OF CERTIFICATES; PAYMENT FOR SHARES. Promptly after the closing of the WJ Merger, the paying agent designated by FP-WJ will send to each WJ shareowner (other than those shareowners holding shares as to which dissenters' rights are perfected) a letter advising as to the procedures for surrendering certificates representing shares of WJ common stock in exchange for the $41.125 in cash. The amount of cash actually paid to a WJ shareowner will be reduced by the amount of any applicable withholding taxes paid by WJ on behalf of such shareowner. WJ shareowners should not surrender their stock certificates until they receive the letter from the paying agent. (See "THE WJ MERGER AGREEMENT--Surrender of Certificates; Payment for Shares" on page 59.)


                               DISSENTERS' RIGHTS


    Under Chapter 13 of the California General Corporation Law, WJ shareowners who exercise their dissenters rights under California law (by voting against the WJ Merger Proposal and properly filing demands for appraisal prior to the shareowners' vote at the special meeting) will have the right to obtain cash for the "fair value" of their shares (exclusive of any appreciation or depreciation in anticipation of the WJ Merger) provided the holders of at least 5% of all outstanding shares of WJ common stock properly file demands and the WJ Merger is completed. However, if 5% or more of the outstanding WJ common shares properly file demands for appraisal, FP-WJ is not obligated to complete the WJ Merger. (See "DISSENTERS' RIGHTS" on pages 80 to 81.)

        WJ SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND PER SHARE DATA

    WJ derived the following selected historical financial data from its audited financial statements for the years 1994 through 1998 and unaudited interim financial statements for the nine months ended September 25, 1998 and September 24, 1999. In the opinion of WJ, the following unaudited information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the nine months ended September 25, 1998 and September 24, 1999. Results for interim periods should not be considered indicative of results for any periods or for the year.


    The following information is only a summary and should be read in conjunction with WJ's historical financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in WJ's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference in this Proxy Statement. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT WJ" on page 82.


                                            NINE MONTHS ENDED                         YEAR ENDED DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                          09/24/99     09/25/98       1998         1997         1996         1995         1994
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Sales..................................  $   98,311   $   75,910   $  115,219   $  104,817   $   76,683   $   62,123   $   65,794
Net income (loss) from continuing
  operations...........................      12,121        3,218        5,080        5,036       (6,335)      (3,184)       3,969
Net income (loss)......................  $   23,250   $  (50,920)  $  (49,208)  $   32,925   $    3,034   $   31,428   $   20,961

FINANCIAL POSITION:
Working capital*.......................  $  116,586   $  109,804   $   83,565   $  128,381   $   41,576   $   41,124   $   36,273
Total assets...........................     211,957      199,676      202,380      300,942      233,139      232,246      192,428
Long-term obligations..................       5,868       10,846        8,611       10,534       13,124       16,088       16,574
Shareowners' equity....................  $  156,131   $  145,944   $  133,679   $  220,987   $  195,005   $  191,253   $  149,626

PER SHARE DATA:
Basic average common shares............   6,576,000    8,122,000    7,737,000    8,258,000    8,265,000    7,938,000    7,425,000
Diluted average common shares..........   6,724,000    8,271,000    7,857,000    8,509,000    8,265,000    7,938,000    8,153,000
Basic net income (loss) per share from
  continuing operations................  $     1.84   $     0.40   $     0.66   $     0.61   $    (0.77)  $    (0.40)  $     0.53
Diluted net income (loss) per share
  from continuing operations...........        1.80         0.39         0.65         0.59        (0.77)       (0.40)        0.49
Basic net income (loss) per share......        3.54        (6.27)       (6.36)        3.99         0.36         3.96         2.82
Diluted net income (loss) per share....        3.46        (6.16)       (6.26)        3.87         0.36         3.96         2.57
Dividends per share**..................        0.36         0.36         0.48         0.48         0.48         0.48         0.48
Shareowners' equity (book value) per
  share................................  $    23.56   $    20.13   $    20.42   $    26.75   $    23.41   $    23.54   $    19.75

------------------------------

*Working capital does not include "Net assets of discontinued operations" of the defense-related portion of the Microwave Products Group, divested in 1997, and the Semiconductor Equipment Group, divested in July 1999.

**Paid quarterly

                      WJ SELECTED PRO FORMA FINANCIAL DATA


    WJ derived the following selected pro forma financial information from its unaudited pro forma combined condensed financial statements appearing under the caption "PRO FORMA FINANCIAL INFORMATION" on pages 73 to 79. The table should be read in conjunction with those statements and related notes.


    Although the Telecommunications Group Sale will not be voted on at the special meeting to which this proxy statement relates, the following information is being provided because the completion of the Telecommunications Group Sale is a condition to FP-WJ's obligation to close the WJ Merger but the completion of the Telecommunications Group Sale is not conditioned on the completion of the WJ Merger. Accordingly, it is possible that the Telecommunications Group Sale will close but the WJ Merger will not. The following information presents certain effects of the Telecommunications Group Sale on WJ's financial statements (as of the dates indicated in the next paragraph) assuming that the WJ Merger is not completed.

    The pro forma information below under the caption "Operating Results" presents certain effects of the Telecommunications Group Sale on WJ's financial statements assuming the transaction was completed on January 1, 1998. The pro forma information below under the caption "Financial Position" presents certain effects of the transaction on WJ's financial statements assuming the transaction was completed on September 24, 1999. The pro forma adjustments are based on available information and assumptions that WJ believes are reasonable at the time made. The pro forma amounts shown below are not necessarily indicative of
(i) WJ's actual financial position or results of operations if and when the proposed Telecommunications Group Sale is completed or (ii) the actual cash proceeds WJ will realize if the Telecommunications Group Sale is completed.

                                                                   UNAUDITED PRO FORMA AMOUNTS
                                                             ----------------------------------------
                                                                 YEAR ENDED        NINE MONTHS ENDED
                                                             DECEMBER 31, 1998    SEPTEMBER 24, 1999
                                                             ------------------   -------------------
                                                                          (IN THOUSANDS,
                                                                    EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Sales......................................................       $  63,568            $  63,740
Income from operations.....................................             198                2,821
Net income from continuing operations......................          14,493               10,290

Basic per share amounts:
Net income from continuing operations......................            1.87                 1.56

Diluted per share amounts:
Net income from continuing operations......................       $    1.84            $    1.53

Basic average shares outstanding...........................       7,737,000            6,576,000
Diluted average shares outstanding.........................       7,857,000            6,724,000

FINANCIAL POSITION:
Total assets...............................................                            $ 246,811
Long-term obligations and debt.............................                                5,868
Total shareowners' equity..................................                              180,547

                             RISKS OF THE WJ MERGER

        RISKS ASSOCIATED WITH THE TERMINATION FEE IN THE WJ MERGER AGREEMENT


    Under the WJ Merger Agreement, there are situations in which WJ would have to pay FP-WJ a termination fee of $13.25 million plus its transactional expenses in the event that the WJ Merger Agreement was terminated (see "THE WJ MERGER AGREEMENT--Termination Fee, Expenses" on pages 68 and 69).


    In some of these situations (for instance, if the WJ Board felt it necessary to change its recommendation of the WJ Merger in a manner adverse to FP-WJ), we would not necessarily have another buyer to help fund the payment. In other situations, our ability to find a buyer at an attractive price might be adversely affected by our obligation to make the payment (for instance, if our shareowners do not approve the WJ Merger Proposal and we enter into an agreement with another buyer within a year of the WJ Merger Agreement terminating, whether or not we close the other transaction).

    If we had to make this payment under circumstances where another buyer was not helping to fund it, this could adversely affect our operations as a stand-alone company, whether or not the Telecommunications Group Sale is completed.

   RISKS ASSOCIATED WITH THE DEBT PORTION OF THE FINANCING FOR THE WJ MERGER

    When a company borrows money to finance an acquisition of its own shares, there is a risk that, if the company defaults on the loan or the lender takes the collateral in a foreclosure proceeding, this may precipitate a voluntary or involuntary bankruptcy proceeding under federal law or a receivership proceeding under state law.

    In such a proceeding, an unpaid creditor, or the company's own trustee or receiver, could invoke the "fraudulent conveyance" provisions of federal or state law as a basis for seeking to recover payments that were made by the company within a specified period before the proceeding was instituted.


    WJ intends to borrow money from a lending group in connection with the WJ Merger. $40 million of this debt is expected to be used to help finance the WJ Merger itself, I.E., to help pay the $41.125 cash price for each WJ share and to pay for terminated stock options. This debt, together with any amount later borrowed under the $15 million revolving credit facility to be provided by the same lenders for WJ's post-closing working capital needs, will be secured by all of WJ's assets and will also be senior to other debt WJ may incur. (See "SPECIAL FACTORS--Financing" on pages 51 to 53.)


    There is a risk that WJ's post-closing operations will not generate sufficient revenue to service this debt and that WJ could default on its loan obligations. This could lead to the institution of a bankruptcy or receivership proceeding by WJ, the lenders or other creditors. In such a proceeding, if a court determined that the cash payments made to WJ's shareowners or optionees in the WJ Merger constituted a fraudulent conveyance, it could require some or all shareowners and optionees to repay all (or a portion) of the cash they received in the WJ Merger.

    To make such determination, the court would have to find that:

    - WJ was insolvent when the payment was made; or

    - WJ was rendered insolvent by the payment; or

    - WJ was engaged in a business or transaction for which its assets constituted unreasonably small capital; or

    - WJ intended to incur, or believed it would incur, debts beyond its ability to pay as they matured (we have no such intention or belief).

    The way in which "insolvency" is tested varies depending upon the law that is being applied. Under the most common test, WJ would be considered insolvent if the fair value of its assets was less than the amount of its total debts and liabilities or if it incurred debt beyond its ability to repay as the debt matures.

    It is a condition to the parties' obligation to close the WJ Merger that they receive an opinion from an independent expert confirming the solvency of FP-WJ, WJ and their respective affiliates after giving effect to the WJ Merger and related transactions, including the financing for the WJ Merger. While this kind of solvency opinion is often obtained in a leveraged merger transaction like the WJ Merger, there is a risk that a court would disagree with the opinion.

    There have been very few, if any, cases where the fraudulent conveyance laws have been applied to force shareholders to repay cash received by them in leveraged mergers involving public companies with which they were not affiliated and in which they did not play an active role. Moreover, a number of courts have held that payments made to shareholders of acquired companies through financial intermediaries are not recoverable under the fraudulent conveyance doctrine. Under these holdings, payments made to former WJ shareowners in the WJ Merger by the paying agent designated by FP-WJ would not be recoverable.

    Nevertheless, we cannot assure you of a favorable outcome if WJ defaults on the debt incurred to finance the WJ Merger, this precipitates a bankruptcy or similar proceeding and a claim is made in that proceeding to recover the payments made to you in the WJ Merger.

                                SPECIAL FACTORS

BACKGROUND OF THE WJ MERGER

       IN 1997, WJ DECIDED TO DIVEST THE DEFENSE-RELATED PORTION OF THE MICROWAVE PRODUCTS GROUP AS WELL AS ITS UNUSED REAL ESTATE

    In the fall of 1996, in the course of preparing WJ's five-year strategic plan and the related 1997 tactical operating plan, WJ's senior management determined that WJ should consider divesting the defense-related portion of its Microwave Products Group located in Palo Alto, California. Senior management believed that the prospects for growth in that business were low due to decreased Federal defense spending and a consolidation trend in the industry. Senior management also believed that the proceeds received in the divestiture would generate greater shareowner value if redeployed in WJ's other businesses.

    In presenting the 1997 tactical operating plan at a Board meeting on January 27, 1997, Dr. W. Keith Kennedy, Jr., WJ's President and Chief Executive Officer, proposed this divestiture and the Board authorized him to pursue it.

    As a further step to convert under-utilized assets into cash, the WJ Board authorized the sale of approximately 15 acres of land at WJ's San Jose facility and WJ's leasehold interest in approximately seven acres of land at its Palo Alto facility. In December 1997, an exchange of interests between WJ and its sublessor relating to a portion of the Palo Alto leased property resulted in a pre-tax gain of approximately $7.6 million for WJ. In January 1998, the San Jose land was sold for a pre-tax gain of approximately $15 million.

    During February and March 1997, WJ's senior management considered the most appropriate strategy for divesting the defense-related portion of the Microwave Products Group. In March 1997, WJ engaged an investment banking firm with which it had previously worked to act as its financial advisor for the divestiture (to distinguish this firm from CIBC World Markets, WJ's financial advisor in connection with the WJ Merger and other matters referred to below, this other firm is referred to as the "Other Investment Banking Firm"). On April 7, 1997, WJ publicly announced that WJ would divest this business if WJ received a price that reflected its intrinsic value and profit-making potential.

        IN OCTOBER 1997 WJ SOLD THE DEFENSE-RELATED PORTION OF ITS MICROWAVE PRODUCTS GROUP AND CONCENTRATED ON ENHANCING THE VALUE OF ITS REMAINING
                    BUSINESSES, PARTLY THROUGH ACQUISITIONS

    During the next several months, WJ's senior management and the Other Investment Banking Firm met with numerous potential buyers of the defense-related portion of the Microwave Products Group. The WJ Board was periodically updated on the status of this initiative. On August 19, 1997, the Board authorized the sale of this business (which had been contributed to a wholly-owned subsidiary) to whichever of the two remaining bidders offered more advantageous terms. On September 2, 1997, WJ entered into a definitive agreement to sell that subsidiary to Mentmore Holdings Corporation for total consideration of approximately $103 million. The transaction was completed on October 31, 1997.

    Following the Mentmore transaction, WJ's senior management continued to concentrate on enhancing the value of WJ's Semiconductor Equipment Group, the Telecommunications Group and WJ's Wireless Products Group (the new name for the remaining portion of the Microwave Products Group). As part of this initiative, WJ started to look for opportunities to apply the proceeds from the Mentmore transaction and the sale of undeveloped real estate to investments in each of these continuing businesses.

    In December 1997, WJ acquired the assets of the Microwave Semiconductor Division of Samsung Semiconductor, Inc. for aggregate consideration of $6 million. The acquisition provided WJ with increased capacity to manufacture gallium-arsenide field effect transistors. The Wireless Products Group sells these transistors as individual devices and also uses them in other products it manufactures.

    Between September 1997 and May 1998, WJ's senior management and the Other Investment Banking Firm attempted to identify strategic acquisitions or joint ventures that would increase the global competitiveness of the Semiconductor Equipment Group. However, all of the possible transactions that they considered would have diluted, rather than increased, WJ's earnings. The WJ Board has had a long-standing policy requiring that any acquisition must be accretive to WJ's earnings within a two year period from closing. In light of this policy, and having regard to its view that a dilutive acquisition would be particularly unattractive during a period when the market was (in the Board's opinion) undervaluing WJ's stock, WJ did not pursue these possible transactions.

       IN MAY 1998 WJ DECIDED TO EXPLORE THE POSSIBLE DISPOSITION OF ITS SEMICONDUCTOR EQUIPMENT BUSINESS AND CONCENTRATE ON ENHANCING THE VALUE OF ITS WIRELESS PRODUCTS AND TELECOMMUNICATIONS GROUPS

    On May 18, 1998, Dr. Kennedy made a presentation to the WJ Board on the business prospects for the Semiconductor Equipment Group in light of the lack of acquisition or joint venture opportunities that would have increased WJ's earnings. The WJ Board concluded that a disposition of the Semiconductor Equipment Group should be explored because, if it could be accomplished, WJ could concentrate its resources on the Telecommunications Group and the Wireless Products Group. Accordingly, in June 1998, WJ engaged the Other Investment Banking Firm to act as its financial advisor for such a possible transaction.

    During June and July 1998, WJ's senior management and the Other Investment Banking Firm explored a disposition of the Semiconductor Equipment Group. On July 27, 1998, Dr. Kennedy made a presentation to the WJ Board on the status of this initiative and potential uses of the proceeds. The Board agreed that the potential proceeds would be most productively used for acquisitions that would enhance the Telecommunications Group or the Wireless Products Group. Accordingly, WJ engaged CIBC World Markets in September 1998 primarily to assist in identifying a wireless components company that would add to WJ's earnings.

    On September 28, 1998, the President of the Wireless Products Group made a presentation to the WJ Board on that Group's business prospects. He explained that WJ was actively seeking acquisition candidates in the RF filter market as the ability to produce and integrate RF filters (an important device in setting the performance parameters of the Group's products) would be a strong addition to the Group's business. However, the outcome of this search was not successful as all of the potential acquisitions that WJ considered were viewed as dilutive to earnings.

    At the same September 28, 1998 meeting, Dr. Kennedy reported to the WJ Board on the expected strategy and configuration of WJ following a disposition of the Semiconductor Equipment Group. The Board asked Dr. Kennedy to prepare an analysis of various scenarios for further discussion.

    Also at the September 28, 1998 meeting, the WJ Board authorized the sale of the remaining portion of the San Jose facility on approximately 14.3 acres of land along with a 190,000 sq. ft. building in order to generate cash for investment in WJ's businesses. This property was sold in September 1999 for net proceeds of approximately $17.0 million.

       IN THE SECOND AND THIRD QUARTERS OF 1998, WJ RESPONDED TO
       DIFFICULT MARKET CONDITIONS BY RESTRUCTURING ITS SEMICONDUCTOR EQUIPMENT AND TELECOMMUNICATIONS GROUPS AND RESUMING A SIGNIFICANT STOCK REPURCHASE PROGRAM

    During the second and third quarters of 1998, in response to difficult market conditions, WJ's senior management and the management of WJ's Telecommunications Group together reviewed the market opportunities for the Telecommunications Group's major new product initiative, the Base(2) -TM-

Cellular Wireless Base Station. This review resulted in a decision to reposition the Telecommunications Group by discontinuing this product, resulting in a write-down of the associated assets that were included in the restructuring charge referred to below.

    During the third quarter of 1998, also in response to difficult market conditions, WJ's senior management and the management of WJ's Semiconductor Equipment Group reviewed that Group's market opportunities. This review resulted in a decision to reduce the size of the Semiconductor Equipment Group to match a lower level of forecasted revenue by reducing staff and inventory. Also as part of this reduction, WJ discontinued the Group's high-density plasma chemical-vapor-deposition product initiative, resulting in a write-down of the associated assets. The intellectual property related to this product was offered to potential buyers.

    In the third quarter of 1998, WJ incurred a restructuring charge because of the actions taken to reposition the Telecommunications Group and reduce the size of the Semiconductor Equipment Group. This restructuring resulted in a net loss from operations of approximately $54.4 million, or $6.93 per share, for that quarter.

    WJ's stock, which had been trading at a depressed value during 1998, further declined during the third quarter of that year. Acting on a prior authorization by the WJ Board, WJ increased the scope of its ongoing stock repurchase program. During the third quarter of 1998, the WJ Board increased the share repurchase authorization by 1,000,000 shares to a maximum of 3,500,000 shares. WJ completed the entire 3,500,000-share repurchase program by early December 1998.

    In June 1998, Fairchild Corporation approached WJ regarding Fairchild's potential interest in acquiring either WJ in its entirety or the Semiconductor Equipment Group. Subsequently, Dr. Kennedy met on two occasions with Fairchild's chairman, who expressed Fairchild's interest in general terms, without giving any indication of possible purchase prices. At the second of these meetings, on October 12, 1998, Fairchild's chairman advised Dr. Kennedy that Fairchild had acquired more than 5% of WJ's shares and would be reporting its ownership to the Securities and Exchange Commission in a Schedule 13D. On October 23, 1998, Fairchild and one of its wholly-owned subsidiaries filed a Schedule 13D with the Securities and Exchange Commission reporting the acquisition of approximately 7% of WJ's outstanding shares. In its filing, Fairchild reported that it had acquired the shares because it believed the market price of WJ's common stock did not adequately reflect the value of WJ's underlying business and assets. In addition, Fairchild reported that it had held discussions with WJ's senior management prior to the date of its filing regarding ways in which the value of WJ's shares might be enhanced, including the sale of all or part of WJ to Fairchild. Fairchild expressed particular interest in the Semiconductor Equipment Group. Over the course of the next approximately three months, Fairchild and WJ had preliminary discussions concerning a possible sale of the Semiconductor Equipment Group to Fairchild but in late January 1999 Fairchild advised WJ that Fairchild did not wish to continue the discussions. Subsequently, Fairchild filed amendments to its Schedule 13D reporting sales of its WJ shares that reduced its holdings to below the 5% reporting threshold.

       IN THE FOURTH QUARTER OF 1998, WJ BEGAN TO EXPLORE ALL STRATEGIC ALTERNATIVES INCLUDING THE POSSIBLE SALE OF WJ OR ALL OF ITS REMAINING BUSINESSES

    In the fourth quarter of 1998, WJ's senior management completed WJ's 1999 strategic plan and tactical operating plan. These plans contemplated the redeployment of certain assets, including the proceeds to be received from the possible disposition of the Semiconductor Equipment Group and unused real estate, into the business of the Wireless Products Group. However, in accordance with the WJ Board's desire to explore various alternate scenarios and in light of Fairchild's expressed interest in acquiring all or part of WJ, in November 1998 WJ expanded CIBC World Markets' role as WJ's financial advisor. In this expanded role, CIBC World Markets was engaged to advise WJ in connection with possible transactions in which third parties might acquire all or part of WJ (other than the possible disposition of the Semiconductor Equipment Group and the sale of the high density plasma-related intellectual property, for which the Other Investment Banking Firm had already been retained). CIBC World Markets, with the assistance of WJ's senior management, then began to evaluate WJ's strategic alternatives, including the possible sale of all of WJ or all of its remaining businesses.

    On November 23, 1998, the WJ Board received a presentation from Dr. Kennedy related to WJ's alternatives for increasing shareowner value over the long term, as well as the discussions with Fairchild. The Board also received a presentation from Heller Ehrman White & McAuliffe, WJ's general outside counsel, on various legal matters in connection with the Board's consideration of a possible sale of the entire company or its component businesses, as well as Fairchild's Schedule 13D filing.

    On December 10, 1998, the WJ Board reviewed with CIBC World Markets the status of the ongoing evaluation of WJ's strategic alternatives. At the same meeting, the Board amended WJ's shareholder rights plan to decrease from 15% to 10% the threshold level of common stock ownership that would trigger the issuance of share purchase rights dilutive to a non-Board approved acquirer. The Board also adopted bylaw amendments requiring that shareholder nominations to the Board and proposals for other business to be considered at annual shareowner meetings had to be received by WJ within a period of 45 to 75 days prior to the first anniversary of the prior year's meeting. The WJ Board concluded that these actions were critical to its ability to retain control over the process of selecting and implementing the best strategy to maximize shareowner value. In reaching this conclusion, the Board took into consideration the Schedule 13D filed by Fairchild in October 1998 and the possibilities that Fairchild might seek to pursue its stated interest in WJ on a non-negotiated basis and that the filing of the Fairchild Schedule 13D might prompt other parties to take unsolicited action in connection with a possible acquisition of WJ.

    In January 1999, WJ received a request from Sandera Partners, L.P., an investment partnership, to nominate two of Sandera's principals to the WJ Board. Sandera stated that it owned 2.5% of WJ's common stock. At a January 25, 1999 meeting, Dr. Kennedy described to the WJ Board his discussions with Sandera. He told the WJ Board that Sandera had stated its general opposition to the redeployment of WJ's assets and its belief that the Board should pursue a sale of WJ. The WJ Board concluded that Board representation for Sandera was not warranted by the size of Sandera's investment in WJ. The Board also decided to solicit proxies against the Sandera nominees if Sandera pursued its request in a formal bylaw notice.

    At the same January 25, 1999 meeting, the WJ Board also authorized WJ's senior management to oversee the preparation of proxy materials soliciting shareowner approval for amendments to WJ's articles and bylaws. These amendments would eliminate (i) 80% supermajority shareholder voting requirements for sales of WJ and various other corporate governance changes and (ii) 75% supermajority director voting requirements for amendments to the bylaws and various other corporate actions. WJ explained to its shareowners, in soliciting their approval of these amendments in its proxy statement dated March 17, 1999 issued in connection with the 1999 annual meeting, that the purpose of the proposed elimination of the 80% supermajority shareowner voting requirements was to prevent holders of a minority of its shares from having a "blocking" position with respect to important and fundamental matters, including the sale of all or substantially all of WJ's assets or a merger involving WJ, and thereby impede WJ's strategy of pursuing the sale of the company in its entirety or its component businesses. WJ also explained to shareowners in its proxy materials that the purpose of the proposed elimination of the 75% supermajority director voting requirements was to prevent a minority of directors (such as the Sandera designees, if they were nominated and elected) from creating deadlock on the WJ Board, thereby hampering the conduct of business and preventing action (such as approving a sale of WJ or one of its component businesses) that a majority of the directors believed to be in the best interests of shareowners. At the 1999 annual meeting, the shareowners approved the elimination of the supermajority shareholder voting requirements but the proposed elimination of the supermajority director voting requirements failed to obtain the required 80% shareowner vote.

    Also at the January 25, 1999 meeting, the WJ Board again reviewed with CIBC World Markets the status of the ongoing evaluation of WJ's strategic alternatives. The Board authorized WJ's senior management, with the assistance of CIBC World Markets, to prepare a confidential information memorandum for distribution to potential acquirers in the event the Board later decided to pursue a sale of all or part of WJ.

       ON FEBRUARY 10, 1999, SANDERA FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION SOLICITING PROXIES TO REPLACE THREE OF THE CURRENT DIRECTORS WITH THREE OF ITS OWN NOMINEES AT THE 1999 ANNUAL SHAREOWNERS MEETING.

    Throughout February 1999, WJ's senior management and CIBC World Markets continued to evaluate WJ's options for increasing shareowner value.

    On February 22, 1999, the WJ Board reviewed with senior management and Heller Ehrman White & McAuliffe a proposed sale of WJ's high density plasma-related intellectual property to Applied Materials, Inc. The Board authorized the sale and WJ completed it on March 31, 1999, for a total gain of approximately $9 million. The Board also reviewed with senior management and CIBC World Markets the ongoing preparation of a confidential memorandum in the event that the Board elected to pursue a sale of all or part of WJ.

       ON FEBRUARY 26, 1999 THE WJ BOARD DECIDED TO PURSUE THE SALE OF WJ IN ITS ENTIRETY OR ITS COMPONENT BUSINESSES AS THE BEST STRATEGY TO MAXIMIZE SHAREOWNER VALUE. THIS DECISION WAS PUBLICLY ANNOUNCED ON MARCH 1, 1999

    On February 26, 1999, the WJ Board again considered WJ's strategic alternatives. The Board concluded that the best strategy to maximize shareowner value was to pursue the sale of WJ in its entirety or as separate businesses rather than selling only certain businesses and assets. In reaching this conclusion, the Board took into consideration the fact that, in its view, WJ's stock was undervalued in the marketplace. The Board believed that the basic reason for this was that WJ was engaged in businesses with varying historical results and future prospects, and the market had difficulty in categorizing WJ's industry and identifying comparable companies for purposes of pricing WJ's stock. The Board also believed that, even if WJ's exploration of a possible disposition of its Semiconductor Equipment Group resulted in a sale of that business, this problem would likely continue because the increasing independence of the two remaining businesses (I.E., the Wireless Products Group and the Telecommunications Group) from each other would likely not be reflected in WJ's stock price. The Board also took account of the fact that there was increasing consolidation in the wireless industry generally and, since WJ had not been able to find accretive acquisitions to grow its business base and raise its stock price, shareowner value would be more effectively enhanced by WJ seeking to pursue a sale of itself (either in its entirety or as separate businesses) rather than continuing its search for accretive acquisitions. The Board was also concerned that if WJ sold either the Wireless Products Group or the Telecommunications Group, the remaining business would face significant competitive challenges as a stand-alone public company without an infusion of new capital.

    At the same February 26, 1999 meeting, Dr. Kennedy updated the Board on the progress of the disposition of the Semiconductor Equipment Group. He reported that, after discussions with interested parties, Silicon Valley Group, Inc. had emerged as the bidder with the most attractive proposal and he outlined the proposed terms of the transaction.

    On March 1, 1999, WJ filed proxy materials for the 1999 annual shareowners meeting with the Securities and Exchange Commission. On the same date, WJ publicly announced the WJ Board's conclusion that pursuing a sale was the best course of action for maximizing shareowner value. The announcement also reported the Board's opposition to the Sandera nominees. Later that day, Sandera withdrew its nominations.

    Over the next two months, WJ and Silicon Valley Group negotiated the terms of a sale of WJ's Semiconductor Equipment Group. On May 3, 1999, WJ announced that it had entered into a definitive agreement to sell the assets of the Group to Silicon Valley Group. The sale was completed on July 6, 1999 for total consideration (including the sale of associated real estate in Kawasaki, Japan, to Silicon Valley Group and the sale of associated real estate in Scotts Valley, California, which WJ sold to a third party on behalf of Silicon Valley Group) in excess of $70 million, including receivables retained by WJ and the assumption of the debt associated with the Japanese property by Silicon Valley Group.

       BETWEEN MARCH AND JULY 1999 A SUBSTANTIAL NUMBER OF POTENTIAL BIDDERS WERE APPROACHED ABOUT POSSIBLY PURCHASING ALL OR PART OF WJ AND THE BIDDING PROCESS NARROWED. MARCONI NORTH AMERICA EMERGED AS THE PREFERRED BIDDER FOR THE TELECOMMUNICATIONS GROUP AND A DEFINITIVE SALE AGREEMENT WAS SIGNED IN AUGUST 1999.

    Meanwhile, to implement the WJ Board's strategy regarding the rest of WJ, CIBC World Markets, at the direction of WJ, contacted approximately 99 potential bidders, including Fox Paine, to determine their interest in buying WJ in its entirety or its component businesses. Most of these potential bidders were selected through discussions between WJ senior management and CIBC World Markets, which were focused on identifying companies that--by reason of their current businesses, known or perceived expansion plans, reputations, track records, and financial resources--would likely be potentially interested in one or more of WJ's component businesses and capable of making and implementing attractive proposals. Other potential bidders were approached in response to their own indications of interest, received after WJ's public announcement that it was pursuing a sale process. Approximately 48 of those potential bidders signed confidentiality agreements with WJ and received the confidential information memorandum. Approximately 13 of those potential bidders indicated interest and received additional confidential information.

    During this process, it became clear from the responses of the interested parties that WJ would achieve greater value for shareowners by selling the Telecommunications Group and the rest of the company (principally the Wireless Products Group) in separate transactions because the high end of the ranges of value ascribed to WJ as an entirety by those bidders that expressed interest in acquiring the whole company (I.E., both the Wireless Products Group and the Telecommunications Group) were markedly lower than the sum of the high ends of the ranges of value ascribed to the Telecommunications Group by those bidders that expressed interest in acquiring only that Group and to the entirety of WJ excluding the Telecommunications Group by those bidders that expressed interest in acquiring WJ but did not want to own the Telecommunications Group. This was the case even after taking into account that WJ might have to pay taxes if it sold the Telecommunications Group for cash in an asset transaction whereas a sale of the entire company in a merger would not be taxable at the corporate level.

    On July 26, 1999, Dr. Kennedy made a presentation to the WJ Board on the status of the potential sale of WJ or its component businesses. He advised the WJ Board that WJ had received a total of eight formal bids, comprising two for WJ in its entirety, three for the Telecommunications Group and three for all of WJ excluding the Telecommunications Group. After Dr. Kennedy described the bids for the Telecommunications Group, the Board authorized WJ's senior management to negotiate a definitive agreement for the sale of the Telecommunications Group with BAe North America or, if those negotiations failed, with the other competitive bidder. Regarding the bids for all of WJ excluding the Telecommunications Group, Dr. Kennedy advised the WJ Board that one of the bids contemplated consideration consisting partly of cash and partly of a continuing publicly-traded equity interest in WJ, which would be combined with a business owned by the bidder. He explained to the Board the substantial uncertainty that existed as to the value of the equity portion of the consideration, which made it unlikely that the combined package would be comparable in total value to the approximately equal all-cash offers made by the other two bidders. The WJ Board authorized senior management to conduct parallel negotiations with both of those cash bidders.

    During the three weeks following the July 26, 1999 WJ Board meeting, WJ's senior management negotiated the definitive agreement for the sale of the Telecommunications Group with BAe North America while BAe North America completed its due diligence on the Telecommunications Group.

    At a meeting on August 17, 1999, the WJ Board reviewed with Dr. Kennedy and CIBC World Markets the results of the bidding process. The Board received presentations from Heller Ehrman White & McAuliffe and CIBC World Markets concerning the terms of the Telecommunications Group Sale Agreement that had been negotiated with Marconi North America. The Board authorized WJ to sign the Telecommunications Group Sale Agreement.

    On August 18, 1999, WJ entered into the Telecommunications Group Sale Agreement, which was publicly announced after the close of trading on the New York Stock Exchange.

  IN SEPTEMBER 1999 FOX PAINE MADE THE MOST ATTRACTIVE PROPOSAL FOR ALL OF WJ
                     EXCLUDING THE TELECOMMUNICATIONS GROUP


    At the same time that the negotiations with Marconi North America were proceeding for the sale of the Telecommunications Group, WJ senior management, with the assistance of CIBC World Markets, continued to pursue the sale of the rest of WJ. WJ's goal was to conclude an agreement in time to be able to complete a sale of the rest of WJ as soon as possible after the closing of the Telecommunications Group Sale. By around the time the WJ Board approved the Telecommunications Group Sale on August 18, 1999, one of the two remaining competitive bidders for WJ had advised WJ that its bid was being withdrawn as it was no longer interested in pursuing a transaction with WJ (this bidder had been verbally indicating potential interest at a price range of approximately $44 per share but, prior to withdrawing, it had never made a formal written proposal at that price or any other specific price and had not been able to provide WJ with any financing commitment for an acquisition of WJ). Accordingly, for approximately the next three weeks, negotiations were focused on the other competitive bidder, who at that time was proposing $43 per share contingent on (among other things) the sale by WJ of all of its real estate holdings at the prices WJ believed they should attract and expected to be offered. This bidder was also indicating that, in the event of any reduction in the expected proceeds from the sale of WJ's real estate holdings, its indicated price would be reduced dollar-for-dollar.



    Up until this time WJ had not been negotiating with Fox Paine regarding an acquisition of WJ because, although Fox Paine had received confidential information and expressed an interest at an earlier stage in the process, its indicated price range had been several dollars per share lower than the price ranges (indicated in the preceding paragraph) offered by the other bidders with which WJ had been negotiating. However, in the second week of September 1999 Fox Paine expressed renewed interest in an acquisition by its managed funds (in the form of a leveraged recapitalization merger) of control of WJ, excluding the Telecommunications Group, at an increased price which WJ believed could be comparable to the one remaining competitive bidder's price. Fox Paine and the other bidder both indicated that they were willing to pursue the negotiations only if WJ entered into an exclusive negotiation agreement. WJ then gave both bidders an opportunity to submit their final offers and both submitted bids in response. Fox Paine's bid was $42 per share, consistent with the price range WJ had expected from its discussions with Fox Paine, but the other bidder reduced its previous proposal from $43 to $41.50 per share.


    On September 27, 1999, Dr. Kennedy advised the WJ Board regarding the status of the negotiations. By the time of this meeting, it appeared to WJ senior management that Fox Paine had made the most attractive proposal for the whole of WJ excluding the Telecommunications Group because its proposal offered a higher per share price than the other bidder's; was conditioned on a substantially lower amount of debt financing; and contemplated a significant equity contribution as part of the financing arrangements in addition to WJ's own cash (in contrast, the other bid contemplated financing consisting entirely of debt and WJ's own cash). At the meeting, the Board authorized Dr. Kennedy to enter into an agreement for exclusive negotiations with either Fox Paine or, if those negotiations were unsuccessful, with the other bidder. Dr. Watkins told the Board he was abstaining on the vote to give Dr. Kennedy this authority because he was considering suggesting to Fox Paine that he might be willing to roll over the WJ shares beneficially owned by him so as to retain an equity interest in WJ instead of his WJ shares being converted into the cash merger price if Fox Paine was the successful bidder. Dr. Watkins also advised the Board that he would not participate in any of its further deliberations or votes regarding the sale of WJ, or receive any information on that subject, if discussions between him and Fox Paine began and for so long as they continued.


    Following the WJ Board meeting, on September 27, 1999, WJ and Fox Paine entered into an agreement for a 21-day exclusive negotiation period (subsequently extended). During the next several weeks, WJ senior management and Fox Paine negotiated the terms of the WJ Merger Agreement and Fox Paine conducted due diligence on WJ. Concurrently with those negotiations, Fox Paine pursued discussions with a CIBC World Markets team different from the financial advisory team advising WJ (see "Opinion of WJ's Financial Advisor" on pages 41 to 46) regarding the bank financing that CIBC World Markets was arranging for Fox Paine. During the same period, Dr. Watkins had separate negotiations with Fox Paine on the terms on which he might roll over his shares and retain an equity interest in WJ following the closing.



    On October 1, 1999, WJ announced that it completed the sale of one of its long-term lease interests in Palo Alto, California to Stanford University, resulting in approximately $54 million in pre-tax proceeds. Within a few days of this sale, it became clear to WJ that it would be able to sell its remaining Palo Alto leasehold interest only if it was willing to accept a price several million dollars less than the price WJ had earlier shared with Fox Paine and the other bidder as the price WJ believed the lease should attract and which it expected to be offered. When WJ shared this conclusion with Fox Paine in the course of their exclusive negotiations, Fox Paine lowered its price from $42 to $41.125 per share (the price ultimately included in the WJ Merger Agreement) but indicated that, at that price, it was willing to proceed with the negotiations without conditioning the closing of a transaction on the sale of that remaining lease. WJ took note of the fact that the other bidder, whose bid was to be financed solely by debt and WJ's cash, had conditioned its previous final bid of $41.50 per share on all of WJ's real estate, including this lease, being sold before the closing and had indicated that it would reduce its bid, dollar-for-dollar, to reflect any reduction in the prices realized by WJ from the sale of its real estate holdings below the prices expected by WJ. WJ concluded that if it invited the other bidder back into the bidding process and shared this conclusion with the other bidder, the other bidder would either withdraw or substantially reduce its earlier bid of $41.50 per share, in which event Fox Paine's reduced bid would continue to be superior for the reasons considered by the WJ Board when it had compared the two earlier bids on September 27, 1999 (I.E., the higher price of the Fox Paine bid, and the substantially higher debt component, and the absence of any equity component, in the other bid). Accordingly, WJ determined that there was a substantial risk that, in re-admitting the other bidder to the bidding process and terminating exclusive negotiations with Fox Paine, Fox Paine would withdraw its bid with no assurance that an acceptable price could be obtained from the other bidder. For these reasons, WJ decided that it was in the best interests of its shareowners to continue the negotiations with Fox Paine, with a view to reaching a definitive agreement as quickly as possible to preserve the benefits of Fox Paine's bid.


    On October 25, 1999, Dr. Kennedy reported to the WJ Board on the status of the negotiations with Fox Paine, and Heller Ehrman White & McAuliffe made a presentation to the WJ Board on the detailed terms that had been negotiated with Fox Paine. In addition, CIBC World Markets delivered to the WJ Board an oral opinion, confirmed by the delivery of a written opinion dated October 25, 1999, to the effect that, as of that date and based on, and subject to, the matters described in its opinion, the $41.125 per share cash consideration to be received in the WJ Merger by holders of WJ common stock (other than the Watkins Trust, as to which CIBC World Markets was not asked to express an opinion) was fair, from a financial point of view, to them. CIBC World Markets also reviewed with the Board the financial analyses that it performed in connection with its opinion. The Board (with Dr. Watkins not participating in the meeting or the vote) authorized WJ to sign the WJ Merger Agreement.

    Later on October 25, 1999, WJ entered into the WJ Merger Agreement with FP-WJ, which was the newly-formed entity organized by Fox Paine Capital Fund for the purpose of accomplishing the WJ Merger. The signing of the WJ Merger Agreement was publicly announced before the opening of trading on the New York Stock Exchange the next day.

PARTIES


    For a description of the parties to the WJ Merger Agreement, see "SUMMARY--Special Factors--PARTIES" on pages 12 to 13.


THE WJ BOARD'S REASONS AND RECOMMENDATION

    The following is a discussion of the factors considered by WJ's Board in making its decision to approve and recommend the WJ Merger and in concluding that it is fair to the WJ shareholders (other than the Watkins Trust, as to which the Board formed no view). That decision was unanimous except that Dr. Watkins did not participate in the deliberations or the vote because of the proposed retention of an equity interest in the post-closing WJ by the Watkins Trust. The following discussion is not intended to be exhaustive but it summarizes the material factors taken into account by the WJ Board in making its decision. The WJ Board did not assign any relative or specific weight as between those factors nor did it specifically characterize any factor as positive or negative (except as described below). Individual directors may have given differing weights to particular factors and may have viewed any single factor more positively or negatively than other directors.


    In view of the participation of the entire Board (except Dr. Watkins) in the decision to authorize exclusive negotiations with Fox Paine and in considering the WJ Merger and the presentations regarding it from WJ's outside legal and financial advisors, and because the entire Board (with the exception of Dr. Kennedy) consists of non-employee directors, the non-employee members of the WJ Board did not retain a non-affiliated representative to act solely on behalf of WJ's public stockholders in negotiating the transaction or to report on its fairness. The Board did not give any consideration to structuring the WJ Merger so that approval of at least a majority of the unaffiliated shareowners would be required because of the relatively low percentage of outstanding WJ shares (approximately 5.5%, including 3.7% held by the Watkins Trust) held by affiliates; this percentage was unlikely to have any meaningful impact on the outcome of the shareowner vote in light of the requirements of California law and WJ's Articles of Incorporation that a merger transaction such as the WJ Merger be approved by the affirmative vote of a majority of the outstanding shares (see "THE SPECIAL MEETING--Vote Required; Quorum" on pages 58 to 59).


    Throughout its deliberations, the WJ Board consulted with WJ's senior management and its legal and financial advisors.

    THE WJ BOARD RECOMMENDS THAT WJ SHAREOWNERS VOTE "FOR" THE WJ MERGER
PROPOSAL

THE DECISION TO RECOMMEND THE WJ MERGER RESULTED FROM THE WJ BOARD'S EVALUATION
  OF THE RESULTS OF THE BIDDING PROCESS THAT FOCUSED ON THE WIRELESS PRODUCTS
                          GROUP AFTER WJ ANNOUNCED THE
                    TELECOMMUNICATIONS GROUP SALE AGREEMENT


    The WJ Board's decision to approve the WJ Merger and recommend the WJ Merger Proposal stems from its decision on February 26, 1999 to pursue the sale of WJ in its entirety or its component businesses. For a discussion of the reasons for this decision, as well as a discussion of the Board's reasons for its subsequent selection of Fox Paine as the bidder with which WJ senior management should exclusively negotiate a definitive agreement for the acquisition of the entirety of WJ except the Telecommunications Group, see "Background of the WJ Merger" on pages 25 to 33.


    At its October 25, 1999 meeting, the WJ Board considered, with the assistance of Dr. Kennedy and CIBC World Markets, the results of the bidding process for WJ in its entirety exclusive of the Telecommunications Group (which was already under contract to be sold in accordance with the Telecommunications Group Sale Agreement). At that meeting, the WJ Board approved the WJ Merger Agreement. The Board concluded that Fox Paine's bid maximized the value of the Wireless Products Group and WJ's other assets (including the anticipated further collection of the pre-sale receivables of its former Semiconductor Equipment Group and the anticipated proceeds of the Telecommunications Group Sale, net of WJ's related tax obligations). The Board decided that the merger of FP-WJ into WJ on the terms contained in the WJ Merger Agreement was fair to, and in the best interests of, WJ and its shareowners.

    In reaching this decision, the WJ Board considered Fox Paine's bid in relation to all other bids received for the Wireless Products Group and for WJ in its entirety exclusive of the Telecommunications Group since the initiation of the sale process. The Board took into account the number of potential bidders that had been approached, the number that had submitted formal bids and the terms of those bids, as well as the fact that WJ's interest in selling the company in its entirety or its component businesses had been a matter of public record since March 1, 1999. The Board also noted that the signing of the Telecommunications Group Sale Agreement and WJ's intention to continue pursuing the sale of the rest of the company had been a matter of public record since August 18, 1999.

    The WJ Board recognized that all of the bids it had received for WJ in its entirety exclusive of the Telecommunications Group had contemplated some form of leveraged acquisition financed with substantial bank borrowings and WJ's own cash. The Board considered that the prospect of finding a buyer that was willing and able to finance a transaction from its own cash or other resources were remote and that WJ needed to be willing to accept a leveraged transaction--with a corresponding financing condition--as the best realistic alternative for providing shareowners with a cash acquisition of their shares.

 THE WJ BOARD CONSIDERED THE RISKS AND UNCERTAINTIES ASSOCIATED WITH OPERATING
                             THE WIRELESS PRODUCTS
                     GROUP AS A STAND-ALONE PUBLIC COMPANY

    The WJ Board took into account the possibility that if it did not approve the WJ Merger Agreement--which it viewed as offering the best transaction for the remaining company--WJ might not be able to find another buyer on acceptable terms before, or within a reasonable period after, the completion of the Telecommunications Group Sale. The Board concluded that, if the Telecommunications Group Sale was completed without WJ having entered into an agreement to sell the remainder of the company, both WJ and its shareowners would face several risks:

    - Uncertainty as to whether, or when, any of the net after-tax proceeds of the Telecommunications Group Sale (assuming that transaction was completed) or the earlier dispositions and asset sales would be directly received by shareowners.

    - The operational challenges and market price uncertainty that would confront WJ in operating its only remaining business--the Wireless Products Group--as a stand-alone public company, including:

       -- the need to reduce its expenses, with possible resulting disruption to its business and effects on its operating results and financial condition;

       -- the possibility that employees, including key personnel, might choose not to remain with WJ; and

       -- the competitive pressures it would face from several competitors in the wireless products business which are larger and have significantly greater resources.

    - The possibility that, to address these risks, WJ might decide to retain a substantial portion of the net after-tax proceeds of the Telecommunications Group Sale and the earlier completed dispositions and asset sales as working capital.

       -- This would reduce the amount available to buy back outstanding shares if WJ decided to authorize such a repurchase as a means of enabling shareowners to participate in some of the cash realized from the completed transactions in the absence of an acquisition of the entire company.

    - The fact that, even if WJ did authorize a share repurchase as an alternative to a sale of the remainder of the company, it was very unlikely that individual shareowners would be able to sell their entire holdings of WJ shares to WJ in any transaction of that kind.

    - The reduction in WJ's market capitalization that would result in any such repurchase.

       -- This could cause WJ's common stock to lose some of its current following among institutional investors and could also depress the market price of the stock or subject it to increased volatility.

    THE WJ BOARD ALSO CONSIDERED THE RISKS AND UNCERTAINTIES ASSOCIATED WITH
                                 PROLONGING THE
                                BIDDING PROCESS

    The WJ Board took into consideration the fact that WJ had been engaged in a public sale process for almost eight months, during which a substantial amount of senior management's time had been dedicated to the process. The Board was also aware of the fact that such a process is unsettling for employees and customers. In the Board's view, there was a substantial risk that prolonging the bidding process could adversely affect WJ's continuing business with no countervailing likelihood--having regard to the number of bidders already contacted, the level of interest expressed, the terms of the bids received and the public nature of the process--that a proposal superior to Fox Paine's would emerge in the near-term future or at all.

    Having regard to this risk, as well as the risks and uncertainties (discussed above) associated with operating the Wireless Products Companies as a stand-alone public company, the Board concluded that a cash acquisition by Fox Paine of all outstanding shares at a fair price, capable of being closed soon after the Telecommunications Group Sale, was a superior alternative to extending the bidding process and operating the Wireless Products Group as a stand-alone company for a potentially indefinite period.

   IN ADDITION TO THE RESULTS OF THE BIDDING PROCESS, THE WJ BOARD CONSIDERED
                            SEVERAL FACTORS RELATING
   SPECIFICALLY TO THE IDENTITY OF THE BUYER AND THE TERMS OF THE TRANSACTION

    The WJ Board also considered a variety of other factors, including the following:

    - The WJ Board's familiarity with the business, financial condition and prospects of the Wireless Products Group.


    - The detailed consideration the WJ Board had given, with assistance from senior management and investment bankers, to WJ's strategic alternatives over several years. This is discussed in "Background of the WJ Merger" on pages 25 to 33.



    - The provisions of the WJ Merger Agreement (see "THE WJ MERGER AGREEMENT" on pages 59 to 68).


       -- The WJ Board noted that these provisions had been vigorously negotiated at arm's-length between the two companies and their advisors. The Board concluded that these provisions were appropriate for a transaction like this and accommodated Fox Paine's wishes without subjecting the transaction, WJ or its shareowners to undue risk.

    - The cash consideration of $41.125 per share, which represented an approximately 30% premium over the trading price of WJ's stock the previous day.

       -- The WJ Board also noted that the $41.125 per share cash price represented an approximately 60% premium over the price at which WJ's stock had been trading immediately before the March 1, 1999 announcement of WJ's sale strategy and above the highest price at which WJ's stock had traded for the three years preceding that announcement.


       -- The WJ Board took note of the fact that, at certain stages in the bidding process, prices in excess of $41.125 per share had been indicated. However, the Board also took note of the preliminary and contingent nature of these indications. The Board also took into consideration the fact that after WJ had requested final bids from Fox Paine and the only other remaining competitive bidder, the other bidder's final bid ($41.50 per share) had been lower than Fox Paine's ($42 per share) and that the other bid had been expressly conditioned on a contingency (or dollar-for-dollar price reduction if the contingency was not met)--namely, the sale of WJ's remaining Palo Alto lease interest at the price WJ had expected to get--which was not capable of fulfillment and which was not part of the bid that Fox Paine made ($41.125 per share) when it learned that this contingency could not be met. (See "Background of the WJ Merger" on pages 25 to 33.) Accordingly, the Board concluded that Fox Paine's ultimate bid of $41.125 per share was the highest bid that was actually and realistically available.



        (See "MARKET PRICE INFORMATION FOR WJ COMMON STOCK" on page 72.)


    - The fact that CIBC World Markets rendered an opinion as to the fairness, from a financial point of view, to the holders of WJ common stock (other than the Watkins Trust, as to which CIBC World Markets was not asked to express an opinion) of the $41.125 per share cash consideration as of October 25, 1999.


       -- For a detailed discussion of the written opinion of CIBC World Markets and related financial analyses, including the assumptions made, matters considered and limitations on the review undertaken, see "Opinion of WJ's Financial Advisor" on pages 41 to 46. It is also important that you read the opinion itself, which is reproduced as Appendix C.

       -- The WJ Board took note of the fact that another team of CIBC World
          Markets personnel was assisting Fox Paine in connection with the debt portion of the financing for the WJ Merger. The Board also considered CIBC World Markets' commitment to use its customary procedures for maintaining separation between the two teams and the information provided to each team by the client it was representing. In light of this commitment, as well as the extensive nature of the assistance CIBC World Markets' advisory team had rendered to the Board and WJ senior management for more than a year (see "Background of the WJ Merger") and the Board's familiarity with the members of that team gained through numerous Board meetings, the Board concluded that the role of CIBC World Markets in assisting Fox Paine did not affect the reasonableness of the Board's reliance on the opinion of CIBC World Markets or the relevance of that opinion to the Board's decision.


    - Fox Paine's reputation, experience and track record of completing a number of substantial leveraged acquisitions of public companies, as well as the Board's receipt of commitment letters for both the equity and debt portions of the financing (see "Financing" on pages 51 to 53).


  THE WJ BOARD ALSO WEIGHED THE RISKS OF THE TRANSACTION AGAINST THE BENEFITS

    The WJ Board took into consideration the risks associated with the WJ Merger and concluded that the risks were substantially outweighed by the benefits.


    - The Board recognized that, as in every leveraged transaction of this nature, there was an inherent risk that the financing condition might not be satisfied (see "Financing" on pages 51 to 53 and "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67). However, the Board determined that this risk was acceptable.


       -- As to the equity portion of the financing, the WJ Board took into account the commitment letter furnished by Fox Paine Capital Fund, as well as the reputation and experience both of Fox Paine and its principals.

       -- As to the debt portion of the financing, the WJ Board took into account the fact that Canadian Imperial Bank of Commerce and CIBC World Markets had furnished a commitment letter. The Board recognized that a definitive loan agreement had not yet been negotiated or executed but concluded that the risk of such an agreement not being signed, or the funding not being provided, if the parties were otherwise in a position to proceed with the WJ Merger, was not substantial in light of the reputations, experience and track records of Fox Paine and the lenders.

       -- As to the portion of the financing to be provided by WJ's own cash, the WJ Board noted that WJ had kept on hand the net after-tax proceeds from the prior asset sales completed in 1999; that it had been successful in collecting those pre-closing receivables from its former Semiconductor Equipment Group that had become due since the sale and had kept these collections on hand also; and that WJ did not expect to spend any substantial amount of this retained cash on its continuing operations prior to the closing of the WJ Merger. The Board further took into account that satisfactory progress was being made in implementing the Telecommunications Group Sale.

       -- The WJ Board took into account, as noted above, that all of the bids received for WJ in its entirety, exclusive of the Telecommunications Group, contemplated leveraged transactions using substantial bank borrowings and WJ's own cash.

    - The WJ Board recognized that another risk inherent in every leveraged transaction of this nature was the fraudulent conveyance risk discussed in "RISKS OF THE WJ MERGER--Risks Associated with the Debt Portion of the Financing for the WJ Merger" on pages 23 to 24. However, the Board concluded that this risk was not high and was also acceptable.



       -- The Board took note of the uncertainties associated with the applicability of the fraudulent conveyance doctrine to claims attempting to recover merger payments from unaffiliated shareholders of acquired public companies (see pages 23 to 24).



       -- The WJ Board also took into account the fact that the closing of the WJ Merger was conditioned on the receipt of a solvency opinion (see "Financing--SOLVENCY OPINION CONDITION" on page 51 and "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE" on page 65).


       -- The Board also noted the fact that, of the total amount of financing to be raised for the WJ Merger and WJ's post-closing working capital requirements, approximately 17% was being provided in the form of equity (including the retained equity interest of the Watkins Trust), approximately 17% was being provided in the form of secured debt and approximately 66% was being provided in the form of WJ's cash on hand. The Board concluded that the approximately one-to-one debt-to-equity ratio of the post-closing company, together with Fox Paine's experience of managing its leveraged acquisitions, significantly reduced the risk that WJ would default on its obligations to its creditors.


    - The WJ Board recognized that the WJ Merger would be subject to a number of other conditions that would be beyond WJ's ability to satisfy (for a summary of those conditions, see "THE WJ MERGER AGREEMENT--Conditions to Closing" on pages 64 to 66).


       -- The WJ Board concluded that the risks of the WJ Merger not closing had been appropriately limited by the terms of the WJ Merger Agreement and the extensive due diligence investigation that Fox Paine had conducted.

       -- The Board, in reaching that conclusion, took into consideration Fox
          Paine's willingness to close without WJ having sold its remaining Palo Alto lease.


    - The WJ Board took note of the provision of the WJ Merger Agreement under which WJ would have to pay FP-WJ a termination fee of $13.5 million plus expenses if the WJ Merger Agreement was terminated under certain circumstances (see "THE WJ MERGER AGREEMENT--Termination Fee; Expenses" on pages 67 to 68).


       -- The WJ Board concluded that it was necessary to agree to these provisions (which Fox Paine had insisted upon) in order to induce Fox Paine to cause FP-WJ to sign the WJ Merger Agreement and that similar provisions were likely to have been insisted upon by any bidder as compensation for the loss of the transaction under the circumstances contemplated by this provision.

  THE WJ BOARD TOOK NOTE OF DR. WATKINS' INDIVIDUAL INTEREST IN THE WJ MERGER

    The WJ Board noted that:

    - The WJ common shares owned by the Watkins Trust (representing approximately 3.7% of the outstanding WJ shares on the date of the Board's deliberations) would not be converted into $41.125 in cash.

    - Rather, under the Recapitalization Agreement, these shares would be converted into WJ convertible voting preferred shares immediately before the closing of the WJ Merger. All of those preferred shares in excess of 120,000 would be purchased by Fox Paine Capital Fund at $41.125 (the same price at which all of WJ's common stock are being valued for purposes of the WJ Merger) and 120,000 of those preferred shares would be converted into WJ common shares, representing approximately 8.9% of WJ's post-closing equity.

    - As to the portion of its convertible voting preferred shares retained until the closing and converted into WJ common shares, the Watkins Trust would be deferring a taxable event whereas the WJ Merger would constitute a taxable event for other WJ shareowners.

    - The Watkins Trust was being afforded an investment opportunity in the post-closing company (including the potential benefits of a public offering of WJ's shares at some future time after the WJ Merger) that was not being afforded to other WJ shareowners.


    (See "SPECIAL FACTORS--Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT" on pages 49 to 50.)


    The WJ Board recognized (as did Dr. Watkins) that these arrangements created a potential conflict of interest between Dr. Watkins' role as the Chairman of the WJ Board and as a WJ shareowner. However, the Board concluded that these arrangements conferred significant benefits on the other WJ shareowners in connection with the WJ Merger Agreement and were acceptable in the context of the Board's goal of maximizing value for all shareowners through a transaction in which they could realize a fair cash price for their shares. The Board reached this conclusion for the following reasons:


    - Fox Paine had insisted that, if it was to commit to a transaction on the terms (including price) contemplated by the WJ Merger Agreement, the transaction had to qualify as a recapitalization of WJ for financial reporting purposes and FP-WJ had to be entitled not to close the WJ Merger if any change in accounting standards occurred before the closing that would, in its reasonable judgment, prevent the WJ Merger from being accounted for as a recapitalization of WJ (see "THE WJ MERGER AGREEMENT--Conditions to FP-WJ's Obligation to Close" on pages 66 to 67). The Board was aware that the prevailing interpretations of the financial accounting standards governing the use of recapitalization accounting include a requirement for a "rollover" equityholder holding not less than 5-6% of the post-closing "recapitalized" company. The Board was also aware of the fact that, through arms'-length negotiation between Fox Paine and the Watkins Trust, those parties had agreed that the Watkins Trust would roll over approximately half its pre-closing equity interest in WJ for a post-closing interest of approximately 8.9% (see "SUMMARY--Special Factors--PARTIES" on page 13.). The Board's view was that, by retaining, through the Watkins Trust, an approximately 8.9% equity interest in the post-closing company, Dr. Watkins was facilitating, on terms acceptable to Fox Paine and the Watkins Trust, a transaction that the Board had determined to be in the best interests of all other shareowners and the best bid from their perspective.


       -- Although none of the other bids received for WJ in its entirety, exclusive of the Telecommunications Group--including the other bid that the Board had viewed as competitive with Fox Paine's--had been conditioned on the availability of recapitalization accounting, the Board recognized that the availability of recapitalization accounting--and the fact that a "rollover" by an existing equityholder (I.E., the Watkins Trust), owning sufficient WJ shares to satisfy the prevailing interpretations of what was sufficient to ensure this accounting treatment--was one of the factors that Fox Paine had considered essential to enable it to make its proposal.

       -- The Board was also aware of the fact that none of the bids had offered the opportunity for WJ's shareowners to exchange their shares for securities in a tax-free reorganization and therefore the ability of the Watkins Trust to defer tax on the portion of its pre-closing equity interest that would be rolled over was not depriving the other shareowners of a similar opportunity.

    - Fox Paine had advised WJ that it was not willing to satisfy the requirements for recapitalization accounting by offering all shareowners the opportunity to retain a post-closing equity interest in WJ because such an offer might have resulted in WJ continuing to be a public company subject to the reporting and other requirements of the federal securities laws. Fox Paine had also advised WJ that it was not interested in any of its managed funds acquiring control of WJ unless WJ could be operated as a private company and without ongoing public reporting requirements.


    - By foregoing the $41.125 per share cash price on those shares that it was retaining, and investing in an illiquid security in a leveraged company that would be subject to the operational challenges which would confront WJ as a stand-alone wireless products company (see pages 34 to 35), the Watkins Trust was subjecting itself to a significant risk that WJ's other shareowners were not being asked to take.


    - Fox Paine had separately negotiated the terms of the Watkins Trust's equity participation with Dr. Watkins, who had not participated in the negotiations of the WJ Merger on behalf of WJ and had recused himself from the Board's vote on the decision to grant exclusive negotiation rights to Fox Paine and the Board's subsequent deliberations concerning, and decision whether to approve, the WJ Merger Agreement.

    - Dr. Watkins would not be a director, officer, employee or consultant of the post-closing company and would not be in a position to influence its conduct.

  THE WJ BOARD NOTED THAT WJ'S DIRECTORS AND EXECUTIVE OFFICERS WOULD RECEIVE
                                    PAYMENTS
                         AS A RESULT OF THE TRANSACTION


    The WJ Board took into consideration the fact that its directors and officers would receive certain payments as a result of the completion of the WJ Merger (see "Interests of WJ Management in the WJ Merger--EXECUTIVE AGREEMENTS," "--DIRECTORS' RETIREMENT PLAN," and "--SHARES AND STOCK OPTIONS" on pages 46 to
48). The Board concluded these payments would be a customary by-product of the WJ Merger rather than a reason for approving it; that they were appropriate under the circumstances; and that they did not detract from the benefits that shareowners would realize from the WJ Merger. In that regard, the Board noted that:


    - The severance and retention payments to be received by WJ's executive officers would be the result of agreements that had been entered into with the approval of the Board's Compensation Committee in order to secure the continued services of these key individuals during the period of inevitable uncertainty resulting from WJ's continued evaluation of its strategic alternatives.

    - The payments to be received under the directors' retirement plan would (as contemplated when the plan's acceleration feature had been earlier approved by the Board in light of the ongoing sale process) compensate the outside directors for the retirement plan benefits that would not become payable to them because they would all be leaving the Board at the closing of the WJ

      Merger, before the earliest date on which they could have become entitled to those payments upon retirement from the Board.

    - The payments that directors and executive officers would receive for their shares and stock options would be the same as all other shareowners and optionees would receive under the terms of the WJ Merger Agreement.

POSITION OF DR. WATKINS AND THE WATKINS TRUST REGARDING THE FAIRNESS OF THE WJ
  MERGER TO OTHER SHAREOWNERS


    Having recused himself from participation in WJ's negotiations with Fox Paine regarding the WJ Merger and the WJ Board's deliberations on the WJ Merger (see "Background of the WJ Merger" on pages 25 to 33), Dr. Watkins is making no recommendation to WJ shareowners as to whether to approve the WJ Merger Proposal. However, based on his review of this proxy statement and the reasons given by the WJ Board contained in this proxy statement for recommending that WJ shareowners approve the WJ Merger Proposal (which reasons Dr. Watkins adopts on behalf of himself and the Watkins Trust), and his own knowledge of WJ, Dr. Watkins believes that the WJ Merger is fair to the shareowners of WJ. He intends to vote the WJ shares held by the Watkins Trust in favor of the WJ Merger Proposal.


OPINION OF WJ'S FINANCIAL ADVISOR

    CIBC World Markets acted as WJ's exclusive financial advisor in connection with the process of pursuing the sale of WJ in its entirety or its component businesses (other than the sale of the Semiconductor Equipment Group). In that capacity, CIBC World Markets advised WJ in connection with the WJ Merger. On October 25, 1999, at a meeting of the WJ Board held to evaluate the proposed WJ Merger, CIBC World Markets rendered an oral opinion, which was confirmed by delivery of a written opinion dated October 25, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $41.125 per share cash consideration to be received in the WJ Merger by holders of WJ common stock (other than the Watkins Trust, as to which CIBC World Markets was not asked to express an opinion) was fair, from a financial point of view, to such holders.


    The full text of the written opinion of CIBC World Markets dated
October 25, 1999, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C and is incorporated into this proxy statement by reference. CIBC World Markets has consented to the inclusion of the full text of its written opinion as Appendix C to, and to the reference to that written opinion and its services as financial advisor to WJ contained in, this proxy statement. In giving this consent, CIBC World Markets does not admit that it comes within the category of persons whose consent is required under the Federal securities laws or the rules and regulations adopted by the Securities and Exchange Commission under those laws. CIBC World Markets also does not admit that, with respect to any part of this proxy statement, it is an "expert" within the meaning of that term under those laws, rules or regulations.


    THE OPINION OF CIBC WORLD MARKETS IS DIRECTED TO THE WJ BOARD AND ADDRESSES ONLY THE FAIRNESS TO THE HOLDERS OF WJ COMMON STOCK (OTHER THAN THE WATKINS TRUST, AS TO WHICH CIBC WORLD MARKETS WAS NOT ASKED TO EXPRESS AN OPINION) OF THE $41.125 PER SHARE WJ MERGER CASH CONSIDERATION FROM A FINANCIAL POINT OF VIEW. THE OPINION OF CIBC WORLD MARKETS DOES NOT ADDRESS ANY OTHER TERMS OF THE WJ MERGER AGREEMENT OR ANY OTHER ASPECT OF THE WJ MERGER. THE OPINION OF CIBC WORLD MARKETS DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREOWNER AS TO ANY MATTER RELATING TO THE WJ MERGER. THE FOLLOWING DISCUSSION OF THE OPINION OF CIBC WORLD MARKETS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with its role as WJ's financial advisor and in arriving at its opinion, CIBC World Markets:

    - reviewed an October 24, 1999 draft of the WJ Merger Agreement;

    - reviewed audited financial statements for WJ for the fiscal years ended December 31, 1997 and December 31, 1998;

    - reviewed unaudited financial statements for WJ for the six-month period ended June 25, 1999 and subsequent monthly periods ended September 24, 1999;

    - reviewed financial projections for WJ prepared by the senior management of WJ;

    - held discussions with the senior management of WJ and representatives of Fox Paine with respect to the business and prospects for future growth of WJ;

    - reviewed and analyzed publicly available financial data for companies with operations it deemed comparable to WJ;

    - performed a discounted cash flow analysis of WJ using assumptions of future performance provided to it by the senior management of WJ;

    - reviewed and analyzed publicly available information for transactions that it deemed comparable to the WJ Merger;

    - reviewed public information concerning WJ;

    - at the direction of WJ, approached and held discussions with third parties to solicit indications of interest in the acquisition of all or a part of WJ; and

    - performed other analyses and reviewed other information as CIBC World Markets deemed appropriate.

    In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with it by WJ and its employees, representatives and affiliates.

    With respect to forecasts of future financial condition and operating results of WJ provided to or discussed with CIBC World Markets, CIBC World Markets assumed, at the direction of the senior management of WJ, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the senior management of WJ.

    CIBC World Markets also assumed, with WJ's consent, that the Telecommunications Group Sale would be consummated in accordance with its terms and, to the extent relevant to its analysis, CIBC World Markets evaluated WJ after giving effect to that transaction.

    In addition, CIBC World Markets assumed, with WJ's consent, that in the course of obtaining the necessary regulatory and third party consents for the WJ Merger, no delay or restriction would be imposed that would have a material adverse effect on the contemplated benefits to WJ of the WJ Merger. Representatives of WJ advised CIBC World Markets, and CIBC World Markets further assumed, that the final terms of the WJ Merger Agreement would not vary materially from the terms set forth in the draft of the WJ Merger Agreement reviewed by CIBC World Markets. (WJ does not consider that there is any material variance between the final terms of the WJ Merger Agreement and the draft reviewed by CIBC World Markets.)

    CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities of WJ or its affiliated entities. CIBC World Markets did not express any opinion as to the underlying valuation, future performance or long-term viability of WJ, or the price at which shares of WJ common stock would trade after announcement of the signing of the WJ Merger Agreement or the closing of the WJ Merger.

    The opinion of CIBC World Markets was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances existing, and as could be evaluated by CIBC World Markets, on the date of its opinion. Although subsequent developments may affect its opinion, it does not have any obligation to update, revise or reaffirm its opinion. No other instructions or limitations were imposed by the WJ Board upon CIBC World Markets with respect to the investigations made or the procedures followed by CIBC World Markets in rendering its opinion.

    The following is a summary of the material financial analyses performed by CIBC World Markets in connection with its opinion to the WJ Board dated October 25, 1999:

    SELECTED COMPANIES ANALYSIS. CIBC World Markets compared financial and stock market information for WJ and the following eight selected publicly held companies in the wireless communications equipment industry, with particular focus on companies with a market capitalization of $300 million or less:

    -      Allen Telecom Inc.                     -      Powerwave Technologies, Inc.
    -      Aeroflex Inc.                          -      REMEC, Inc.
    -      Celeritek, Inc.                        -      Sawtek Inc.
    -      EMS Technologies, Inc.                 -      Spectrian Corporation

    CIBC World Markets reviewed enterprise values (calculated as equity market value, plus debt, less cash) as multiples of, among other things, estimated calendar years 1999 and 2000 revenues and earnings before interest, taxes, depreciation and amortization, commonly referred to as "EBITDA." CIBC World Markets also reviewed equity values as a multiple of estimated calendar years 1999 and 2000 net income. All multiples were based on closing stock prices on October 22, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for WJ were based on internal estimates of the senior management of WJ. Application of selected multiples of estimated calendar years 1999 and 2000 revenues, EBITDA and net income derived for the selected companies to corresponding financial statistics of WJ, and taking into account cash and cash equivalents of WJ as of September 24, 1999, indicated an implied equity reference range for WJ of approximately $34.34 to $45.25 per share, as compared to the WJ Merger consideration of $41.125 per share.

    SELECTED TRANSACTIONS ANALYSIS. CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following 10 selected transactions in the wireless communications equipment industry:

                       ACQUIROR                                              TARGET
    -----------------------------------------------  ------------------------------------------------------
        -      Cisco Systems, Inc.                       -      Clarity Wireless Incorporated
        -      Digital Microwave Corporation             -      Innova Corporation
        -      Tellabs, Inc.                             -      Coherent Communications Systems Corporation
        -      Digital Microwave Corporation             -      MAS Technology Limited
        -      DSC Communications Corporation            -      Celcore, Inc.
        -      REMEC, Inc.                               -      C&S Hybrid, Inc.
        -      REMEC, Inc.                               -      Magnum Microwave Corporation
        -      AMP, Incorporated                         -      M/A-Com, Inc.
        -      Aeroflex Inc.                             -      MIC Technology Corporation
        -      California Microwave, Inc.                -      Microwave Networks, Inc.

    CIBC World Markets reviewed enterprise values in the selected transactions as multiples of, among other things, estimated calendar year 1999 revenues and EBITDA, and equity values as a multiple of estimated calendar year 1999 net income. All multiples were based on publicly available information at the time of announcement of the relevant transaction. Application of selected multiples of latest 12 months revenues, EBITDA and net income derived for the selected transactions to estimated calendar year 1999 revenues, EBITDA and net income of WJ, and taking into account cash and cash equivalents of WJ as of September 24, 1999, indicated an implied equity reference range for WJ of approximately $37.99 to $45.60 per share, as compared to the WJ Merger consideration of $41.125 per share.

    DISCOUNTED CASH FLOW ANALYSIS. CIBC World Markets performed a discounted cash flow analysis to estimate the present value of the unlevered, after-tax free cash flows that WJ could generate during fiscal years 2000 through 2004, based on internal estimates of the senior management of WJ. The range of estimated terminal values for WJ was calculated by applying terminal value multiples ranging from 7.0x to 9.0x to WJ's projected fiscal year 2004 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 20.0% to 30.0%. After taking into account cash and cash equivalents of WJ as of September 24, 1999, this analysis yielded an implied equity reference range for WJ of approximately $38.07 to $46.83 per share, as compared to the WJ Merger consideration of $41.125 per share.

    LEVERAGED RECAPITALIZATION MERGER ANALYSIS. CIBC World Markets derived an implied per share reference range for WJ by performing a leveraged recapitalization merger analysis based on internal estimates of the senior management of WJ and estimated rates of return for a financial buyer. The analysis was performed assuming, among other things, a range of required rates of return to a financial buyer of approximately 25.0% to 35.0% and an EBITDA terminal multiple of 8.0x. This analysis indicated an implied equity reference range for WJ of approximately $39.30 to $41.70 per share, as compared to the WJ Merger consideration of $41.125 per share.

    OTHER FACTORS. In rendering its opinion, CIBC World Markets also reviewed and considered, among other things:

    - historical and projected financial data for WJ; and

    - historical market prices for the shares of WJ common stock and the relationship between movements in the shares of WJ common stock, movements in the common stock of the selected companies, movements in the S&P 500 Index and movements in the Nasdaq market.


    The above summary is not a complete description of the opinion of CIBC World Markets to the WJ Board or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. A copy of CIBC World Markets' written presentation to the WJ Board in connection with its opinion dated October 25, 1999 has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by WJ, Dr. Watkins and the Watkins Trust with the Securities and Exchange Commission and will be available for inspection and copying at the principal executive offices of WJ during regular business hours by any interested shareowner of WJ or representative of such shareowner who has been so designated in writing and may be inspected and copied, and obtained by mail, from the Securities and Exchange Commission (see "WHERE YOU CAN FIND MORE INFORMATION ABOUT WJ" on page 82).


    The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Accordingly, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors it considered, without considering all analyses and factors it considered, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of WJ. No company, business or transaction used in the analyses as a comparison is identical to WJ or the WJ Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

    The estimates contained in the analyses of CIBC World Markets and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the analyses and estimates of CIBC World Markets are inherently subject to substantial uncertainty.

    The type and amount of consideration payable in the WJ Merger were determined through negotiation between WJ and Fox Paine. Although CIBC World Markets provided financial advice to WJ during the course of negotiations, the decision to enter into the WJ Merger Agreement was solely that of the WJ Board. The opinion and financial analyses of CIBC World Markets were only one of many factors considered by the WJ Board in its evaluation of the WJ Merger and should not be viewed as determinative of the views of the WJ Board or senior management with respect to the WJ Merger or the consideration payable in the WJ Merger.

    WJ selected CIBC World Markets based on its reputation, expertise and familiarity with, and prior work for, WJ, having interviewed both CIBC World Markets and several other prominent investment banking firms for the purpose of deciding which firm to engage to assist WJ in evaluating its strategic alternatives. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of WJ and affiliates of Fox Paine for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Affiliates of CIBC World Markets have, in the past two years, provided financial advisory services to WJ and CIBC World Markets is currently providing financial services to WJ in connection with the WJ sale process. CIBC World Markets and its affiliates have, in the past two years, provided financial services to Fox Paine and its affiliates with respect to matters unrelated to the WJ Merger, for which services CIBC World Markets and such affiliates have received and will receive compensation. CIBC World Markets is also participating, through a different team, in the financing of the WJ Merger by providing a portion of the debt financing as a principal and arranging the syndication of the loan. In connection with the negotiations between WJ and Fox Paine that led to the signing of the WJ Merger Agreement, CIBC World Markets confirmed to WJ that it would maintain separate teams to advise WJ and Fox Paine in accordance with its normal and customary procedures for establishing confidentiality with respect to information obtained from each client or otherwise in the course of each team's respective assignment. Based on this confirmation, WJ consented to CIBC World Markets, simultaneously providing, through its separate teams, services to WJ with respect to the WJ Merger and services to Fox Paine with respect to the debt financing. The services of CIBC World Markets to Fox Paine in connection with the WJ Merger were limited to its services in relation to the financing.

    The total compensation payable to CIBC World Markets in connection with the WJ Merger is approximately $3.9 million (exclusive of (i) the total fees of $800,000 CIBC World Markets has previously received from WJ for its financial advisory services in connection with the WJ sale process, including the Telecommunications Group Sale, and (ii) an annual administrative fee CIBC World Markets will receive from WJ, as the successor to FP-WJ's obligations in the WJ Merger, in connection with the debt financing arranged for Fox Paine). This amount includes both:

    - the aggregate financial advisory fee payable by WJ for the services of CIBC World Markets as WJ's financial advisor in connection with the WJ Merger, which are payable pursuant to a fee agreement negotiated with WJ in November 1998; and

    - the financing and commitment fees payable by WJ (as the successor to FP-WJ in the WJ Merger) relating to the debt financing services provided to Fox Paine in connection with the WJ Merger, which are payable pursuant to a fee agreement negotiated with Fox Paine and entered into with FP-WJ.

    In addition, WJ has agreed to reimburse CIBC World Markets for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, in connection with its engagement as WJ's financial advisor and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, that engagement. FP-WJ (whose obligation will become WJ's, as the surviving corporation in the WJ Merger) is obligated to provide corresponding reimbursement and indemnification to CIBC World Markets in connection with its services to FP-WJ related to arranging the debt portion of the financing for the WJ Merger. Except for the fees and expense reimbursement referred to in the two preceding paragraphs, WJ has not paid CIBC World Markets or any of its affiliates any amounts in connection with services rendered by CIBC World Markets in the past two years.

INTERESTS OF WJ MANAGEMENT IN THE WJ MERGER

    EXECUTIVE AGREEMENTS. Dr. W. Keith Kennedy, Jr. WJ's President and Chief Executive Officer, has a three-year employment agreement with WJ restated as of July 9, 1999. This agreement includes a provision that in the event of a change in control of WJ, (which would include the WJ Merger) he will have the right to terminate the agreement: (i) for any reason within 120 days of the occurrence of the change in control or (ii) for "good reason," which generally includes a substantial alteration in the terms of his employment, at any time after such 120-day period until March 2001. Upon his termination under either of those circumstances, he is entitled to receive:

    - an amount equal to (i) the compensation that would be payable for the balance of the contractual term (which runs though March 2001) plus six months additional compensation, and (ii) 299.99% of his base compensation under the agreement; and

    - 36 months of pre-paid disability, accident, group life, medical and dental benefits.

    Dr. Kennedy has agreed with FP-WJ that his employment by WJ will end once the WJ Merger is completed. WJ estimates that the total amount he will receive under his employment agreement if the WJ Merger Agreement closes on January 31, 2000 (in addition to pre-paid benefits) will be approximately $3,417,000, which is required by his agreement to be deposited into escrow seven days before the closing and paid to him immediately following the closing

    Scott G. Buchanan, WJ's Executive Vice President, Chief Financial Officer and Treasurer, has a severance agreement with WJ restated as of July 9, 1999. This agreement gives him the right to treat the occurrence of a "triggering event" as a material breach of the agreement and terminate his employment for any reason within 120 days of a change in control. A "triggering event" includes: (i) a change in control of WJ (which would include the WJ Merger) while he is still an employee of WJ or (ii) a change in control of WJ after his employment with WJ is terminated by (A) WJ for any reason other than death, disability or cause or (B) by him for good reason, and in each case such termination is in anticipation of a change in control. In addition, he may terminate his employment for "good reason" at any time before the second anniversary of a change in control. Upon the termination of his employment under any of these circumstances, he is entitled to receive:

    - an amount equal to 299.99% of his base compensation under the agreement;
      and

    - 36 months of prepaid disability, accident, group life, medical and dental benefits.

    Mr. Buchanan has agreed with FP-WJ that his employment by WJ will end once the WJ Merger is completed. WJ estimates that the total amount he will receive under his severance agreement if the WJ Merger Agreement closes on January 31, 2000 (in addition to pre-paid benefits) will be approximately $874,000, which is required by his agreement to be deposited into escrow seven days before the closing and paid to him immediately following the closing.


    In connection with the March 1, 1999 announcement of the WJ Board's decision to pursue the sale of WJ in its entirety or its component businesses (see "Background of the WJ Merger" on pages 25 to 33), WJ adopted a retention program for its employees, to allay the uncertainty likely to be caused by the announcement and to encourage them to stay with WJ during the sale initiative. In the case of Malcolm J. Caraballo, the President of the Wireless Products Group, this retention program was implemented by a letter agreement dated
May 7, 1999. When the WJ Merger closes, Mr. Caraballo will receive certain payments under his retention agreement. WJ estimates that the total amount
Mr. Caraballo will receive under his retention agreement when the WJ Merger closes will be approximately $395,000 (including a transfer bonus if he remains an employee, which is expected since Fox Paine has designated him to serve as the president and chief executive officer of WJ following the WJ Merger).


    In addition to his retention agreement Mr. Caraballo has a severance agreement with WJ dated September 28, 1998, which provides that if, within three years after a change in control (which would include the WJ Merger), Mr. Caraballo is terminated other than for death, disability or cause, or suffers a substantial alteration in the terms of his employment and terminates his own employment because of such alteration, WJ is obligated to pay him an amount equal to 299.99% of his yearly base compensation plus six months of health benefits. In addition, Mr. Caraballo has the right to terminate his employment after 90 days and within 120 days of the change in control and receive from WJ one-half of the amount set forth in the preceding sentence. Although Mr. Caraballo is expected to remain with WJ after the WJ Merger, if, within three years after the WJ Merger, he becomes entitled to a payment under his severance agreement, the amount will be reduced, dollar-for-dollar, by the total amount received under his retention agreement. WJ estimates that if his severance agreement was triggered after the closing of the WJ Merger, Mr. Caraballo would receive an additional $596,000 ($100,000 if he voluntarily terminated his employment without good reason between the 90(th) and the 120(th) day after the closing).

    DIRECTORS' RETIREMENT PLAN. In 1995, WJ adopted a directors retirement plan for directors who have completed at least five years of active service on the WJ Board. Under the plan, when an eligible director retires from the WJ Board, he is entitled to receive half his quarterly director fee for a further period not to exceed half his years of Board service after April 8, 1995. In July 1999, in light of the WJ Board's decision to pursue a sale of WJ, the WJ Board adopted a resolution providing for each director to be paid, at the closing of a sale of WJ before April 8, 2000, the total amount that he would have received under the retirement plan if he had retired on that date. Accordingly, when the WJ Merger closes (assuming a January 31, 2000 closing), each director will receive an accelerated payment of $27,000. As an employee of WJ, Dr. Kennedy receives no director fees so will not receive the accelerated payment.

    SHARES AND STOCK OPTIONS.  Each of WJ's directors and executive officers has
(i) WJ shares that will be converted into $41.125 in cash in the WJ Merger and
(ii) stock options that will (whether or not vested by the effective time of the WJ Merger) be terminated in exchange for a cash payment equal to the amount by which $41.125 exceeds the exercise price (see "THE WJ MERGER AGREEMENT--Stock Options"). WJ estimates that the pre-tax amount that each director and executive officer will receive for his shares and options in the WJ Merger will be as follows:

NAME                                                          SHARE PAYMENT(1)   OPTION PAYMENT(2)
----                                                          ----------------   -----------------
Dean A. Watkins (Chairman)..................................     $5,305,948(3)       $  154,875(4)
H. Richard Johnson (Vice Chairman)..........................      1,244,401             154,875
W. Keith Kennedy, Jr. (President and CEO)...................      1,588,988           3,262,545
John J. Hartmann (Director).................................         24,675             373,353
Raymond F. O'Brien (Director)...............................        246,750             279,683
William R. Graham (Director)................................         12,338             546,741
Gary M. Cusumano (Director).................................         20,503             161,740
Robert C. Prestel (Director)................................         12,338             161,740
Scott G. Buchanan (Executive Officer).......................        503,535           1,342,724
Malcolm J. Caraballo (Executive Officer)....................      1,029,811           1,824,837
Robert G. Hiller (Executive Officer)........................         31,049             854,124(5)

------------------------------

(1) Includes shares credited to WJ Investment Plan accounts.


(2) Includes options not included in the table under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" on pages 70 to 71 because they were not exercisable within 60 days of December 3, 1999.



(3) Assumes that the Watkins Trust continues to own, until the closing under the Recapitalization Agreement, 249,020 WJ common shares. On this assumption, under the Recapitalization Agreement that number of common shares will be converted into an identical number of newly-issued WJ preferred shares, of which 120,000 will be retained by the Watkins Trust until the closing of the WJ Merger (in which they will become WJ common shares representing approximately 8.9% of WJ's post-closing equity) and 129,020 will be sold to Fox Paine Capital Fund for $41.125 (the same price that will be paid for non-dissenting WJ common shares in the WJ Merger), for the total amount shown in the table. See "THE RECAPITALIZATION AGREEMENT" on pages 49 to 50 and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" on pages 70 to 71.


(4) Dr. Watkins' stock options are held in his own name and the cash payment for them will be received directly by him.

(5) Mr. Hiller, the President of the Telecommunications Group, will receive payments under his retention agreement dated April 13, 1999, when the Telecommunications Group Sale closes whether or not he remains employed by, or (as is currently under discussion) become a consultant to, the Telecommunications Group after that closing. However, his retention agreement (which implements, in his case, the company-wide retention program announced on March 1, 1999), provides that he will remain an employee of WJ, eligible to participate in those employee benefit plans available to WJ employees at large, until the earliest of: (i) the vesting, according to their normal vesting schedule, of his unvested WJ stock options; (ii) the occurrence of any event which causes the accelerated vesting of all his unvested WJ stock options according to their applicable terms; or (iii) a specified period after the closing of a sale of the Telecommunications Group. Accordingly, Mr. Hiller is expected to be an employee of WJ when the WJ Merger closes whether or not he continues to render services to the Telecommunications Group in any capacity after the closing of the Telecommunications Group Sale.


    FP-WJ expects to cause WJ to offer the senior management of WJ's Wireless Products Group an opportunity for post-closing equity or equity-based participation in WJ, including performance-related incentive compensation. The scope, nature and terms of these equity arrangements have not been determined and the individual participants have not been identified at this time. The Merger Agreement entitled FP-WJ to designate, with their consent, optionees whose options would not be cashed out in the WJ Merger but would be rolled over into options of the post-closing WJ. However, FP-WJ has irrevocably waived this right.


    INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS. The WJ Merger Agreement provides that WJ's Articles of Incorporation and Bylaws may not be amended for six years following the effective time of the WJ Merger in any manner that would adversely affect persons serving as directors, officers, employees or agents of WJ at or prior to the effective time of the WJ Merger. In addition, WJ must maintain for a period of six years after the WJ Merger, a directors' and officers' liability policy for the benefit of the current directors and officers of WJ. However, in no event will WJ be required to pay in any one year a premium on such policy that exceeds 150% of the current annual premiums for the policy.

    The WJ Merger Agreement also provides that, following the effective time of the WJ Merger, WJ must continue to indemnify all current and former directors and officers, to the fullest extent permitted by law, for their acts or omissions, prior to the effective time of the WJ Merger (including the transactions contemplated by the WJ Merger Agreement). In addition, if any such officer or director becomes involved in any proceeding for which he or she is entitled to indemnification, WJ must pay, as incurred, such director's or officer's legal and other expenses. WJ must also pay all reasonable expenses, including attorneys' fees, that may be incurred by an officer or director in enforcing his or her rights to indemnification. The indemnified parties are express third party beneficiaries of those provisions with the right to seek compliance.

    THE RECAPITALIZATION AGREEMENT. The following section summarizes certain terms of the Recapitalization Agreement, a copy of which is included in this proxy statement as Appendix B and incorporated into this summary by reference. WE URGE YOU TO READ THE WHOLE RECAPITALIZATION AGREEMENT FOR MORE DETAILED INFORMATION ON THE TERMS AND CONDITIONS OF THE RECAPITALIZATION AGREEMENT.


    For a description of the provisions of the Recapitalization Agreement relating to the transactions that will take place immediately before the closing of the WJ Merger in connection with the WJ shares currently held by the Watkins Trust, and the interest of Dr. Dean A. Watkins, WJ's Chairman and co-founder, in those transactions, see "SPECIAL FACTORS--The WJ Board's Reasons and Recommendations--THE WJ BOARD TOOK NOTE OF DR. WATKINS' INDIVIDUAL INTEREST IN THE WJ MERGER" on pages 39 to 40.


    The WJ preferred shares to be issued to the Watkins Trust in exchange for its WJ common shares (on a share-for-share basis) under the Recapitalization Agreement will be a new issue of WJ's Series A Convertible Participating Preferred Stock which will be convertible into common shares on a one-to-one basis and will have the same voting rights as the common shares into which they are convertible. The Watkins Trust is required to retain at least 120,000 of these WJ preferred shares until the closing of the WJ Merger and these retained shares will be valued at $41.125 per share (the price to be paid to all non-dissenting holders of WJ common shares in the WJ Merger), resulting in the total value of the equity interest retained by the Watkins Trust being valued at approximately $5 million, or approximately 8.9% of WJ's total post-closing equity of $55.8 million. All preferred shares will be converted into WJ common shares in the WJ Merger, resulting in the Watkins Trust becoming an approximately 8.9% shareowner of the post-closing company. All preferred shares issued to the Watkins Trust in excess of 120,000 will be purchased by Fox Paine Capital Fund, immediately before the closing, for $41.125 per share (or a total of approximately $5.3 million assuming that, before the exchange, the Watkins Trust has not disposed of any of the 249,020 WJ common shares it currently owns).

    The Recapitalization Agreement provides for a Stockholders Agreement to be entered into among (i) WJ, on the one hand, and (ii) Fox Paine Capital Fund, the Watkins Trust, and any other purchaser of WJ's Series A Participating Preferred Stock whose preferred shares are purchased under an agreement substantially similar to the Recapitalization Agreement, on the other hand (the Watkins Trust, Fox Paine Capital Fund and any other purchaser being referred to as a "Stockholder"). This Stockholders Agreement will contain provisions addressing the Stockholders' rights in connection with their WJ common shares after the WJ Merger. Under the Recapitalization Agreement, these provisions are to include:

    - the right of all Stockholders to participate pro rata in any sale of their WJ common stock shares to a third party whose offer to purchase any Stockholder's WJ common shares is accepted before any initial underwritten public offering of WJ's equity securities (an "IPO");

    - the right of Fox Paine Capital Fund to require the other Stockholders to sell a proportional number of their WJ common shares if Fox Paine Capital Fund sells at least 75% of its WJ common shares in a bona fide arm's-length transaction or series of related transactions before an IPO;

    - the right of Fox Paine Capital Fund to demand five registrations, and of the other Stockholders to demand one registration, of their WJ common shares held after an IPO in order that those shares may be publicly offered and sold under the federal securities laws;

    - the right of all other Stockholders to participate if Fox Paine Capital Fund is permitted to sell any of its WJ common shares in an initial public offering; and

    - Fox Paine's right of first refusal on proposed bona fide cash sales of WJ common shares by other Stockholders to unrelated parties.

    The Recapitalization Agreement requires WJ, both before and after the closing of the WJ Merger, to indemnify the Watkins Trust against claims and proceedings asserted with respect to the transactions contemplated by the Recapitalization Agreement by third parties and in the nature of derivative claims (but excluding any claims relating to a breach of the Recapitalization Agreement by the Watkins Trust or the assertion of any tax obligation by a governmental entity) to the fullest extent permitted by applicable law. WJ's obligation includes paying, as incurred, the Watkins Trust's legal and other expenses if the Watkins Trust gives WJ a customary undertaking to reimburse such expenses if a court of competent jurisdiction makes a final determination that indemnification of the Watkins Trust is prohibited by applicable law. The indemnification rights of the Watkins Trust under these provisions are separate from Dr. Watkins' indemnification rights, as WJ's Chairman, under the WJ Merger Agreement and WJ's Articles of Incorporation and Bylaws and under his individual indemnification agreement as a director.


    Dr. Watkins is being indemnified by WJ in connection with the four lawsuits filed against WJ and its directors in connection with the WJ Merger (see "SPECIAL FACTORS--Certain Litigation" on page 57).


PURPOSE OF THE WJ MERGER


    The purpose of the WJ Merger is to effectuate the acquisition of a majority of the equity of WJ by the Fox Paine Investors. WJ's reason for agreeing to this acquisition is to enable its shareowners to receive $41.125 per share in cash for their WJ shares (see "The WJ Board's Reasons and Recommendation" on pages 33 to 41.)



    The purpose of the Recapitalization Agreement is to ensure that the WJ Merger will be treated as a recapitalization of WJ for financial reporting purposes by providing for the rollover, by the Watkins Trust as an existing equityholder, of a sufficient pre-closing equity interest in WJ to result in the Watkins Trust holding in excess of the percentage of the post-closing equity of the "recapitalized" WJ required by the prevailing interpretations of the financial accounting standards governing the use of recapitalization accounting (see "SUMMARY--Special Factors--PARTIES" on pages 12 to 13, "The WJ Board's Reasons and Recommendation" on pages 33 to 41, "Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT" on pages 49 to 50 and "Certain Effects of the WJ Merger" on page 53).



    Dr. Watkins, as co-trustee of the Watkins Trust, has caused the Watkins Trust to enter into the Recapitalization Agreement, and the Watkins Trust has entered into the Recapitalization Agreement, in order to ensure that the WJ Merger is accounted for as a recapitalization of WJ for financial purposes, as required by Fox Paine, and, by facilitating the WJ Merger, to enable the Watkins Trust to retain an equity interest in WJ following the closing and defer, on the retained portion of its pre-closing equity interest, the tax (including approximately $987,000 in Federal capital gains tax) that would otherwise be payable if that equity interest was converted into cash in the WJ Merger (see "SUMMARY--Special

Factors--PARTIES--THE WATKINS TRUST" on page 13 and "Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT" on pages 49 to 50.)


STRUCTURE OF THE WJ MERGER

    If the WJ Merger is completed, FP-WJ will merge into WJ and WJ will be the surviving corporation, continuing in existence under its present name. The WJ Merger has been structured as a merger of FP-WJ into WJ in order to effectuate the acquisition of a majority of the equity of WJ by the Fox Paine Investors in a manner that will not affect the continuing corporate existence and contractual arrangements of WJ.

    At the effective time of the WJ Merger:

    - the holders of outstanding WJ common shares will cease to be shareowners of WJ and will not receive any further dividends or otherwise share in the future earnings or growth of WJ;

    - each WJ shareowner (other than those holding shares as to which dissenters' rights are perfected) will be entitled to receive $41.125 per share in exchange for each common share upon surrender of the shareowner's certificate or other appropriate evidence of stock ownership (the amount of cash actually paid to a WJ shareowner will be reduced by the amount of any applicable withholding taxes paid by WJ on behalf of such shareowner);

    - each share of FP-WJ will be converted into one common share of WJ and these new common shares (which will be owned by the Fox Paine Investors) will, together with the shares of Fox Paine Capital Fund referred to immediately below, represent approximately 91.1% of the then-outstanding WJ shares;


    - each preferred share originally issued to the Watkins Trust and then sold to Fox Paine Capital Fund immediately before the closing (for $41.125 per share) will be converted into one WJ common share; (see "Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT") on pages 49 to 50); and



    - each preferred share still held by the Watkins Trust will be converted into one WJ common share and these new WJ shares will together represent approximately 8.9% of the then-outstanding WJ shares (see "Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT" on pages 49 to 50).



    Shareowners who perfect their dissenters' rights will be entitled to receive such consideration as may be determined to be due, and will have such other rights, as is provided in Chapter 13 of the California General Corporations Law (see "DISSENTERS' RIGHTS" on pages 80 to 81 and Appendix E).


FINANCING

    TOTAL AMOUNT OF REQUIRED FINANCING. Fox Paine has advised WJ that it expects to need approximately $301 million to finance the WJ Merger, including transaction expenses (this estimate assumes that no WJ stock options outstanding on October 25, 1999 will have been exercised before the closing). This amount will be financed from four sources:

    - Fox Paine Capital Fund has committed (subject to the satisfaction to the conditions to FP-WJ's obligation to complete the WJ Merger) to invest a total of $50.8 million as the equity portion of the financing, to be used to purchase additional shares of FP-WJ and to purchase a portion of the WJ preferred shares (at a purchase price of $41.125 per share) that will be issued to the Watkins Trust under the Recapitalization Agreement;

    - CIBC World Markets (on behalf of one or more of its affiliates) has committed to provide to WJ, subject to the satisfaction of certain conditions, a $55 million secured credit facility (which may be syndicated among a wider group of lending institutions arranged by CIBC World Markets). WJ expects to borrow $40 million under this facility to help finance the WJ Merger

      (the remaining $15 million of the facility will be available to WJ for its post-closing working capital needs in the form of a revolving credit facility, although two letters of credit are expected to be issued against $6.1 million of this facility at the closing);

    - the Watkins Trust will contribute approximately $5 million in the form of existing WJ common shares which will not be converted into the $41.125 WJ Merger consideration but will remain shares of the post-closing company; and

    - WJ will provide the balance (approximately $205.2 million) from its cash on hand.


    DEBT FINANCING CONDITION. It is a condition to FP-WJ's obligation to close the WJ Merger that it has received $55 million of debt financing for the WJ Merger and the other transactions contemplated by the WJ Merger Agreement, and to provide working capital to WJ after the WJ Merger, on terms no less favorable in the aggregate, in FP-WJ's reasonable judgment, than those contained in the commitment letter delivered by CIBC World Markets to FP-WJ in connection with the signing of the WJ Merger Agreement (see "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67).



    SOLVENCY OPINION CONDITION. It is a condition to the obligations of both parties to close the WJ Merger that they receive a solvency opinion from a mutually-acceptable independent firm that is expert in providing such opinions (see "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE" on pages 65 to 66). The firm that will be engaged to render such opinion has not been selected. The purpose of such an opinion is to provide, for both the lenders and WJ, the view of such expert that the debt portion of the financing for the WJ Merger will not render WJ insolvent (see "RISKS OF THE WJ MERGER--Risks Associated with the Debt Portion of the Financing for the WJ Merger" on pages 23 to 24).


    THE EQUITY FINANCING FROM FOX PAINE CAPITAL FUND. In the WJ Merger Agreement, FP-WJ has represented to WJ that it will have cash funds of not less than $50 million (which it subsequently increased to $50.8 million) under the commitment letter from Fox Paine Capital Fund that was delivered to FP-WJ in connection with the signing of the WJ Merger Agreement. This amount includes funds to be used by the Fox Paine Investors to purchase preferred shares from the Watkins Trust before the closing of the WJ Merger Agreement, as provided for in the Recapitalization Agreement. FP-WJ has also represented that it has been informed by Fox Paine Capital Fund that the Fund has the authority to call the funds from its investors without the need for any other person's consent or approval.


    Fox Paine Capital Fund has issued to FP-WJ a letter which (as amended) commits it to provide $50.8 million equity financing for the WJ Merger, conditioned on the satisfaction of all the conditions to FP-WJ's obligation to close under the WJ Merger Agreement (see "THE WJ MERGER AGREEMENT--Conditions to Closing" on pages 65 to 67).


    THE DEBT PORTION OF THE FINANCING. Fox Paine Capital Fund has furnished to WJ, for inclusion in this proxy statement, information regarding the material terms which are expected to be included in the definitive credit agreement under which the $55 million secured credit facility will be provided by a syndicated group of lenders arranged by CIBC World Markets. This information is included separately at Appendix D, which is incorporated by reference.


    EQUITY CONTRIBUTION BY THE WATKINS TRUST. The equity to be provided by the Watkins Trust will consist of 120,000 of the new convertible voting preferred shares to be issued to the Watkins Trust under the Recapitalization Agreement in exchange for an equal number of WJ common shares (see "Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT" on pages 49 to 50. In the WJ Merger, these preferred shares will be converted into WJ common shares valued at $41.125 per share (the per share price payable in the WJ Merger) with a total value of approximately $5 million.

    Under the Recapitalization Agreement, the obligation of the Watkins Trust to exchange its WJ common shares for new WJ convertible voting preferred shares, invest 120,000 of those preferred shares in the WJ Merger (through their conversion into WJ common shares) and sell those preferred shares it owns in excess of 120,000 to Fox Paine Capital Fund (for $41.125 per share) is conditioned on all of the conditions to FP-WJ's obligation to close under the Merger Agreement being satisfied or (with certain exceptions, where the condition can only be waived with concurrence of the Watkins Trust) waived by FP-WJ.

    THE CASH PORTION OF THE FINANCING. The approximately $205.2 million of cash that WJ will need to provide in order to complete the financing will consist primarily of:


       -- the proceeds from the closing of the Telecommunications Group Sale
          (see "Background of the WJ Merger" on pages 25 to 33);



       -- the net after-tax proceeds from the sale of WJ's former Semiconductor
          Equipment Group in July 1999 (see "Background of the WJ Merger" on pages 25 to 33), including that Group's pre-closing receivables to the extent collected by WJ (at the time of the sale, the Group's receivables totaled approximately $45 million, of which approximately $38 million have been collected by WJ through the date of this proxy statement);



       -- the net after-tax proceeds of the other divestitures and asset sales completed by WJ in 1999 (see "Background of the Transactions" on pages 25 to 33"); and


       -- other cash on hand, including cash generated by continuing operations and not applied to pay operating or transaction expenses.

CERTAIN EFFECTS OF THE WJ MERGER

    Following the WJ Merger:


    - the pre-closing owners of WJ common stock will no longer have any continuing interest in WJ but (except for any who have perfected their dissenters' rights; see "DISSENTERS' RIGHTS" on pages 80 to 81) will have the right to receive their cash payment of $41.125 (reduced by any applicable withholding taxes) for each WJ common share owned at the effective time of the WJ Merger;


    - WJ's shares will no longer be listed on the New York Stock Exchange and will no longer be publicly traded;

    - the registration of WJ's shares with the Securities and Exchange Commission will be terminated and WJ will cease to file public reports;

    - the WJ Board will consist entirely of directors designated by FP-WJ (who will not include any of the current directors);

    - the bylaws of FP-WJ will become the bylaws of WJ; and

    - the Articles of Incorporation of WJ will continue in effect.

CONDUCT OF WJ'S BUSINESS AFTER THE WJ MERGER

    After the WJ Merger is completed, WJ's only business will be its Wireless Products Group. Fox Paine Capital Fund has advised WJ that:

    - its present intention is to conduct WJ's business substantially as it has been conducted in the past, after reflecting completed dispositions and the pending Telecommunications Group Sale;


    - following the WJ Merger, Malcolm J. Caraballo, who is currently President of WJ's Wireless Products Group, will be appointed President and Chief Executive Officer of WJ (see "Interests of WJ Management in the WJ Merger--EXECUTIVE AGREEMENTS" on pages 46 to 47);


    - it is FP-WJ's current expectation that substantially all of the current members of the management of the Wireless Products Group will be retained; and

    - Fox Paine Capital Fund will continue to evaluate WJ's business, assets, practices, operations, properties, corporate structure, capitalization and personnel and will cause those changes it considers appropriate.

REGULATORY AND OTHER APPROVALS AND CONSENTS


    REGULATORY APPROVALS. Completion of the WJ Merger is conditioned on the receipt of all governmental permits, consents and approvals and the completion of all governmental filings, the absence of which could reasonably be expected to have a "Company Material Adverse Effect" as that term is defined in the WJ Merger Agreement (see "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67). Although WJ and FP-WJ have agreed to use their reasonable commercial efforts to satisfy this condition, there can be no assurance regarding the timing or receipt of the required approvals and consents.


    The only material governmental approval required for the WJ Merger is imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules adopted under that Act. Under these requirements, the WJ Merger may not be completed until notifications have been given to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. WJ and Fox Paine Capital Fund, as the ultimate parent of FP-WJ, filed the required notifications on November 22, 1999 and the waiting period was terminated on December 9, 1999.

    At any time before the WJ Merger is completed (even after the Hart-Scott-Rodino Act waiting period has expired), the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the WJ Merger, as could any state under its own antitrust laws. Private parties may also seek to take legal action under antitrust laws.


    OTHER CONSENTS. Some of WJ's contracts relating to WJ's Wireless Products Group and other agreements require the consent of the other party in the event of a change of control of WJ. In those cases, the required consents are being requested but WJ cannot assure their receipt. FP-WJ's (but not WJ's) obligation to close the WJ Merger is conditioned on receipt of all these consents, except where the absence of a consent could not, individually or in the aggregate, reasonably be expected to have a "Company Material Adverse Effect" (for the definition of this term see "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67).


FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal tax consequences of the WJ Merger to WJ shareowners whose shares are converted into the right to receive cash in the WJ Merger.

    This discussion is based upon the Internal Revenue Code, the regulations adopted under the Code, Internal Revenue Service rulings, and judicial and administrative rulings presently in effect, all of which are subject to change, possibly retroactively. This discussion does not address all aspects of federal income taxation that may be relevant to a shareowner in light of the shareowner's particular circumstances or to those of shareowners subject to special rules, such as shareowners who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, shareowners who acquired shares through the exercise of employee stock options or otherwise as compensation, shareowners who hold their shares as part of a straddle or similar transaction, or shareowners who exercise dissenters' rights with respect to their shares.

    THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH WJ SHAREOWNER SHOULD CONSULT SUCH SHAREOWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH SHAREOWNER AND THE PARTICULAR TAX EFFECTS OF THE WJ MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS ON SUCH SHAREOWNER.

    The receipt of cash in the WJ Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of WJ shares will recognize gain or loss equal to the difference between the shareowner's adjusted tax basis in the WJ shares converted to cash in the WJ Merger and the amount of cash received for those shares. Gain or loss must be determined separately for each block of shares (I.E., shares acquired at the same cost in a single transaction) converted to cash in the WJ Merger. Gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of their gain at long-term capital gains rates provided the shares were held for more than 12 months. Short-term capital gains are taxed at ordinary income rates. The deduction of capital losses is subject to certain limitations, generally limiting usable losses in any year to an amount equal to capital gains recognized that year plus $3,000. The balance of unused capital losses generally may be carried forward to subsequent tax years.

    Payments in connection with the WJ Merger may be subject to backup withholding at a 31% rate, in which case the WJ Merger Agreement calls for the applicable amount to be withheld. Backup withholding generally applies if a shareowner fails to furnish his, her or its social security number or taxpayer identification number ("TIN"), furnishes an incorrect TIN, or under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is the shareowner's correct number and that the shareowner is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain shareowners, including corporations and financial institutions generally, are exempt from backup withholding. Each shareowner should consult with the shareowner's own tax advisor as to the shareowner's qualifications for exemption from withholding and the procedure for obtaining an exemption.

ACCOUNTING TREATMENT


    Fox Paine and WJ expect the WJ Merger and related transactions to be accounted for as a recapitalization for financial reporting purposes. For a description of the condition to FP-WJ's obligation to close the WJ Merger that is related to this accounting treatment continuing to be available, see "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67.


CERTAIN PROJECTED FINANCIAL INFORMATION

    WJ does not as a matter of course make public forecasts or projections as to its future financial performance or publish historical financial information about its component businesses on a non-consolidated basis. However, in connection with the process of soliciting buyers for WJ and its component business, WJ prepared certain financial projections about the Wireless Products Group and WJ in its entirety (excluding the Telecommunications Group). WJ made those projections available, together with certain historical unconsolidated financial information about the Wireless Products Group and WJ in its entirety (excluding the Telecommunications Group), to potential bidders that had signed confidentiality agreements with WJ, including Fox Paine. In the course of due diligence, WJ also provided Fox Paine with certain other financial projections prepared in the ordinary course of WJ's business for internal purposes.

    THE FOLLOWING PROJECTED FINANCIAL INFORMATION IS INCLUDED IN THIS PROXY STATEMENT ONLY BECAUSE IT WAS PROVIDED TO FOX PAINE IN CONNECTION WITH THE DISCUSSIONS GIVING RISE TO THE WJ MERGER AGREEMENT. THE INFORMATION WAS NOT PREPARED FOR PUBLICATION OR WITH A VIEW TO COMPLYING WITH THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS OR WITH THE GUIDE FOR PROSPECTIVE FINANCIAL STATEMENTS ISSUED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, NOR WAS IT AUDITED OR REVIEWED BY WJ'S INDEPENDENT ACCOUNTING FIRM OR ANY OTHER INDEPENDENT ACCOUNTING FIRM.

    THE FOLLOWING PROJECTED FINANCIAL INFORMATION NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY

UNCERTAIN OR BEYOND WJ'S CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES TO THE WIRELESS PRODUCTS GROUP, OR WJ AS A WHOLE (EXCLUSIVE OF THE
TELECOMMUNICATIONS GROUP) WHICH MAY RESULT FROM THE WJ MERGER.

    IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE FOLLOWING PROJECTED FINANCIAL INFORMATION WILL PROVE TO BE CORRECT. ACTUAL RESULTS MAY PROVE TO BE MATERIALLY BETTER OR WORSE THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT ANYONE WHO RECEIVED THIS INFORMATION, OR ANYONE WHO PREPARED OR FURNISHED IT, CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. WJ DOES NOT ASSUME ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTED FINANCIAL INFORMATION.

    Set forth below is a summary of estimated selected projected income statement information for the Wireless Products Group and WJ as an entirety (excluding the Telecommunications Group) provided to Fox Paine, as described above. For comparative purposes only, also included below is certain unaudited unconsolidated historical financial information with respect to the Wireless Products Group and WJ as an entirety (excluding the Telecommunications Group) for fiscal 1996 through 1998:

                                         UNAUDITED HISTORICAL RESULTS FOR       UNAUDITED ESTIMATES FOR
                                            THE YEAR ENDED DECEMBER 31,       THE YEAR ENDING DECEMBER 31,
                                         ---------------------------------   ------------------------------
                                           1996        1997        1998        1999       2000       2001
                                         ---------   ---------   ---------   --------   --------   --------
                                                                   (IN THOUSANDS)
THE WIRELESS PRODUCTS
  GROUP/WJ AS A WHOLE LESS
  TELECOMMUNICATIONS GROUP:
Revenues...............................   $12,633     $31,174     $63,568    $85,599    $111,000   $144,000
Cost of goods sold.....................    12,135      24,091      43,647     53,677      71,359     92,429
Gross profit...........................       498       7,083      19,921     31,922      39,641     51,571
Earnings (loss) before interest, taxes,
  depreciation, and corporate
  allocations and adjustments(1).......    (9,234)     (6,182)      2,924     11,312      14,406     19,683
Earnings (loss) before interest, taxes,
  and corporate allocations and
  adjustments(1).......................    (9,653)     (6,840)      1,405      9,295      12,323     16,975
Earnings (loss) before interest and
  taxes(1).............................   (10,214)     (8,080)        198        N/A         N/A        N/A
Total capital expenditures.............       473       2,743       5,692      3,750       4,500      5,500

------------------------------


(1) Included in 1998 results were total charges of $5.5 million associated with ramp-up of the Milpitas GaAs and thin-film facility, and excess material costs from noncancellable purchase commitments. Included in 1997 results were charges of $4.6 million related to the acquisition of assets from Samsung Microwave Semiconductor. See "SPECIAL FACTORS--Background of the WJ Merger" on pages 25 to 33.



    After the WJ Merger Agreement was signed, WJ's senior management and the management of the Wireless Products Group collaborated with Fox Paine and the CIBC World Markets team assisting Fox Paine in the preparation of a confidential information memorandum to be furnished to a group of financial institutions that are being approached as potential syndicate members. (See "SPECIAL FACTORS--Financing" on pages 51 to 53). This confidential information memorandum includes certain projections of WJ's future financial performance, which projections represent those provided to Fox Paine by WJ as adjusted to reflect Fox Paine's plans for WJ following the closing of the WJ Merger. These projections included no adjustments to revenues, and indicated cost of goods sold, gross profit and EBITDA that were 0.0% to 2.3% lower, 0.0% to 3.6% higher, and 3.3% to 12.6% lower, respectively, than indicated in the projections described above for the 1999-2001 period.

CERTAIN LITIGATION

    On October 26, 1999, following WJ's press release that morning announcing the WJ Merger Agreement, a purported shareholder class action lawsuit was filed against WJ, its directors, Fox Paine and FP-WJ in the California Superior Court for the County of Santa Clara entitled ROSENZWEIG V. WATKINS-JOHNSON COMPANY, ET. AL., Case No. CV7885528. The following day, October 27, 1999, another purported shareholder class action lawsuit was filed in the same court against WJ, its directors and 25 unnamed "Doe" defendants entitled SOSHTAIN V. WATKINS-JOHNSON CO., ET AL., Case No. CV785560. Two days later on October 29, 1999, a third purported shareholder class action lawsuit was filed in the same court against WJ,. its directors, FP-WJ, Fox Paine and 25 unnamed "Doe" defendants entitled LEONG V. WATKINS-JOHNSON COMPANY, ET AL., Case
No. CV785617. On November 3, 1999, a fourth purported shareholder class action lawsuit was filed in the same court against WJ, its directors and 25 unnamed "Doe" defendants entitled FONG V. WATKINS-JOHNSON CO., ET AL., Case
No. CV785683.

    While the allegations are not identical in the four complaints, they all allege essentially the same grounds for relief, namely that the individual defendants breached their fiduciary duty to the WJ shareowners in connection with the WJ Merger by failing to maximize the value of WJ through an appropriate process for eliciting and evaluating bids. The complaints also allege that the individual defendants had conflicts of interest and committed this breach of fiduciary duty in order to entrench themselves in office, enrich themselves financially and receive unspecified additional perquisites. According to the complaints, the proposed cash consideration to be received by WJ shareowners in the WJ Merger is "unfair" or "inadequate" because it allegedly does not reflect the "true value" of WJ.

    All four complaints seek declarations that the defendants breached their fiduciary duties (or aided and abetted a breach), unspecified damages (described generally as the "real value" of WJ shares) and an award of attorneys' fees, among other relief. Three of the four lawsuits include, in the relief sought, preliminary and permanent injunctions against the consummation of the WJ Merger, a declaration that it is a nullity and rescission in the event it is completed. Two of the four lawsuits also seek an order that the defendants permit a stockholders committee comprised exclusively of purported class members and their representatives to establish unspecified "fair" procedures, and independent input by the plaintiffs and the classes they purportedly represent, in connection with any proposed transaction, and for plaintiffs and other members of the alleged class to play an unspecified oversight role in connection with any proposed transaction for WJ shares.

    Although three of the lawsuits include general claims for injunctive relief, to WJ's knowledge none of the plaintiffs has filed a motion requesting the Court to prohibit the closing of the WJ Merger. None of these lawsuits challenges, or seeks any relief in respect of, the Telecommunications Group Sale.

    WJ considers that these lawsuits are without merit and intends to defend against all of them vigorously. On December 20, 1999 WJ and the individual defendants filed a demurrer to the complaints, arguing that the complaints failed to state a basis for relief.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE


    The WJ Board is soliciting proxies for use at a special meeting of shareowners. The special meeting will be held on January 31, 2000, at 8:00 a.m., Pacific time, at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California. This proxy statement and the enclosed BLUE proxy card were first mailed to shareowners beginning December 31, 1999.


    SHAREOWNERS ARE URGED TO READ ALL THE INFORMATION CONTAINED IN THIS PROXY STATEMENT BEFORE VOTING.

PURPOSE

    As described in the Notice of Special Meeting, the purpose of the special meeting is:

    - to consider and vote on the WJ Merger Proposal; and

    - to transact such other business as may properly come before the special meeting or any adjournments or postponements, including, if submitted, a motion to adjourn to another time or place for the purpose of soliciting additional proxies.

    THE WJ BOARD RECOMMENDS A VOTE "FOR" THE WJ MERGER PROPOSAL.

WHO CAN VOTE

    Only shareowners of record of WJ common shares at the close of business on the record date, namely December 3, 1999, are entitled to vote at the special meeting and any adjournments or postponements. On the record date, WJ had 6,680,699 common shares outstanding, held by 732 record owners. Each shareowner has one vote for each share.

HOW YOU CAN VOTE

    You can vote by proxy or in person at the special meeting. If you return your signed BLUE proxy card before the special meeting, the proxy holders will vote your shares as you direct. IF YOU RETURN YOUR BLUE PROXY CARD AND DO NOT SPECIFY ON THE CARD HOW YOU WANT YOUR SHARES VOTED, THE PROXY HOLDERS WILL VOTE THEM "FOR" THE WJ MERGER PROPOSAL.

VOTE REQUIRED; QUORUM


    The affirmative vote of holders of a majority of the outstanding WJ shares at the close of business on the record date (I.E., December 3, 1999) is required to approve the WJ Merger Proposal. As of the record date, the directors and executive officers of WJ, including Dr. Watkins, owned or controlled 366,682 shares of WJ common stock, or approximately 5.49% of the oustanding shares (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" on pages 70 to
71) and they intend to vote, or cause to be voted, all of such shares in favor of the WJ Merger Proposal.


    In order for shareowners to conduct business at the special meeting, a quorum must be present. This means that at least a majority of the shares outstanding on the record date must be present in person or by proxy.

    For purposes of determining the presence of a quorum, shares represented by proxies that reflect "abstentions" will be treated as present and entitled to vote. If a broker or other nominee is the holder of record of shares, and that holder does not receive instructions from the beneficial owner as to how the shares should be voted at the special meeting, the holder may choose to send in a proxy card to enable the shares to be present for purposes of determining a quorum and those shares may be entitled

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to vote on other matters that may properly come before the special meeting.
However, the record holder will have to indicate that it has received no voting instructions on either Proposal and this will mean that those shares will NOT be voted on the WJ Merger Proposal.

    SINCE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE WJ MERGER PROPOSAL, ANY ABSTENTIONS, "BROKER NON-VOTES" AND BLUE PROXY CARDS THAT ARE NOT RECEIVED BY WJ WILL HAVE THE EFFECT OF "NO" VOTES EXCEPT WHERE THE SHAREOWNER VOTES IN PERSON AT THE SPECIAL MEETING.

    ChaseMellon Shareholder Services, LLC, WJ's transfer agent, will tabulate the votes and its representative will serve as inspector of election for the special meeting.

REVOCATION OF PROXIES

    Any person giving a proxy in the form of the BLUE proxy card accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked:

    - by filing with the Secretary of WJ an instrument of revocation;

    - by presenting at the special meeting a duly executed proxy bearing a later date or time; or

    - by attending the special meeting and voting in person.

SOLICITATION OF PROXIES; EXPENSES

    WJ is paying the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy card and any additional material that may be furnished to shareowners. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of shares held in the names of such nominees.

    The solicitation of proxies will be conducted by the use of the mails and through direct communication with certain shareowners or their representatives by officers, directors and employees of WJ, who will receive no additional compensation for their solicitation activities. WJ has engaged MacKenzie Partners, Inc. to solicit proxies and distribute materials to certain shareowners, brokerage houses, banks, custodians and other nominee holders. WJ will pay MacKenzie Partners, Inc. $10,000 for these services, plus expenses.

OTHER MATTERS TO BE ACTED ON

    WJ does not know of any matters, other than the WJ Merger Proposal, to be presented or acted on at the special meeting. However, WJ reserves the right for the chairman of the special meeting to invite a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies in favor of the WJ Merger Proposal. If such a motion or any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed BLUE proxy card will be voted in the discretion of the named proxy holders. If a shareowner votes any shares against the WJ Merger Proposal on the enclosed blue proxy card, those shares will not be voted in favor of any motion to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the WJ Merger Proposal.

                            THE WJ MERGER AGREEMENT

    THE FOLLOWING SECTION SUMMARIZES THE MATERIAL TERMS OF THE WJ MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED IN THIS PROXY STATEMENT AS APPENDIX A AND INCORPORATED INTO THIS SUMMARY BY REFERENCE. WE URGE YOU TO READ THE WHOLE WJ MERGER AGREEMENT FOR MORE DETAILED INFORMATION ON THE TERMS AND CONDITIONS OF THE WJ MERGER.

EFFECTIVE TIME OF THE WJ MERGER

    The closing of the WJ Merger is scheduled to take place on the later of January 5, 2000 or immediately following satisfaction or waiver of all conditions to the completion of the WJ Merger or as otherwise agreed by the parties. At the closing, the WJ Merger will be consummated by the filing of a Certificate of Merger with the California Secretary of State. The date and time of the filing of the Certificate of Merger (or such later time specified in the Certificate of Merger) will be the effective time of the WJ Merger.

CONVERSION OF COMMON SHARES


    Except for Dissenting Shares (see "DISSENTERS' RIGHTS" on pages 80 to 81), each WJ common share outstanding at the effective time of the WJ Merger will be converted into the right to receive $41.125 in cash (reduced by any applicable withholding taxes). No interest will accrue with respect to the payment of the $41.125 per share WJ Merger consideration. The per share consideration of $41.125 includes the share purchase right that is attached to every WJ common share under WJ's stockholder rights plan and no additional consideration will be paid for that right.


SURRENDER OF CERTIFICATES; PAYMENT FOR SHARES

    Before the effective time of the WJ Merger, FP-WJ will appoint a bank or trust company to act as the paying agent for the payment of the consideration of $41.125 per share for each WJ common share. WJ, as the surviving corporation in the WJ Merger, is required to make cash available, when needed, so that the paying agent can pay for shares properly surrendered for payment. No interest will accrue or be paid on the $41.125 merger consideration between the effective time and the date the paying agent sends a check for shares surrendered for payment.

    Shortly after the effective time of the WJ Merger, WJ shareowners will receive documents and instructions for transmitting their stock certificates or other appropriate evidence of stock ownership to the paying agent. WJ shareowners will be required to submit a W-9 tax form or similar document and other forms to permit an orderly exchange.

    After the effective time of the WJ Merger, there will be no further transfers of WJ shares on the records of WJ or its transfer agent (other than to give effect to sales of shares and to exercises of options that took place prior to the effective time).

TREATMENT OF STOCK OPTIONS

    Except as described in the next paragraph, at the effective time of the WJ Merger all then-outstanding stock options previously granted to employees, non-employees, directors and consultants under WJ stock option plans, whether or not then vested or exercisable, will terminate and no longer be exercisable. On the closing date of the WJ Merger, WJ will make a cash payment (reduced by applicable tax withholding) for each terminated option in an amount equal to the number of shares that are subject to the option multiplied by the excess of $41.125 over the option exercise price.


    The WJ Merger Agreement gave FP-WJ has the right, before the effective time of the WJ Merger, to deliver to WJ a schedule identifying stock options which (with the optionee's consent) would not be terminated under the general provisions described in the preceding paragraph. Instead, these scheduled options would continue to exist in accordance with their terms except that they would be exercisable for the common shares of the post-closing WJ (as the surviving corporation in the WJ Merger) rather than the pre-closing WJ. However, FP-WJ has irrevocably waived this right.


    As of the effective time of the WJ Merger, all of WJ's stock option and equity incentive plans will terminate.


    For information regarding payments that WJ's directors and executive officers will receive for their shares and options in the WJ Merger, see "SPECIAL FACTORS--Interests of WJ Management in the WJ Merger--SHARES AND STOCK OPTIONS" on page 48.


REPRESENTATIONS AND WARRANTIES

    REPRESENTATIONS AND WARRANTIES OF EACH PARTY. The WJ Merger Agreement includes representations and warranties by each party relating to a number of matters, including the following:

    - its capitalization, organization and similar corporate matters;

    - the material accuracy of the information supplied by WJ for inclusion in any documents delivered to potential lenders in connection with the syndication of the debt portion of the financing for the WJ Merger;

    - the absence of undisclosed liabilities affecting WJ or its subsidiaries;

    - its authorization, execution and delivery of the WJ Merger Agreement;

    - the enforceability of the WJ Merger Agreement against it;

    - the consistency of the WJ Merger Agreement with its charter documents and its contracts;

    - required consents and approvals for its execution, delivery and performance of the WJ Merger Agreement;

    - the accuracy of the information supplied by it for inclusion in this proxy statement; and

    - the absence of litigation against it and material adverse events affecting it.

    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WJ. WJ has made representations and warranties relating to a number of additional matters, including the following:

    - its compliance with laws (including environmental laws), judgments and contracts of WJ and its subsidiaries;

    - the accuracy of its Securities and Exchange Commission filings;

    - its audited and unaudited consolidated financial information;

    - transactions with affiliates of WJ or its subsidiaries;

    - employee and labor matters of WJ and its subsidiaries;

    - tax matters;

    - WJ's title to, and ownership of, properties and assets;

    - compliance with, and enforceability of, material contracts and agreements of WJ and its subsidiaries;

    - the status of WJ's intellectual property and the Year 2000 compliance of its computer systems;

    - insurance policies of WJ and its subsidiaries;

    - the amount of cash held by WJ and its subsidiaries;

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

    - the completion of recent real estate sales described in "SPECIAL FACTORS--Background of the WJ Merger" on pages 25 to 33; and


    - the inapplicability to the WJ Merger of WJ's shareholder rights plan and state takeover laws by reason of WJ having taken the necessary exemptive action.


    ADDITIONAL REPRESENTATIONS BY FP-WJ. FP-WJ has represented and warranted that, at the effective time of the WJ Merger and subject to all the closing conditions in the WJ Merger Agreement, it will have cash funds from the issuance of equity in FP-WJ of not less than $50 million (including the amount to be paid by Fox Paine Capital Fund to purchase a portion of the preferred shares to be issued to the Watkins Trust under the Recapitalization Agreement). Subsequently, FP-WJ increased this commitment to $50.8 million. In addition, FP-WJ has represented and warranted that it has received a commitment letter under which a financial institution is committed, subject to the satisfaction of certain conditions, to arrange $55 million of debt financing to be used in connection with the WJ Merger and to provide working capital to WJ. See "Financing" on pages 51 to 53 and "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67.


CONDUCT OF THE WJ BUSINESS BEFORE THE WJ MERGER

    Except as contemplated by the WJ Merger or agreed to in writing by FP-WJ, pending the closing of the WJ Merger, WJ must:

    - conduct its business in the ordinary course consistent with past practices and in compliance with applicable law; and

    - use commercially reasonable efforts to:

       -- preserve intact the business organization of WJ and its subsidiaries;

       -- keep available the services of WJ officers, employees and consultants;
          and

       -- preserve the relationships of WJ and its subsidiaries with their customers, suppliers and other persons with whom WJ or any of its subsidiaries has any significant business relations.

    In addition, WJ has agreed not to take certain actions before the effective time of the WJ Merger, including the following:

    - declare, set aside or pay dividends other than regular quarterly dividends consistent with past practice not to exceed $0.12 per share of WJ common stock per quarter;

    - issue or authorize the issuance of WJ stock or split, combine or reclassify its stock;

    - purchase, redeem or acquire any WJ common stock or securities convertible into WJ common stock;


    - authorize the issuance or commit to issue, sell or deliver, pledge or otherwise encumber any capital stock of WJ or its subsidiaries (including any options, rights and warrants) except for new preferred shares in accordance with the Recapitalization Agreement (see "SPECIAL FACTORS--Interests of WJ Management in the WJ Merger--THE RECAPITALIZATION AGREEMENT," on pages 49 to 50) and shares upon exercise of options outstanding on October 25, 1999;


    - increase the compensation or fringe benefits of any of WJ's directors, officers or employees (except as required under existing plans, programs and contracts), grant them any new rights to severance or termination pay or establish any new plans for them (but WJ may, consistent with past practice, hire non-managerial or non-officer personnel in the ordinary course of its business and provide them with appropriate benefits);

    - amend its Articles of Incorporation or Bylaws or alter its corporate structure;


    - sell, lease, license, mortgage or otherwise encumber any of its properties or assets, other than inventory or obsolete equipment in the ordinary course of business consistent with past practices and in amounts that could not, individually or together, reasonably be expected to have a "Company Material Adverse Effect" (for the definition of this term, see "Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67);


    - incur or guarantee any debt or enter into any financing obligation (whether or not required to be presented on a balance sheet);

    - with certain limited exceptions, make any loans or advances to, or capital contributions to, or any investments in, any other person or entity;

    - acquire or agree to acquire any business, corporation, partnership or other organization or any assets (other than in the ordinary course of business) and in amounts not to exceed $500,000;

    - expend or commit funds in excess of specified amounts;

    - adopt a plan of liquidation;

    - recognize any labor union or enter into any collective bargaining agreement;

    - change any accounting methods other than as a result of a change in U.S. generally accepted accounting principles or as recommended by WJ's independent accountants and consented to by FP-WJ;

    - enter into any new line of business;

    - enter into any contracts or commitments which contain payment obligations above specified levels, depending upon the type of contract; or

    - take any action that would make untrue any of its representations in the WJ Merger Agreement.

    WJ's right to complete the Telecommunications Group Sale is excluded from the covenants described above but the WJ Merger Agreement requires WJ to close the Telecommunications Group Sale strictly in accordance with the Telecommunications Group Sale Agreement. WJ may not amend or modify, or waive any rights or obligations of any party to, the Telecommunications Group Sale Agreement (except for amendments which are not material, individually or together, and do not affect the proceeds payable to WJ pursuant to that Agreement or the financial value of the Telecommunications Group Sale to WJ).

RESTRICTIONS ON SOLICITATIONS

    OFFERS FOR WJ. Other than the Telecommunications Group Sale, WJ may not directly or indirectly, through any officer, director or agent:

    - solicit, initiate or encourage the submission of any proposal or offer relating to:

       -- any acquisition or purchase of all or any material portion of the assets of WJ or its subsidiaries;

       -- any acquisition or purchase of any equity interest in WJ or its subsidiaries; or

       -- any merger, consolidation, business combination or similar transaction with WJ or its subsidiaries;

    or

    - solicit, participate or initiate any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity to do or seek to do any of the foregoing.

    WJ has also agreed:

    - to discontinue all efforts to solicit purchasers of WJ or its component businesses; and

    - not to release any third party from any confidentiality or standstill agreement with WJ.

    UNSOLICITED OFFERS FOR WJ. WJ is not prohibited from furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited written bona fide proposal to WJ to acquire all the equity or assets of WJ and its subsidiaries viewed as a whole if, and only to the extent that:

    - the proposal is made before the adjournment of the special meeting;

    - the WJ Board determines in good faith, having been advised by counsel, that its failure to authorize such action would constitute a breach of the Board's fiduciary duties to WJ shareowners under California law;

    - upon receipt of the unsolicited proposal, WJ notifies FP-WJ of its intention to furnish the information or begin the discussions and includes a summary of the material terms of the proposal and the identity of the person or entity making the proposal; and

    - before beginning discussions or providing information

       -- WJ determines in good faith, after consultation with its financial advisors, that the financial value of the consideration in the alternative proposal exceeds the financial value of the WJ Merger consideration; and

       -- the financing of the alternative transaction, to the extent required, is then committed by a third party (this commitment may, in part, be made in reliance on the firm written commitments of third party lenders).

RECOMMENDATION OF THE WJ BOARD


    As noted under "SPECIAL FACTORS--WJ Board's Reasons and Recommendations" on pages 33 to 41, the WJ Board recommends that shareowners vote to approve the WJ Merger Proposal. Under the WJ Merger Agreement, the WJ Board may withdraw, modify or change its recommendation only if:


    - a proposal for a superior alternative transaction is made to WJ and is not withdrawn;

    - neither WJ nor its representatives has violated its agreements described above under "Restrictions on Solicitations";

    - the WJ Board concludes in good faith, and after consulting with counsel, that, in light of the alternative proposal, it is required not to make, or to withdraw, modify or change, its recommendation in order to comply with its fiduciary obligations to WJ shareowners under California law; and

    - such withdrawal, modification or change occurs prior to the special meeting.

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
ACCESS TO, AND CONFIDENTIALITY OF, INFORMATION

    ACCESS RIGHTS. WJ must afford FP-WJ's officers, auditors and other agents, as well as the providers of the debt financing for the WJ Merger, reasonable access to:

    - WJ's senior officers, other employees (after prior consultation with a senior officer), agents, independent accountants, properties, offices and other facilities; and

    - all books and records, and all requested financial, operating and other data, (subject to restrictions imposed by applicable law or contract).

    In addition, WJ and its accountants, agents and other representatives must provide information about WJ which is necessary for FP-WJ and its accountants, agents, counsel and other representatives to participate in, and assist WJ in preparing the documents for, and securing, the debt financing for the WJ Merger and in response to reasonable requests with respect to such debt financing documents. To the extent reasonably appropriate to assure the success of the debt financing, FP-WJ and its representatives may disclose information concerning WJ and its subsidiaries as well as any transaction involving WJ that occurs outside the ordinary course of business or relates to any material part of WJ's businesses, assets or properties. FP-WJ has agreed to instruct its representatives to maintain the confidentiality of such information.

    CONFIDENTIALITY AND STANDSTILL OBLIGATIONS. FP-WJ has agreed that any non-public information it receives under the access provisions summarized above will be held in confidence under the restrictions of the confidentiality agreement dated May 7, 1999 between WJ and Fox Paine and that information may not be distributed to third parties except as described in the preceding paragraph. The confidentiality agreement also precludes Fox Paine and its affiliates, through November 2000, from initiating or participating in unsolicited acquisition efforts or proxy contest activities directed at WJ and from soliciting WJ's officers or senior level employees with whom it had contact during its due diligence investigation of WJ.

ADDITIONAL COVENANTS

    The parties have undertaken additional obligations, including their covenants to do the following:

    - use their reasonable commercial efforts to cooperate in obtaining all the required governmental and private party consents;

    - notify one another promptly of the occurrence or non-occurrence of any event that will likely cause any of the notifying parties' representations and warranties in the WJ Merger Agreement to be materially untrue; and

    - notify one another promptly of any failure by the notifying party to comply with or satisfy, in any material respect, any condition or any of its other covenants in the WJ Merger Agreement.

CONDITIONS TO CLOSING

    CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The obligations of the parties to complete the WJ Merger are subject to satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

    - approval and adoption of the WJ Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of WJ common stock entitled to vote at the special meeting;

    - the absence of any temporary restraining order, preliminary or permanent injunction or other court order or legal restraint or prohibition that makes completion of the WJ Merger unlawful or, as a result of completing the WJ Merger, would give rise to a "Company Material Adverse Effect" as defined in the WJ Merger Agreement;

       -- The term "Company Material Adverse Effect" is defined in
          Section 3(a) of the WJ Merger Agreement (see page A-6 of Appendix A) to include any material adverse change in or effect on (i) the business, results of operations or condition (financial or other) of
          (1) WJ either before or after the effective time of the WJ Merger or
          (2) WJ's Wireless Products Group, in each case excluding any change or effect that is directly attributable to conditions generally affecting the United States, California or Maryland economy or any of the industries in which WJ or its subsidiaries operates unless such conditions adversely affect WJ in a materially disproportionate manner, or (ii) WJ's ability to complete the WJ Merger on or before January 31, 2000 (or a later agreed-on date).


    - the receipt by the WJ and FP-WJ boards of an opinion concerning the solvency of FP-WJ, WJ and their respective affiliates after giving effect to the WJ Merger (see "SPECIAL FACTORS--Financing--SOLVENCY OPINION CONDITION" on page 52) prepared by an independent firm expert in providing such opinions which is reasonably acceptable to both parties;


    - the other party's representations and warranties in the WJ Merger Agreement must be true and correct in all respects as of October 25, 1999 and (except for certain representations and warranties made only as of specified dates) as of the closing;

       -- one of WJ's representations and warranties that was not made as of a specified date is that (except as disclosed in any of WJ's filings with the Securities and Exchange Commission made prior to October 25, 1999 or otherwise disclosed to FP-WJ before the WJ Merger Agreement was signed) no Company Material Adverse Effect has occurred since December 31, 1998. Accordingly, such an occurrence before the closing would result in this condition not being satisfied;

    - the other party must have performed all obligations required to be performed by it under the WJ Merger Agreement at or before the closing, with such exceptions, either individually or together, as could not constitute, and could not reasonably be expected to have, a Company Material Adverse Effect.

    CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE. FP-WJ's obligation to complete the WJ Merger is subject to satisfaction of the following additional conditions, except to the extent lawfully waived by it:


    - the number of WJ common shares as to which the holders have taken those actions that Chapter 13 requires them to take before the closing in order for their shares to become Dissenting Shares must not exceed 5% of the outstanding WJ common shares (see "DISSENTERS' RIGHTS" on pages 80 to 81);


    - receipt of required governmental and other authorizations, consents and approvals other than those that (with certain exceptions) could not reasonably be expected to have a Company Material Adverse Effect;

    - the closing of the Telecommunications Group Sale;


    - FP-WJ's receipt of the $55 million debt portion of the financing for the WJ Merger on terms and conditions that, in FP-WJ's reasonable judgment, are not less favorable, in the aggregate, to FP-WJ than those set forth in the commitment letter delivered by CIBC World Markets to FP-WJ in connection with the signing of the WJ Merger Agreement (see "SPECIAL FACTORS--Financing--DEBT FINANCING CONDITION" on page 52); and


    - there must not be any change in generally accepted accounting principles (as in effect on October 25, 1999) or a decision, statement, policy statement, pronouncement, speech, statute, ordinance, writ, judgment, injunction, rule, regulation (formal, informal or otherwise), order or decree of any court or governmental entity or authoritative accounting standards board or body (including the Securities and Exchange Commission or the Financial Accounting Standards Board), the effect of which is to prevent the WJ Merger from being accounted for as a recapitalization (as a result of the structure and/or capitalization of WJ, as the surviving corporation in the WJ Merger, as contemplated by the WJ Merger Agreement), in FP-WJ's reasonable judgment, following consultation with its accounting advisors.

TERMINATION

    Before the effective time of the WJ Merger, either party may terminate the WJ Merger Agreement:

    - with the written consent of the other party;

    - if any permanent injunction or action by any federal, state, local or foreign governmental entity preventing completion of the WJ Merger has become final and non-appealable;

       -- this termination right is not available to a party if it has failed to make reasonable efforts to prevent or contest the imposition of the injunction or action and that failure materially contributes to its imposition;

    - if the WJ Merger has not occurred on or before January 31, 2000 or any later date to which the completion of the WJ Merger is extended in writing by both parties;

       -- this termination right is not available to a party that has willfully failed to perform its pre-closing obligations under the WJ Merger Agreement;

    - a vote of WJ's shareowners on a motion to approve the WJ Merger Proposal has been taken and the vote in favor was not sufficient to cause the motion to pass;

       -- this termination right is not available to WJ if (i) such failure to obtain approval was caused by a breach of the WJ Merger Agreement by WJ or (ii) FP-WJ is entitled to terminate because (1) there is a change in the WJ Board's recommendation concerning the WJ Merger in a manner adverse to FP-WJ or (2) the WJ Board fails, within ten business days after the commencement of a tender or exchange offer seeking to purchase at least 25% of WJ's shares, to recommend rejection of the offer;

    - if the other party breaches any of its representations, warranties or covenants in the WJ Merger Agreement and that breach:


       -- would prevent satisfaction of the terminating party's closing conditions relating to the breaching party's representations and warranties or covenants (see "Conditions to Closing" on pages 65 to 67); and


       -- either that breach cannot be cured before the Terminal Date or has not been cured within 30 days after written notice from the terminating party specifying its nature in reasonable detail.

    In addition, FP-WJ may also terminate the WJ Merger Agreement if:

    - the WJ Board withdraws, modifies or changes its approval or recommendation of the WJ Merger Proposal in a manner adverse to FP-WJ; or

    - the WJ Board fails, within ten business days after the commencement of a tender or exchange offer seeking to purchase at least 25% of WJ's shares, to recommend rejection of the offer.

    In addition, WJ may terminate the WJ Merger Agreement if Fox Paine Capital Fund gives WJ written notice that it will not, or it otherwise becomes manifestly obvious that it has become unable to, fund FP-WJ as required under its equity commitment letter (see "SPECIAL FACTORS--Financing--THE EQUITY FINANCING FROM FOX PAINE CAPITAL FUND" on page 52).


TERMINATION FEE; EXPENSES

    The general rule under the WJ Merger Agreement is that all costs and expenses incurred in connection with the WJ Merger Agreement and the WJ Merger will be paid by the party incurring them, whether or not the WJ Merger is completed. However, there are two exceptions:

    - under specified circumstances, summarized below, involving the termination of the WJ Merger Agreement, WJ would have to pay FP-WJ a termination fee of $13.25 million plus all costs and expenses incurred by FP-WJ in connection with the WJ Merger Agreement; and

    - if either party terminates the WJ Merger Agreement on the basis of a breach of a representation, warranty, covenant or agreement of the other party and that breach:


       -- would prevent the satisfaction of the terminating party's closing conditions relating to the breaching party's representations and warranties (see "Conditions to Closing" on pages 65 to 67); and


       -- either the breach cannot be cured before the Terminal Date or it has not been cured within 30 days after written notice from the terminating party specifying its nature in reasonable detail.

    In this last situation, all costs and expenses of the non-breaching party must be paid by the breaching party.

    The $13.25 million termination fee plus all costs and expenses of FP-WJ would be payable to FP-WJ if the WJ Merger Agreement was terminated:

    - by FP-WJ upon a breach by WJ of any representation, warranty, covenant or agreement that prevents the conditions concerning the truth and accuracy of WJ's representations and warranties or WJ's obligations from being satisfied (and such breach cannot be cured prior to January 31, 2000 or within 30 days after notice of such breach) and an alternative transaction is approved by WJ within twelve months following termination;

    - by FP-WJ because the WJ Board changes its recommendation of the WJ Merger in a manner adverse to FP-WJ;

    - by FP-WJ because the WJ Board fails, within ten business days of the commencement of a tender or exchange offer made by a third party for at least 25% of WJ's shares, to recommend rejection of the offer;

    - by WJ if the WJ Board withdraws, modifies or changes its recommendation due to receipt of a proposal for a superior alternative transaction; or

    - by either party based on the WJ shareowners failing to approve the WJ Merger Proposal and WJ enters into an alternative transaction within twelve months following termination of the WJ Merger.

    In circumstances where the $13.25 million termination fee plus FP-WJ's costs and expenses are payable, receipt of the payment by FP-WJ constitutes its sole remedy for WJ's breach of the WJ Merger Agreement.


    Estimated fees and expenses incurred or to be incurred by WJ in connection with the WJ Merger and related transactions (excluding (i) the Telecommunications Group Sale, which is not conditioned on the WJ Merger but the completion of which is a condition to the WJ Merger,
(ii) expenses relating to the litigation referred to in "SPECIAL
FACTORS--Certain Litigation" on page 57, and (iii) severance and retention payments) are as follows:



Investment banking and financial advisory fees..............  $ 7,400,000
Legal, accounting and printing fees and expenses............    2,800,000
Proxy solicitation fees and expenses........................       75,000
SEC filing fee..............................................       58,661
Miscellaneous expenses......................................      166,339
                                                              -----------
Total.......................................................  $10,500,000
                                                              ===========


EMPLOYEE MATTERS

    WJ must honor all pre-closing employee benefit plans and contract obligations to its current or former employees. Following the WJ Merger, WJ may take any action in connection with those plans and contracts that is not precluded by their terms.

AMENDMENTS

    The WJ Merger Agreement permits the parties to amend the WJ Merger Agreement by action of their boards of directors, at any time before the closing. However, if shareowners approve the WJ Merger Proposal, no amendment may be made that would require shareowner approval without that further approval being obtained.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of December 3, 1999, with respect to the ownership of WJ shares by:

    - any person who is known to WJ to be the beneficial owner of more than 5% of WJ's common stock;

    - all directors of WJ;

    - WJ's Chief Executive Officer;

    - WJ's four other most highly compensated executive officers in fiscal 1998; and

    - all of WJ's directors and officers as a group.

                                                              AMOUNT AND NATURE
BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP   PERCENT(1)
----------------                                           -----------------------   ----------
Mellon Bank Corporation..................................          599,988(2)           8.98
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
Dimensional Fund Advisors................................          473,600(3)           7.09
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Central Securities Corporation...........................          465,000(3)           6.96
  375 Park Avenue
  New York, New York 10152
The TCW Group, Inc.......................................          439,000(3)           6.57
  865 South Figueroa Street
  Los Angeles, California 90017
Gabelli Funds LLC/GAMCO Investors, Inc...................          408,200(4)           6.11
  One Corporate Center
  Rye, New York 10580
Watkins-Johnson Company Employee Investment Plan(5)......          375,106              5.61
Dean A. Watkins(6)(7)....................................          261,020              3.90
H. Richard Johnson(7)....................................           42,259                 *
W. Keith Kennedy, Jr.(7).................................          185,540              2.72
John J. Hartmann(7)......................................           23,960                 *
Raymond F. O'Brien(7)....................................           26,260                 *
William R. Graham(7).....................................           30,790                 *
Gary M. Cusumano(7)......................................           17,740                 *
Robert L. Prestel(7).....................................           17,540                 *
Patrick J. Brady(7)(8)...................................           49,357                 *
Scott G. Buchanan(7).....................................           63,194                 *
Malcolm J. Caraballo(7)..................................           87,674              1.30
Robert G. Hiller(7)......................................           21,755                 *
All directors and officers as a group (12
  persons)(7)(8).........................................          827,089             11.58

------------------------

*   Less than 1% of shares outstanding.

(1) Based on 6,680,699 shares of WJ common stock issued and outstanding as of December 3, 1999.

(2) Based on a Schedule 13G (as amended) filed by such shareowner. Amount includes 138,688 shares beneficially owned by Mellon Bank N.A.

(3) Based on a Schedule 13G (or amendment thereto).

(4) Based on a Schedule 13D (or amendment thereto) filed by such shareowner.

(5) Includes shares credited to the accounts of the named executive officers and included in their respective numbers shown below.

(6) Outstanding shares are held by the Watkins Trust, of which Dr. Watkins is a co-trustee and beneficiary. Options are held by Dr. Watkins individually.

(7) Includes options, exercisable within 60 days of December 3, 1999, to purchase WJ common shares as follows: Dean A. Watkins-12,000; H. Richard Johnson-12,000; W. Keith Kennedy-146,902; John J. Hartmann-23,360;
    Raymond F. O'Brien-20,260; William R. Graham-30,490; Gary M. Cusumano-17,240; Robert L. Prestel-17,240; Patrick J. Brady (see note
    (8))-46,332; Scott G. Buchanan-50,950; Malcolm J. Caraballo-62,633; Robert
    G. Hiller-21,000; and all directors and officers as a group (12 persons; see note (8))-460,407. Also includes, in the case of the named executive officers, shares credited to their WJ Employee Investment Plan accounts (see note (5)).

(8) Ceased being an executive officer upon the completion of the disposition of WJ's Semiconductor Equipment Group on July 6, 1999.

                  MARKET PRICE INFORMATION FOR WJ COMMON STOCK

    Set forth below are:

    - the high and low sale prices of WJ common stock on the New York Stock Exchange during each of the quarters beginning on January 1, 1997 (the year in which the WJ Board began to re-focus WJ's business); and

    - the high and low sale prices of WJ common stock on the New York Stock Exchange on

       -- October 25, 1999, the last trading day prior to the public announcement of the signing of the WJ Merger Agreement; and


       -- December 29, 1999, the last full trading day for which price information was available at the time of the printing of this proxy statement.



                                                                   WJ COMMON STOCK
                                                            ------------------------------
                                                               HIGH               LOW
                                                            -----------      -------------
First Quarter 1997........................................  $26 7/8          $22 1/8

Second Quarter 1997.......................................   32 3/8           22 1/4

Third Quarter 1997........................................   37 1/4           30 3/4

Fourth Quarter 1997.......................................   35 3/4           24 3/16

First Quarter 1998........................................   28 1/2           22 13/16

Second Quarter 1998.......................................   28 1/2           23 5/16

Third Quarter 1998........................................   29 1/2           17 9/16

Fourth Quarter 1998.......................................   22 9/16          16 3/8

First Quarter 1999........................................   26 1/2           20 1/8

Second Quarter 1999.......................................   28 1/4           22 5/8

Third Quarter 1999........................................   36               26 7/8

October 25, 1999..........................................   31 7/8           31 7/16

December 29, 1999.........................................   39 3/16          39

                        PRO FORMA FINANCIAL INFORMATION

    Although the Telecommunications Group Sale will not be voted on at the special meeting to which this proxy statement relates, the following information is being provided because the completion of the Telecommunications Group Sale is a condition to FP-WJ's obligation to close the WJ Merger but the completion of the Telecommunications Group Sale is not conditioned on the completion of the WJ Merger. Accordingly, it is possible that the Telecommunications Group Sale will close but the WJ Merger will not. The following information presents certain effects of the Telecommunications Group Sale on WJ's financial statements (as of the dates indicated in the next paragraph) assuming that the WJ Merger is not completed.

    The following unaudited pro forma financial information consists of:

    - WJ's unaudited pro forma combined condensed statements of operations for the nine months ended September 24, 1999 and the years ended December 31, 1998, 1997 and 1996; and

    - WJ's unaudited pro forma combined condensed balance sheet as of September 24, 1999.


    The following unaudited pro forma financial information should be read in conjunction with WJ's historical financial statements. These are on file with the Securities and Exchange Commission and can be found in the manner described under "WHERE YOU CAN FIND MORE INFORMATION ABOUT WJ" on page 82.


    The following unaudited pro forma financial information presents the effects of the Telecommunications Group Sale on WJ's financial statements as if the transaction had already occurred on the date indicated below:

    - the unaudited pro forma combined condensed statements of operations for the nine months ended September 24, 1999 assume that the Telecommunications Group Sale had been completed on January 1, 1999;

    - the unaudited pro forma combined condensed statements of operations for the years ended December 31, 1998, 1997 and 1996 assume that the Telecommunications Group Sale had been completed on January 1 in each of those three years; and

    - the unaudited pro forma combined condensed balance sheet as of September 24, 1999 assumes that the Telecommunications Group Sale had been completed on that date.

    The pro forma adjustments are based on available information and assumptions that WJ believes are reasonable at the time made. The pro forma amounts shown are not necessarily indicative of WJ's actual financial position or results of operations if and when the Telecommunications Group Sale is completed.


    The pro forma amounts shown are not necessarily indicative of the actual cash proceeds WJ will realize if the Telecommunications Group Sale is completed because the estimated purchase price of $57.9 million is subject to a post-closing balance sheet-related adjustment (see Note (d) to WJ's unaudited pro forma combined condensed balance sheet as of September 24, 1999 on page 79).

                            WATKINS-JOHNSON COMPANY

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 24, 1999

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (a)

                                                                 LESS
                                                          TELECOMMUNICATIONS      OTHER      PRO FORMA
                                             HISTORICAL         GROUP          ADJUSTMENTS    AMOUNTS
                                             ----------   ------------------   -----------   ---------
Sales......................................  $  98,311           34,571                      $  63,740

COSTS AND EXPENSES:
Cost of goods sold.........................     60,995           21,486                         39,509
Selling and administrative.................     14,848            8,095                          6,753
Research and development...................     15,078            2,060                         13,018
Divestiture................................      1,639                                           1,639
                                             ---------        ---------         ---------    ---------
                                                92,560           31,641                --       60,919
                                             ---------        ---------         ---------    ---------
Income from operations.....................      5,751            2,930                --        2,821
                                             ---------        ---------         ---------    ---------

OTHER INCOME (EXPENSE):
Interest income............................      2,708                                           2,708
Interest expense...........................       (380)              (1)                          (379)
Other income (expense)--net................        192             (129)                           321
Gain on real property......................      9,686                                           9,686
                                             ---------        ---------         ---------    ---------
Income from continuing operations before
  income taxes.............................     17,957            2,800                --       15,157
Income taxes...............................     (5,836)            (969)                        (4,867)
                                             ---------        ---------         ---------    ---------
Net income from continuing operations......  $  12,121            1,831                --    $  10,290
                                             =========        =========         =========    =========

Basic net income per share
  Income from continuing operations........  $    1.84             0.28                      $    1.56
                                             =========        =========                      =========
Basic average common shares................  6,576,000        6,576,000                      6,576,000

Diluted net income per share
  Income from continuing operations........  $    1.80             0.27                      $    1.53
                                             =========        =========                      =========
Diluted average common shares..............  6,724,000        6,724,000                      6,724,000

------------------------


(a) These Unaudited Pro Forma Combined Condensed Statements of Operations exclude any pro forma gain or loss from the Telecommunications Group Sale as described in Note (h) (page 79) to WJ's Unaudited Pro Forma Combined Condensed Balance Sheet as of September 24, 1999 (page 78).

                            WATKINS-JOHNSON COMPANY

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 LESS
                                                          TELECOMMUNICATIONS      OTHER      PRO FORMA
                                             HISTORICAL         GROUP          ADJUSTMENTS    AMOUNTS
                                             ----------   ------------------   -----------   ---------
Sales......................................  $ 115,219           51,651                      $  63,568

COSTS AND EXPENSES:
Cost of goods sold.........................     81,320           37,920                         43,400
Cost of goods sold--write down of
  discontinued products....................      3,399            3,399                             --
Selling and administrative.................     19,636           13,790                          5,846
Restructuring charges......................      2,700            2,700                             --
Research and development...................     21,861            7,737                         14,124
                                             ---------        ---------         ---------    ---------
                                               128,916           65,546                --       63,370
                                             ---------        ---------         ---------    ---------
Income (Loss) from operations..............    (13,697)         (13,895)               --          198
                                             ---------        ---------         ---------    ---------

OTHER INCOME (EXPENSE):
Interest income............................      5,681                                           5,681
Interest expense...........................       (601)                                           (601)
Other income (expense)--net................      1,170              (50)                         1,220
Gain on real property......................     14,973                                 --       14,973
                                             ---------        ---------         ---------    ---------
Income from continuing operations before
  income taxes.............................      7,526          (13,945)               --       21,471
Income taxes...............................     (2,446)           4,532                --       (6,978)
                                             ---------        ---------         ---------    ---------
Net income from continuing operations......  $   5,080           (9,413)               --    $  14,493
                                             =========        =========         =========    =========

Basic net income per share
  Income from continuing operations........  $    0.66            (1.22)                     $    1.87
                                             =========        =========                      =========
Basic average common shares................  7,737,000        7,737,000                      7,737,000

Diluted net income per share
  Income from continuing operations........  $    0.65            (1.20)                     $    1.84
                                             =========        =========                      =========
Diluted average common shares..............  7,857,000        7,857,000                      7,857,000

                            WATKINS-JOHNSON COMPANY

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 LESS
                                                          TELECOMMUNICATIONS      OTHER      PRO FORMA
                                             HISTORICAL         GROUP          ADJUSTMENTS    AMOUNTS
                                             ----------   ------------------   -----------   ---------
Sales......................................  $ 104,817           73,643                      $  31,174

COSTS AND EXPENSES:
Cost of goods sold.........................     65,558           39,967                         25,591
Selling and administrative.................     17,352           13,893                          3,459
Research and development...................     22,861           12,657                         10,204
                                             ---------        ---------         ---------    ---------
                                               105,771           66,517                --       39,254
                                             ---------        ---------         ---------    ---------
Income (Loss) from operations..............       (954)           7,126                --       (8,080)
                                             ---------        ---------         ---------    ---------

OTHER INCOME (EXPENSE):
Interest income............................      2,198                                           2,198
Interest expense...........................       (795)                                           (795)
Other income (expense)--net................       (289)             (40)                          (249)
Gain on real property......................      7,609                                 --        7,609
                                             ---------        ---------         ---------    ---------
Income from continuing operations before
  income taxes.............................      7,769            7,086                --          683
Income taxes...............................     (2,733)          (2,493)               --         (240)
                                             ---------        ---------         ---------    ---------
Net income from continuing operations......  $   5,036            4,593                --    $     443
                                             =========        =========         =========    =========

Basic net income per share
  Income from continuing operations........  $    0.61             0.56                      $    0.05
                                             =========        =========                      =========
Basic average common shares................  8,258,000        8,258,000                      8,258,000

Diluted net income per share
  Income from continuing operations........  $    0.59             0.54                      $    0.05
                                             =========        =========                      =========
Diluted average common shares..............  8,509,000        8,509,000                      8,509,000

                            WATKINS-JOHNSON COMPANY

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 LESS
                                                          TELECOMMUNICATIONS      OTHER      PRO FORMA
                                             HISTORICAL         GROUP          ADJUSTMENTS    AMOUNTS
                                             ----------   ------------------   -----------   ---------
Sales......................................  $  76,683           64,050                      $  12,633

COSTS AND EXPENSES:
Cost of goods sold.........................     53,942           41,704                         12,238
Selling and administrative.................     17,267           13,243                          4,024
Research and development...................     13,985            7,400                          6,585
                                             ---------        ---------         ---------    ---------
                                                85,194           62,347                --       22,847
                                             ---------        ---------         ---------    ---------
Income (Loss) from operations..............     (8,511)           1,703                --      (10,214)
                                             ---------        ---------         ---------    ---------

OTHER INCOME (EXPENSE):
Interest income............................        789                                             789
Interest expense...........................     (1,574)                                         (1,574)
Other income (expense)--net................       (509)             (50)               --         (459)
                                             ---------        ---------         ---------    ---------
Income (loss) from continuing operations
  before income taxes......................     (9,805)           1,653                --      (11,458)
Income taxes...............................      3,470             (585)               --        4,055
                                             ---------        ---------         ---------    ---------
Net (loss) income from continuing
  operations...............................  $  (6,335)           1,068                --    $  (7,403)
                                             =========        =========         =========    =========

Basic net income (loss) per share
  Income (loss) from continuing
    operations.............................  $   (0.77)            0.13                      $   (0.90)
                                             =========        =========                      =========
Basic average common shares................  8,265,000        8,265,000                      8,265,000

Diluted net income (loss) per share
  Income (loss) from continuing
    operations.............................  $   (0.77)            0.13                      $   (0.90)
                                             =========        =========                      =========
Diluted average common shares..............  8,265,000        8,265,000                      8,265,000

                            WATKINS-JOHNSON COMPANY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 24, 1999

                             (DOLLARS IN THOUSANDS)

                                                                 LESS
                                                          TELECOMMUNICATIONS      OTHER         PRO FORMA
                                             HISTORICAL        GROUP(A)        ADJUSTMENTS       BALANCE
                                             ----------   ------------------   -----------      ---------
ASSETS

CURRENT ASSETS:
Cash and equivalents.......................   $ 66,212            (417)           57,900(b)     $122,993
                                                                                  (1,700)(c)
                                                                                     164(d)
Short-term investments.....................     44,678                                            44,678
Receivables................................     16,927           6,026                            10,901
Inventories................................     10,068           5,949                             4,119
Deferred income taxes......................     25,100              --            (1,400)(e)      23,700
Net assets from discontinued operations....     16,954                                            16,954
Other......................................      3,559             243                             3,316
                                              --------         -------           -------        --------
Total current assets.......................    183,498          11,801            54,964         226,661
                                              --------         -------           -------        --------
Property, plant, and equipment.............     65,803          22,978                            42,825
Accumulated depreciation and
  amortization.............................    (41,599)        (14,669)                          (26,930)
                                              --------         -------           -------        --------
Property, plant, and equipment--net........     24,204           8,309                --          15,895
                                              --------         -------           -------        --------
Other assets...............................      4,255                                             4,255
Net assets of Telecommunications Group.....                    (14,671)          (14,671)(f)          --
                                              --------         -------           -------        --------
                                              $211,957           5,439            40,293        $246,811
                                              ========         =======           =======        ========

LIABILITIES AND SHAREOWNERS' EQUITY

CURRENT LIABILITIES:
Payables...................................   $  5,709           1,323                          $  4,386
Accrued liabilities........................     44,249           4,116             1,000(g)       56,010
                                                                                  14,877(e)
                                              --------         -------           -------        --------
Total current liabilities..................     49,958           5,439            15,877          60,396
                                              --------         -------           -------        --------
Long-term obligations......................      5,868                                             5,868

SHAREOWNERS' EQUITY:
Common stock...............................     36,331                                            36,331
Retained earnings..........................    119,952                            24,416(h)      144,368
Accumulated other comprehensive income
  (loss)...................................       (152)                                             (152)
                                              --------         -------           -------        --------
  Total shareowners' equity................    156,131              --            24,416         180,547
                                              --------         -------           -------        --------
                                              $211,957           5,439            40,293        $246,811
                                              ========         =======           =======        ========

------------------------

(footnotes on next page)

                            WATKINS-JOHNSON COMPANY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 24, 1999

                             (DOLLARS IN THOUSANDS)

------------------------

(footnotes)

(a) To remove assets and liabilities of the Telecommunications Group Business from continuing operations and shown on this pro forma balance sheet as "net assets of Telecommunications Group."

(b) To reflect estimated cash proceeds of $57.9 million from the Telecommunications Group Sale. Assumes release to WJ of the entire
    $1 million deposited into escrow at the closing of the Telecommunications Group Sale.

(c) To reflect estimated cash payments totaling $1.7 million to employees of the Telecommunications Group under WJ's retention program announced March 1, 1999.

(d) Estimated additional cash proceeds as a result of the price adjustment formula contained in the Telecommunications Group Sale. This adjustment is based on a comparison of the historical September 24, 1999 unaudited balance sheet of the Telecommunications Group, as adjusted in the manner specified in the Telecommunications Group Sale Agreement, to the historical June 25, 1999 unaudited balance sheet of the Telecommunications Group, similarly adjusted. WJ cannot determine, on the date of this proxy statement, the effect of applying the price adjustment formula to the adjusted unaudited closing date balance sheet of the Telecommunications Group.

(e) To accrue estimated income taxes due in connection with the estimated gain from the Telecommunications Group Sale.

(f) To adjust balance sheet items that are affected by the Telecommunications Group Sale.

(g) To accrue estimated legal fees related to the completion of the Telecommunications Group Sale.

(h) To adjust retained earnings to reflect the estimated gain from the Telecommunications Group Sale as follows:

Estimated cash proceeds (note (b))..........................  $ 57,900
Estimated price adjustment (note (d)).......................       164
Less: net asset basis.......................................   (14,671)
Less: retention payments (note (c)).........................    (1,700)
Less: estimated legal fees (note (g)).......................    (1,000)
                                                              --------
Gain before income taxes....................................    40,693
Less: 40% tax (current--$14,877, deferred--$1,400)..........   (16,277)
                                                              --------
Net gain in retained earnings...............................  $ 24,416*
                                                              ========

       -------------------------------


       * Net gain in retained earnings has no effect on the unaudited pro forma combined condensed statements of operations on pages 74 to 77.

                               DISSENTERS' RIGHTS

    Under Chapter 13 of the California General Corporation Law ("Chapter 13"), shareowners of WJ are entitled to exercise dissenters' rights in connection with the WJ Merger. THE FOLLOWING SUMMARY OF THE PROVISIONS OF CHAPTER 13 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS. WJ SHAREOWNERS ARE URGED TO READ IN FULL THE TEXT OF CHAPTER 13, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX D.

    BECAUSE WJ COMMON SHARES ARE LISTED ON THE NEW YORK STOCK EXCHANGE, NO HOLDER OF WJ SHARES (EXCEPT SHARES THAT ARE SUBJECT TO TRANSFER RESTRICTIONS) WILL HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS UNDER CHAPTER 13 IN CONNECTION WITH THE WJ MERGER UNLESS AT LEAST 5% OF THE OUTSTANDING WJ COMMON SHARES PROPERLY EXERCISE THEIR DISSENTERS' RIGHTS IN THE MANNER DESCRIBED BELOW. IT IS A CONDITION TO FP-WJ'S OBLIGATION TO CLOSE THE WJ MERGER THAT THE NUMBER OF DISSENTING SHARES IS BELOW THIS AMOUNT. ACCORDINGLY, FP-WJ CAN REFUSE TO COMPLETE THE WJ MERGER IF THE HOLDERS OF 5% OR MORE OF THE OUTSTANDING WJ COMMON SHARES PROPERLY EXERCISE DISSENTERS' RIGHTS IN CONNECTION WITH THE WJ MERGER. IN ADDITION, EVEN THOUGH A SHAREOWNER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS IS REQUIRED TO TAKE CERTAIN ACTIONS BEFORE THE WJ SPECIAL MEETING, IF THE WJ MERGER AGREEMENT IS LATER TERMINATED AND THE WJ MERGER IS ABANDONED, NO SHAREOWNER WILL HAVE THE RIGHT TO ANY PAYMENT FROM WJ BY REASON OF HAVING TAKEN THAT ACTION. THE FOLLOWING SUMMARY IS SUBJECT TO THESE QUALIFICATIONS.

    For a WJ shareowner to exercise dissenters' rights as to any WJ shares in connection with the WJ Merger, the shareowner must vote against the WJ Merger and make a written demand to have WJ purchase the shares at their fair market price. The demand must:

    - be made by the record holder of the shares;

       -- a beneficial owner of WJ shares registered in the record ownership of another person (such as a broker or nominee) should instruct the record holder to follow the procedures for perfecting dissenters' rights if the beneficial owner wants to dissent with respect to any or all of the shares;


    - be received by WJ by not later than the date of the special meeting (I.E., January 31, 2000);


    - be mailed to, and received by, WJ at Watkins-Johnson Company, 3333 Hillview Avenue, Palo Alto, California 94304, Attention: Corporate Secretary;

    - specify the holder's name and mailing address and the number of WJ shares held of record;

    - state that the holder is demanding purchase of the shares and payment of their fair market value; and

    - contain a statement as to the price which the shareowner claims to be the fair market value of the shares as of the day before the first announcement of the WJ Merger Agreement, I.E., October 25, 1999 (this statement will constitute an offer by the shareowner to sell the shares at that price).

    In addition, within the time period provided in Section 1302 of Chapter 13, the shareowner must also submit to WJ, for endorsement as dissenting shares, the stock certificates representing the WJ shares, as to which the shareowner is exercising dissenters' rights.

    WJ shares held by shareowners who have perfected their dissenters' rights in accordance with Chapter 13 and have not withdrawn their demands or otherwise lost their rights, are referred to in this summary as "Dissenting Shares."

    Within ten days after approval of the WJ Merger by WJ's shareowners, WJ must mail a notice of the approval to all holders of WJ common shares who voted against the WJ Merger Proposal at the special meeting and made timely demands for purchase (and who are entitled to require WJ to purchase their shares because holders of at least 5% of the outstanding WJ shares have done so). This notice must state the price determined by WJ to represent the fair market value of the Dissenting Shares as of October 25, 1999 (the day before the first announcement of the WJ Merger Agreement), a brief description of the procedures to be followed by those holders in order to pursue their dissenters' rights, and a copy of Sections 1300-1304 of Chapter 13. A statement of price by WJ will constitute an offer by WJ to purchase all Dissenting Shares at the stated amount but if the WJ Merger has not then closed such offer will be conditioned on the WJ Merger becoming effective.

    Irrespective of the percentage of WJ shares with respect to which demands for appraisal have been properly filed, WJ must mail the notice referred to in the preceding paragraph to any shareowner who has filed a demand with respect to WJ shares that are subject to transfer restrictions imposed by WJ. WJ is not aware of any transfer restrictions on its shares except for those restrictions which apply to some of the shares held by shareowners who are deemed to be affiliates of WJ as that term is defined by Rule 144 adopted by the Securities and Exchange Commission under the Securities Act of 1933. Any shareowners who believe there is some restriction on their shares should consult with their own advisor as to the nature of the restriction and its relationship to the availability of dissenters' rights in connection with the WJ Merger.

    If WJ and a dissenting shareowner agree that the shares are Dissenting Shares and agree on the purchase price of the shares, the dissenting shareowner is entitled to receive the agreed-upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the Dissenting Shares must be made within 30 days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the WJ Merger are satisfied. Payments are also conditioned on the surrender to WJ of the certificates representing the Dissenting Shares.

    If WJ denies that any shares are Dissenting Shares or the shareowner fails to agree with WJ as to the fair market value of the shares, then, within the time period provided by Section 1304(a) of Chapter 13, any shareowner who has made a valid written demand and has not voted in favor of approval of the WJ Merger may file a complaint in the Superior Court in the proper California county requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares, or both, or may intervene in any pending action brought by any other WJ shareowner. If the fair market value of the Dissenting Shares is at issue, the Court may appoint one or more impartial appraisers to determine the fair market value of such Dissenting Shares.

    Except as expressly limited by Chapter 13, holders of Dissenting Shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

    Cash dividends declared and paid by WJ on the Dissenting Shares after the date of approval of the WJ Merger Proposal by WJ's shareowners and prior to payment for the Dissenting Shares will be credited against the total amount to be paid by WJ.

    A holder of Dissenting Shares may not withdraw a demand for payment unless WJ consents to such withdrawal. Dissenting Shares lose their status as Dissenting Shares, and dissenting shareowners cease to be entitled to require WJ to purchase their shares, if:

    - the WJ Merger is abandoned;

    - the shares are transferred prior to their submission to WJ for the required endorsement;

    - the dissenting shareowner and WJ do not agree on the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither WJ nor the shareowner files a complaint or intervenes in a pending action within six months after WJ mails a notice that its shareowners have approved the WJ Merger; or

    - with WJ's consent, the holder delivers to WJ a written withdrawal of such holder's demand for purchase of the shares.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT WJ

    WJ files annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may read and copy any document filed by WJ at the following SEC's public reference facilities:

   WASHINGTON D.C.              NEW YORK                  CHICAGO
   Judiciary Plaza      Seven World Trade Center      Citicorp Center
450 Fifth Street, N.W.        Suite 1300          500 West Madison Street
      Room 1024            New York, NY 10048           Suite 1400
Washington, D.C. 20549                            Chicago, IL 60061-2511

    You may call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. These SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." Reports, proxy statements and other information concerning WJ can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

    WJ, Dr. Watkins and the Watkins Trust have filed with the Securities and Exchange Commission a Transaction Statement on Schedule 13E-3 relating to the WJ Merger. That document and its exhibits can be obtained in the same manner as the other WJ information referred to on this page.

    The SEC allows WJ to "incorporate by reference" the information it files with the SEC, which means that WJ can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. Any later information filed with the SEC will automatically update and supersede that information.

    WJ incorporates by reference the documents listed below, and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date of the special meeting to which this proxy statement relates. The exhibits to those filings are also incorporated by reference.

    The WJ documents incorporated by reference are its:

    - Proxy statement dated March 17, 1999, filed on March 17, 1999 relating to the 1999 annual meeting of shareowners;

    - Supplement dated April 14, 1999, to March 17, 1999 proxy statement, filed on April 14, 1999;

    - Current Report on Form 8-K filed on July 21, 1999;

    - Current Report on Form 8-K/A, filed on July 28, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended June 25, 1999, filed on August 9, 1999;

    - Current Report on Form 8-K filed on August 19, 1999;

    - Current Report on Form 8-K filed on October 6, 1999;

    - Current Report on Form 8-K filed on October 28, 1999;

    - Form 10-K/A Amended Annual Report for the fiscal year ended December 31, 1998, filed on December 10, 1999;

    - Form 10-Q/A Amended Quarterly Report for the quarter ended September 24, 1999, filed on December 10, 1999; and

    - Proxy statement dated December 15, 1999, filed on December 15, 1999 relating to the special meeting of shareowners to be held on January 14, 2000 to vote on the Telecommunications Group Sale.

    You can obtain copies of the documents listed above, without charge, by contacting Claudia Kelly, Secretary at:

                            Watkins-Johnson Company
                              3333 Hillview Avenue
                            Palo Alto, CA 94304-1223
                            Telephone (650) 813-2201


    In order to ensure timely delivery of the documents, any requests should be made by January 24, 2000.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                            FP-WJ ACQUISITION CORP.,
                           A CALIFORNIA CORPORATION,
                                      AND
                            WATKINS-JOHNSON COMPANY,
                            A CALIFORNIA CORPORATION
                             DATED OCTOBER 25, 1999

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of October 25, 1999, between FP-WJ Acquisition Corp., a California corporation ("PURCHASER"), and Watkins-Johnson Company, a California corporation (the "COMPANY").

                                   BACKGROUND

    A. The Boards of Directors of the Company and Purchaser have approved the merger of Purchaser with and into the Company (the "MERGER") in accordance with the California Corporations Code (the "CALIFORNIA CODE"), with the Company being the surviving corporation in the Merger (the Company, in its capacity as such surviving corporation, being referred to as the "SURVIVING CORPORATION"), upon the terms and subject to the conditions of this Agreement.

    B. In the Merger, all of the issued and outstanding shares of the Common Stock, without par value, of the Company ("COMPANY COMMON STOCK") (other than shares of Company Common Stock owned, directly or indirectly, by the Company or Purchaser) will be converted into the right to receive $41.125 per share in cash (without interest) upon the terms and subject to the limitations and conditions of this Agreement (the term "COMPANY COMMON STOCK" including, for all purposes of this Agreement, the associated share purchase rights (the "RIGHTS") issued under the Rights Agreement dated as of September 30, 1996, as amended, between the Company and ChaseMellon Shareholders Services, L.L.C. as Rights Agreement (the "RIGHTS AGREEMENT")). As more specifically hereinafter provided, the cash payable to holders of Company Common Stock in the Merger shall be provided
(i) from the cash of the Company, (ii) an aggregate of $50 million from Purchaser (which amount includes funds utilized by Sponsor (as defined in Section 3.2(g) hereof) to purchase the Purchased Shares (as defined in and pursuant to the Recapitalization Agreement (as defined in Recital E below) between the Company and the Watkins Trust dated September 19, 1988, and
(iii) $41 million in debt financing to be arranged by or at the direction of Purchaser.

    C. The Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the holders of Company Common Stock, has approved the Merger and has decided to recommend the approval and adoption of this Agreement by the shareholders of the Company.

    D. The parties hereto intend that the Merger be treated as a recapitalization for financial reporting purposes.

    E. For the purpose of accounting for the Merger as a recapitalization, one or more beneficial owners of Company Common Stock (the "ADDITIONAL INVESTORS") have, concurrently herewith, subscribed for and agreed to acquire shares of Series A Preferred Stock (as defined in Section 2.4 hereof) pursuant to recapitalization agreements substantially in the form attached as EXHIBIT A hereto (the "RECAPITALIZATION AGREEMENTS"), each of which share of Series A Preferred Stock shall, as more specifically hereinafter provided, be converted into a single share of the common stock of the Surviving Corporation in the Merger.

    F. Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    NOW, THEREFORE, Purchaser and the Company (the "PARTIES") hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Code, at the Effective Time (as defined in

Section 1.3 below), Purchaser shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation under the laws of the State of California under the name "Watkins-Johnson Company," and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

    SECTION 1.2 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "CLOSING") shall take place on the later of (i) January 5, 2000 or (ii) immediately following the satisfaction or waiver of the conditions set forth in Article V, other than those conditions which by their terms are to be satisfied at the Closing, at the offices of Irell & Manella LLP, 333 South Hope Street, Suite 3300, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by the Parties. The date of the Closing is referred to as the "CLOSING DATE."

    SECTION 1.3 EFFECTIVE TIME OF THE MERGER. At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the California Code (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of California, or such later time as is specified in the Certificate of Merger, being referred to as the "EFFECTIVE TIME").

    SECTION 1.4 EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the California Code.

    SECTION 1.5 ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, and the Bylaws of the Surviving Corporation shall be the Bylaws of Purchaser as in effect immediately prior to the Effective Time, except that the Bylaws shall contain the indemnification and exculpation provisions required by Section 4.7(a).

    SECTION 1.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Purchaser immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and with the California Code.

                                   ARTICLE II
                    CONVERSION OF COMPANY CAPITAL STOCK AND
                      CERTAIN OTHER EFFECTS OF THE MERGER

    SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any other shares of capital stock of Purchaser or the
Company:

    (a) COMMON STOCK OF PURCHASER. Each share of Common Stock, without par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and shall constitute one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation, which, other than as set forth in Section 2.1(d), shall be all of the issued and outstanding capital stock of the Surviving Corporation as of the Effective Time.

    (b) CANCELLATION OF CERTAIN SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock that is owned by the Company or by any direct or indirect subsidiary of the Company (as treasury shares or otherwise), and each share of Company Common Stock that is owned by

Purchaser or any subsidiary of Purchaser, shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

    (c) CONVERSION OF ISSUED AND OUTSTANDING COMPANY COMMON STOCK. Except as otherwise provided in this Agreement and subject to Section 2.1(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive cash from the Surviving Corporation in an amount equal to $41.125 (net of any applicable withholding taxes), payable to the holder without interest (the "MERGER CONSIDERATION").

    (d) CONVERSION OF SERIES A PREFERRED STOCK. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall constitute one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

    (e) SHARES OF DISSENTING HOLDERS. Notwithstanding anything else in this Agreement to the contrary but only to the extent required by the California Code, shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and that are held by holders of Company Common Stock who have not voted in favor of the Merger and who comply with all the provisions of the California Code concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (the "DISSENTING SHAREHOLDERS", with the shares of Company Common Stock held by such Dissenting Shareholders being referred to as the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration but shall represent solely the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the California Code; PROVIDED, HOWEVER, that any Dissenting Shares which, at any time after the Effective Time, lose their status as Dissenting Shares under the California Code, shall forfeit the right to appraisal and all such Dissenting Shares shall then be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration as contemplated by
Section 2.1(c), without interest. Prior to the Effective Time, the Company shall give Purchaser prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any demand.

    (f) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares, except (in each case, other than shares referred to in Section 2.1(b) and Dissenting Shares) the right to receive the Merger Consideration, without interest, upon surrender of such certificate in accordance with Section 2.2.

    SECTION 2.2  SURRENDER OF CERTIFICATES.

    (a) APPOINTMENT OF PAYING AGENT. Prior to the Effective Time, Purchaser shall, under an agreement in form and substance reasonably satisfactory to the Company (the "PAYING AGENT AGREEMENT"), appoint a bank or trust company located in the United States (which may not be an affiliate of Purchaser) to act as Paying Agent (the "PAYING AGENT") for the payment of the Merger Consideration. The Surviving Corporation (using its own funds and the proceeds from the equity and debt commitments described in Section 3.2(g)) will make available to the Paying Agent, as and when needed, an amount in cash equal to the total Merger Consideration for all shares of Company Common Stock outstanding at the Effective Time (other than shares referred to in Section 2.1(b) and Dissenting Shares). Such cash provided to the Paying Agent shall be held for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this
Article II (the "EXCHANGE FUND").

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates that represented issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (other than shares referred to in Section 2.1(b) and Dissenting Shares) shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the amount of cash into which the total number of shares of Company Common Stock previously represented by such surrendered certificate or certificates shall have been converted pursuant to the Merger. The Paying Agent shall accept such certificates upon surrender of such certificates pursuant to a Letter of Transmittal, substitute form W-9 or similar document, and related documents, the form of which shall be provided by Purchaser and approved by the Company prior to the Effective Time (such approval not to be unreasonably withheld) and upon compliance with such other reasonable terms and conditions as the Paying Agent may impose in order to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfers on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock (other than to give effect, (i) in accordance with customary settlement procedures as determined by the Company's transfer agent, to sales of shares, and (ii) to exercises of Options (as defined in Section 2.3(a), to the extent that such sales and/or exercises took place before the Effective Time), and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of cash as provided above. If any cash is to be remitted to a person other than the registered holder of a certificate for Company Common Stock surrendered for exchange, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or the Paying Agent any transfer or other taxes required by reason of the payment of cash to a person other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each certificate for shares of Company Common Stock (other than shares referred to in Section 2.1(a) and Dissenting Shares) shall be deemed from the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1 and any dividends or other distributions as described in Section 2.2(c). No interest shall be paid or shall accrue on any cash payable as Merger Consideration.

    (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such certificates, subject, however, to the Surviving Corporation's obligation, with respect to shares of Company Common Stock outstanding immediately before the Effective Time, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock consistently with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

    (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which, on the 270th calendar day from and excluding the Closing Date, remains undistributed to the holders of the certificates representing shares of Company Common Stock converted into the right to receive the Merger Consideration in the Merger shall be delivered to the Surviving Corporation, upon demand, and any such holders who have not previously complied with this Section 2.2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash.

    (e) NO LIABILITY. None of Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock have not been surrendered before the latest date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity, as defined in Section 3.1(e), any such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund in accordance with the Paying Agent Agreement. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

    SECTION 2.3  TREATMENT OF STOCK OPTIONS.

    (a) PAYMENT FOR OPTIONS. At the Effective Time, except as set forth on a schedule to be provided to the Company by Purchaser prior to the Effective Time (with the consent of each Option holder identified thereon, the "ROLLOVER OPTION SCHEDULE"), all the then outstanding stock options previously granted to employees, non-employee directors and consultants (the "OPTIONS") under the Company's stock option plans (the "STOCK OPTION PLANS"), whether or not then vested or exercisable, shall terminate and shall no longer be exercisable. Those Options set forth on the Rollover Option Schedule shall by virtue of the Merger be assumed by the Surviving Corporation. Each Option so assumed by the Surviving Corporation will continue to have, and be subject to, the same terms and conditions of such Options immediately prior to the Effective Time except that each such Option will be exercisable (or will become exercisable in accordance with its terms) for the common stock of the Surviving Corporation. With respect to each terminated Option, the Surviving Corporation shall make a cash payment to the former holder thereof at the Effective Time in an amount equal to (subject to any applicable withholding taxes, the "CASH PAYMENT") the product of
(x) the total number of shares of Company Common Stock subject to such Option (i.e., to the extent such Option has not theretofore been exercised), whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option (i.e., to the extent such Option has not theretofore been exercised), each such Cash Payment to be paid to each holder of an outstanding Option on the Closing Date; PROVIDED, HOWEVER, that the Surviving Corporation shall have the right to condition the making of the Cash Payment on its receipt of a release or waiver satisfactory to the Surviving Corporation in its reasonable discretion. All Cash Payments shall be funded by the Surviving Corporation.

    (b) TERMINATION OF STOCK OPTION PLANS AND PHANTOM STOCK APPRECIATION RIGHT PLAN. Prior to the Effective Time, the Board of Directors of the Company (or any duly authorized committee thereof) shall adopt appropriate resolutions, and take all other actions necessary, to provide for the termination, as of the Effective Time, of all of the Stock Option Plans and the 1997 Phantom Stock Appreciation Right Plan for the Wireless Products Group of the Company. The Company represents and warrants to the Purchaser that no other Company Plans (as defined in Section 3.1(n)) provide for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company (other than in respect of cash payments through the Merger), and the Company shall ensure that, following the Effective Time, no holder of an Option shall have any right to acquire any capital stock of Purchaser or the Surviving Corporation by reason of such Option.

    SECTION 2.4 SERIES A PREFERRED STOCK. A reasonable time prior to the Effective Time, the Company shall file with the Secretary of State of the State of California a certificate of designation (the "CERTIFICATE OF DESIGNATION") with respect to its Series A Convertible Participating Preferred Stock, substantially in the form attached hereto as EXHIBIT 2.4(A) (the "SERIES A PREFERRED STOCK"). Immediately prior to the Effective Time, the Company shall issue shares of Series A Preferred Stock to the Additional Investors pursuant to and as set forth in the Recapitalization Agreements.

    SECTION 2.5 ASSET DROP-DOWN. The Company agrees that, in the reasonable discretion of Purchaser in order to secure the Financing (as defined in Section 3.2(g)) or pursuant to the terms of the commitment letter with respect thereto, it will (if so requested by Purchaser) use commercially reasonable efforts to transfer all or substantially all of its Wireless Products Groups assets and liabilities (other than with respect to its rights and obligations under this Agreement, and other than assets and liabilities requested to be excluded from the drop-down by Purchaser) to a wholly-owned subsidiary of the Company immediately prior to the Effective Time, pursuant to one or more instruments of conveyance satisfactory to Purchaser in its reasonable discretion.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except to the extent that the Company's Disclosure Schedule delivered to Purchaser at the same time as the execution of this Agreement and accepted by Purchaser under this Agreement (the "COMPANY DISCLOSURE SCHEDULES") specifically qualifies any of the following representations and warranties (in which case, the specified representation and warranty shall be deemed made with such qualification), the Company hereby represents and warrants to Purchaser as follows:

    (a) ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is (i) set forth on Schedule 3.1(a) of the Company Disclosure Schedules and (ii) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below in this Section 3.1(a)). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" means any material adverse change in or effect on (i) the business, results of operations or condition (financial or other) of (1) the Company (or, following the Effective Time, the Surviving Corporation) and its subsidiaries taken as a whole or (2) the Company's Wireless Products Group ("WPG"), in each case excluding any change or effect that is directly attributable to conditions generally affecting the United States, California or Maryland economy or any of the industries in which the Company or its subsidiaries operates unless such conditions adversely affect the Company in a materially disproportionate manner, or (ii) the ability of the Company to consummate the Merger on or before the Terminal Date (as defined in Section 6.1(e)).

    (b) ARTICLES OF INCORPORATION AND BYLAWS. The Company has furnished to Purchaser a complete and correct copy of the Articles of Incorporation and the Bylaws of the Company and the equivalent organizational documents of each subsidiary of the Company as currently in effect. Neither the Company nor any subsidiary of the Company is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or equivalent organizational documents).

    (c) CAPITALIZATION. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, $1.00 par value ("COMPANY PREFERRED STOCK"). As of the date hereof:
(i) 6,659,799 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights; (ii) 1,279,446 shares of Company Common Stock were issuable pursuant to all outstanding

Options; and (iii) no more than 1,117,213 shares were available for issuance under the Stock Option Plans, none of which (other than shares issuable pursuant to Options outstanding as of the date of this Agreement) are or will be subject to issuance or issued. All outstanding Options were issued pursuant to the Stock Option Plans. The number of Options, by exercise price, outstanding as of the date hereof, is set forth in Schedule 3.1(c) of the Company Disclosure Schedules. No shares of Company Preferred Stock are issued and outstanding (excepting from the foregoing, as of the time immediately prior to the Effective Time, the Series A Preferred Stock to be issued pursuant to Section 2.4 hereof). The authorized capital stock and issued and outstanding stock of each subsidiary is set forth in Schedule 3.1(c) of the Company Disclosure Schedules. Except as set forth in this Section 3.1(c) or Schedule 3.1(c) of the Company Disclosure Schedules, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any subsidiary of the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company and no shares of Company Common Stock or Company Preferred Stock are reserved for issuance or (ii) outstanding contractual obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of, or any equity interest in, any subsidiary. Each outstanding share of capital stock of, or other equity interest in, each subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable.

    (d) AUTHORITY RELATIVE TO AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger, other than the approval and adoption of this Agreement (including any actions described in Section 3.1(u) and Section 3.1(v)) and the Merger by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights and to the discretionary nature of equitable remedies. The Company shall have received, prior to the Effective Time, the approval and adoption of the Telecom Agreement and the Telecom Sale Transaction (each such term as defined in Section 4.1 hereof) by the holders of a majority of the outstanding shares of Company Common Stock. The only vote of the holders of any class or series of outstanding securities of the Company required for approval of (A) this Agreement and the Merger and the transactions contemplated hereby is the affirmative vote of the holders of a majority of (x) the outstanding shares of Company Common Stock and (y) the Series A Preferred Stock and (B) the Telecom Agreement and the Telecom Sale Transaction is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

    (e) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. Other than in connection with or in compliance with the specific provisions of (A) the California Code relating to the filing and recordation of the Certificate of Merger and other appropriate merger documents, if any, and the approval of the Merger by the Company's shareholders, (B) the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted under such Act (collectively, the "EXCHANGE ACT"), relating to (1) the filing with, and clearance by the Securities and Exchange Commission (the "SEC") of, a proxy statement relating to the Shareholders Meeting referred to in Section 4.2 (such proxy statement, as amended or supplemented from time to time, being referred to as the "PROXY STATEMENT," the Parties acknowledge that they intend that the Proxy Statement will be included in the form of a supplement and amendment to the Company's proxy statement relating to the Telecom Sale Transaction if the latter proxy statement shall have been previously filed) and (2) the filing of any other reports and documents with the SEC relating to this Agreement or any of the transactions contemplated hereby, (C) the "blue sky" laws of the various states, (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT ACT") relating to the filing of notification regarding the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission (collectively, the "ANTITRUST AUTHORITIES") and the expiration of the applicable waiting period under the Hart-Scott Act, and (E) applicable local permit laws, rules and regulations pertaining to the operation of the business of the Company and its subsidiaries, the execution and delivery of this Agreement by the Company, the performance of the obligations of the Company hereunder and the consummation of the Merger by the Company do not and will not: (1) violate any provision of the Articles of Incorporation or By-Laws (or other organizational documents) of the Company or any of its subsidiaries; (2) violate any statute, ordinance, writ, judgment, injunction, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority, federal, state, local or foreign (a "GOVERNMENTAL ENTITY"), applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the creation of any lien, security interest, charge or encumbrance on any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any right of payment, termination or modification of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation, including without limitation the Company Plans, to which the Company or any of its subsidiaries is a party, or by which any of the properties or assets of the Company or any of its subsidiaries is bound or affected, except (x) in the case of clauses (2) and (3) above, where the failure to obtain or make any such filing, permit, consent, or approval or the failure to give such notice or (y) in the case of clause (4) above, where such violation, breach or conflict, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (f) COMPLIANCE WITH LAWS. The Company and its subsidiaries are in compliance with all applicable laws, regulations, orders, judgments, injunctions, writs and decrees except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Schedule 3.1(f) of the Company Disclosure Schedules sets forth all orders, judgments, injunctions, writs and decrees applicable to the Company and/or any of its subsidiaries. There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company by, on behalf of or before any court, arbitrator or Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. No investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those (i) set forth on Schedule 3.1(g) of the Company Disclosure Schedules and (ii) the outcome of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    (g)  COMPANY SEC FILINGS AND FINANCIAL STATEMENTS.

        (i) Since December 31, 1995, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, in each case as in effect at the time of such filings, and each form, report and document filed with the SEC by the Company since December 31, 1995 (the "COMPANY SEC FILINGS") has complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations adopted under those laws as of the date of such filing. As of their respective dates, each of the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (ii) Each of the consolidated financial statements included in the Company SEC Filings was prepared in accordance with United States generally accepted accounting principles as in effect from time to time ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the date of such consolidated financial statements and the results of their operations and their cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to normal year end audit adjustments).

        (iii) The Company will deliver to Purchaser as soon as they become available true and complete copies of any report or statement mailed by the Company to its shareholders generally or filed by the Company with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, each of such reports and statements (excluding any information therein provided in writing by or on behalf of Purchaser specifically for inclusion therein, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations thereunder as in effect on the date of such filing. The consolidated financial statements of the Company to be included in each of such reports and statements (excluding any information therein provided in writing by Purchaser specifically for inclusion therein, as to which the Company makes no representation) will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates of such consolidated financial statements and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments).

    (h) INFORMATION SUPPLIED. None of the information included in the Proxy Statement (other than information supplied in writing by or on behalf of Purchaser specifically for inclusion in the Proxy Statement, as to which the Company makes no representation) will contain, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting or any amendment or supplement thereto. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act except that the Company makes no representation with respect to any statements made based on information supplied in writing by or on behalf of Purchaser specifically for inclusion in the Proxy Statement.

    (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in any Company SEC Filing made prior to the date hereof, since December 31, 1998 there has not been (i) any change, event or development in or affecting the Company that, individually or in the aggregate, constituted or could reasonably be expected to have a Company Material Adverse Effect, (ii) any change by the Company in its accounting methods, principles or practices, except as required by changes in GAAP, (iii) any declaration, setting aside or payment of any dividends or distributions in respect of any series of capital stock of the Company, (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers at or above the rank of Vice President of the Company or any of its subsidiaries, or (v) any event, circumstance, action or omission to act that would have constituted a breach of Section 4.1 hereof were the same to have been applicable to the Company and its subsidiaries as of such date.

    (j) ABSENCE OF LITIGATION. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties of the Company or any of its subsidiaries, before any court, arbitrator or other Governmental Entity, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries, nor any of their respective properties or assets, is subject to any order, writ, judgment, injunction, decree, determination or award having, or which could reasonably be expected, individually or in the aggregate to have, a Company Material Adverse Effect.

    (k) LIABILITIES. Other than regular quarterly cash dividends on Company Common Stock not in excess of $0.12 per share per quarter and except as set forth in the Company SEC Filings made prior to the date hereof or disclosed on
Schedule 3.1(k) of the Company Disclosure Schedules, there is no claim, liability or obligation (including without limitation obligations to shareholders with respect to dividends or distributions of any sort) of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, affecting the Company, WPG or any of their subsidiaries which (i) is or results from indebtedness for borrowed money, (ii) would be required to be disclosed in the Company's consolidated financial statements prepared in accordance with GAAP or (iii) could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (l)  LABOR MATTERS.

        (i) The Company, its subsidiaries and all of its former subsidiaries (while the same were subsidiaries of the Company, the "FORMER SUBSIDIARIES") have complied in all respects with all laws, rules and regulations pertaining to employment practices including, without limitation, the Worker Adjustment Retraining Notification Act, the wage hour laws, the Americans with Disabilities Act, and the discrimination laws, and no fact or event exists that could give rise to liability under such acts, laws, rules or regulations, except for such occurrences, non-compliances and liabilities as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceeding pending with respect to the Company or any of its subsidiaries or, to the knowledge of the Company, threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such a complaint or claim. Neither the Company nor any of its subsidiaries has, since December 31, 1995, (i) had any employees strikes, work stoppages, slowdowns or lockouts, (ii) received any requests for certifications of bargaining units or any other requests for collective bargaining, or
    (iii) become aware or had knowledge of any efforts to organize employees of the Company or any of its subsidiaries or any employees performing work for the Company but provided by an outside employment agency into a collective bargaining unit.

        (ii) Except as described in Schedule 3.1(1) of the Company Disclosure Schedules, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment or other benefit becoming due from the Company or any of its subsidiaries to any officer, director, or employee of, or consultant to, the Company or any of its subsidiaries or any Former Subsidiary, and to the knowledge of the Company as of the date hereof (but not later), no employee of the Company or any of its subsidiaries has made any threat, or otherwise revealed an intent, to terminate said employee's relationship with Company or any of its subsidiaries, for any reason, including the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries is a party to any agreement for the provision of labor pursuant to employee "loan-outs" or with an agency providing temporary labor services except as set forth in Schedule 3.1(1) of the Company Disclosure Schedules. To the knowledge of the Company, except as set forth in Schedule 3.1(1) of the Company Disclosure Schedules, during the preceding three years, there have been no claims by employees of such outside agencies, if any, assigned to work for Company or any of its subsidiaries or any Former Subsidiary, no claims by any governmental agency with regard to such employees and no attempts by any labor organization to organize the employees assigned by any outside agency to work for, at or on behalf of the Company or any of its subsidiaries or any Former Subsidiary.

       (iii) Within the three-year period preceding the date hereof, there have been no federal or state claims based on the sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of Company or any of its subsidiaries or any Former Subsidiary or by any of the employees performing work for the Company or any of its subsidiaries or any Former Subsidiary but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. The Company and its subsidiaries and Former Subsidiaries have complied with all laws related to the employment of employees except for such occurrences where non-compliance and resulting liabilities could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.1(1) of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries nor any Former Subsidiary has received any notice of any claim during the preceding three years that it has not complied in any material respect with any laws relating to the employment of employees, including without limitation any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

        (iv) Neither the Company nor any of its subsidiaries has any written policies and/or employee handbooks or manuals except as set forth in
    Schedule 3.1(1) of the Company Disclosure Schedules.

    (m)  ENVIRONMENTAL MATTERS.

        (i) For purposes of this Agreement, the following terms shall have the following meanings: (A) "HAZARDOUS SUBSTANCES" means (1) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, 49 U.S.C. 5110 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., the Clean Water Act, 33 U.S.C 1251 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. 300f ET SEQ., the Atomic Energy Act, 42
    U.S.C 2014 ET SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C 136 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. 2601 ET SEQ.,and the Clean Air Act, 42 U.S.C 7401 ET SEQ., and their state counterparts, as each may be amended from time to time, and all regulations adopted under all of the foregoing federal and state laws; (2) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof; (3) methane, natural gas, synthetic gas, and any mixtures thereof; (4) polychlorinated biphenyls; (5) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (6) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; PROVIDED, HOWEVER, that Hazardous Substances shall not include office and janitorial supplies used in a manner and in amounts consistent with current normal business practices; and (B) "ENVIRONMENTAL LAWS" means any federal, state, foreign, or local law, rule or regulation, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to
    (1) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or (2) the presence, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

        (ii) (A) The Company and each of its subsidiaries is and has been in material compliance with all applicable Environmental Laws; (B) the Company and each of its subsidiaries has obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws (the "ENVIRONMENTAL PERMITS") and is and has been in material compliance with their requirements; (C) the Surviving Corporation will continue to have the benefit of the Environmental Permits pursuant to the Merger without the consent of any Governmental Entity;
    (D) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, injection wells, pits, sumps or lagoons or other devices or conduits to the environment in which Hazardous Substances are being or have been treated, stored or disposed of on or at any property currently owned, leased, used or occupied by the Company or any of its subsidiaries; (E) there is no asbestos or asbestos-containing material on any owned or leased real property in violation of Environmental Laws or in a condition in which good management practices would require its abatement;
    (F) no Hazardous Substances are present or have been released, discharged or disposed of, at or on any real property currently or formerly owned, occupied, used or leased by the Company or any of its subsidiaries or Former Subsidiaries (but, with respect to Former Subsidiaries, only on or before the date of divestiture by the Company of each such Former Subsidiary) or their respective predecessors, and none of such property is contaminated with any Hazardous Substances, in a manner or amount that, if made known to any Governmental Entity with jurisdiction thereover or any interested third party, reasonably could be expected to give rise to material liability for investigation or clean-up under or pursuant to any Environmental Law;
    (G) neither the Company nor any of its subsidiaries or Former Subsidiaries (but, with respect to Former Subsidiaries, only with respect to liability arising from activities or conditions occurring on or before the date of divestiture by the Company of each such Former Subsidiary) is undertaking or has completed any investigation or clean-up relating to the presence, release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation; and (H) there are no past, pending or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating to Environmental Laws, any Environmental Permits or any Hazardous Substances (each, an "ENVIRONMENTAL CLAIM") against the Company or any of its subsidiaries or Former Subsidiaries or with respect to any currently or formerly owned, occupied, leased or used real properties or assets of the Company or any of its subsidiaries or Former Subsidiaries (but, with respect to Former Subsidiaries, only with respect to liability arising from activities or conditions occurring on or before the date of divestiture by the Company of each such Former Subsidiary) and there are no facts, events, conditions or circumstances that could reasonably be expected to form the basis of any material Environmental Claim against the Company, including without limitation with respect to personal injury or "toxic tort" suits or any off-site disposal location presently or formerly used by the Company or any of its subsidiaries or Former Subsidiaries.

       (iii) The Company and its subsidiaries have made available to Purchaser copies of all environmental reports, studies or analyses in its possession or under its control relating to owned, leased, occupied or used real property or the operations of the Company or the subsidiaries or Former Subsidiaries.

        (iv) Schedule 3.1(m) of the Company Disclosure Schedules sets forth
    (A) a list of all real property currently or formerly owned, leased, used or occupied by the Company, any of the subsidiaries or any of the Former Subsidiaries, with the exception of such real property comprising less than 3,000 square feet used for commercial sales purposes and not used for manufacturing, assembly, research and development, warehousing, maintenance or any other non-sales use; (B) a description of the status of any "Superfund" or other litigation under any Environmental Laws to which the Company, any subsidiary or any Former Subsidiary is or has been a party; and
    (C) a list of all off-site disposal locations used by the Company or any of its subsidiaries or Former Subsidiaries and a description of the nature and amount of any Hazardous Substances transported to such locations by such entities.

        (v) Schedule 3.1(m) of the Company Disclosure Schedules sets forth complete, true and correct copies of all environmental remediation insurance purchased and similar and other arrangements entered into with third parties relating to the remediation of releases of Hazardous Substances and other issues that have arisen or may arise under applicable Environmental Laws. All such insurance and other arrangements are in full force and effect and are binding and enforceable obligations of the counterparties thereto, and neither the Company nor its subsidiaries or Former Subsidiaries has breached or is in breach or default in any material respect thereunder. None of such third parties has denied any claim made by or coverage afforded the Company under such insurance or arrangements or has indicated that it will deny any such claim or coverage. The insurance and remediation contracts listed in
    Section 3.1(m) of the Company Disclosure Schedules are adequate to provide for the satisfaction of all known environmental liabilities with respect to the Palo Alto and Scott's Valley facilities, excluding applicable deductible or self-insured retention amounts stated therein.

    (n)  EMPLOYEE BENEFITS.

        (i) Schedule 3.1(n) of the Company Disclosure Schedules lists (A) all employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries, including, but not limited to, all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), but excluding the Stock Option Plans (the "COMPANY PLANS") and (B) all written agreements relating to employment or severance with any of the directors, officers or employees of the Company or any of its subsidiaries (the "COMPANY EMPLOYMENT CONTRACTS"). Schedule 3.1(n) of the Company Disclosure Schedules sets forth the name of each current officer or employee of the Company or any subsidiary with an annual base salary (including the most recent year-end bonus) greater than $125,000 and the annual base salary and most recent year-end bonus applicable to each such officer or employee. The Company has made available to Purchaser a copy of each Company Plan, each material document prepared in connection with each Company Plan (including, without limitation, all Forms 5500 and all schedules and exhibits thereto, Plan and trust documents and insurance policies, summary plan descriptions, and all correspondence with the Internal Revenue Service and the Department of Labor) and each Company Employment Contract. Neither the Company nor any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA AFFILIATE") has within the seven year period ending on the Effective Time sponsored or been obligated to contribute to any "multi-employer plan" within the meaning of
    Section 3(37) of ERISA or any plan subject to Title IV of ERISA or
    Section 412 of the Tax Code. Except as set forth in Schedule 3.1(n) and except as required by applicable law, none of the Company Plans or Company Employment Contracts promises or provides medical or life insurance benefits to any person or the beneficiaries of any person for any period beyond the termination of such person's employment with the Company and any of its subsidiaries (the "POST-EMPLOYMENT OBLIGATIONS"). Assuming that all personnel employed in the Company's WPG division remain so employed but that all other employees of the Company and its subsidiaries cease to be employed, Section 3.1(n) of the Company Disclosure Schedules contains information accurately setting forth the annualized cost, in any particular year, to the Company of all Post-Employment Obligations (whether or not identified in Schedule 3.1(n), but excluding COBRA medical insurance coverage to the extent paid for by the beneficiaries of such insurance). Each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "TAX CODE"), is so qualified. Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of ERISA and all other applicable laws. Each Company Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Tax Code, or with the requirements referred to in Section 4980D(a) of the Tax Code, has complied in all material respects. The Company has not incurred any direct or indirect material liability under, arising out of or by operation of Title IV of ERISA or any other provision of ERISA in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement by the Company or any ERISA Affiliate, and no fact exists or event has occurred that could reasonably be expected to give rise to any such liability. With respect to any insurance policy which provides, or has provided, funding for benefits under any Company Plan, there is and will be no liability of the Company or any subsidiary in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Effective Time, nor would there be any such liability or termination fee if such insurance policy were terminated as of the Effective Time.

        (ii) Other than routine claims for benefits under the Company Plans,
    (A) there are no proceedings, claims, lawsuits, disputes, actions, or controversies for which a complaint or other pleading has been served upon, or for which a written demand has been received by, the Company Plans, or the fiduciaries, administrators, or trustees of any of the Company Plans or the Company or any of its subsidiaries or any of their respective ERISA Affiliates as the employer or sponsor under any Company Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant or beneficiary of any Company Plan or any other person whomsoever, (B) no written notice or written communication has been received by the Company Plans, or the fiduciaries, administrators, or trustees of any of the Company Plans or the Company or any of its subsidiaries or any of their respective ERISA Affiliates as the employer or sponsor under any Company Plan, from the Internal Revenue Service, the Department of Labor, or any other governmental entity regarding any pending or threatened audit or investigation of any Company Plan, and (C) there are no pending or, to the knowledge of the Company, threatened other material investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Company Plans, or the fiduciaries, administrators, or trustees of any of the Company Plans or the Company or any of its subsidiaries or any of their respective ERISA Affiliates as the employer or sponsor under any Company Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant or beneficiary of any Company Plan or any other person whomsoever. The Company has no knowledge of any reasonable basis for any such claim, lawsuit, dispute, action or controversy.

        (iii) The Company and its subsidiaries will be able to terminate each of the Company Plans at the Effective Time without violating the provisions of ERISA or of such Company Plans and without incurring any charge, fee, or expense (other than administrative costs which are not material in amount) by reason of such termination. Except as set forth in Section 2.3(a), the termination of the Stock Option Plans by the Company prior to the Effective Time and the cancellation of all outstanding Options pursuant to this Agreement shall not result in any liability whatsoever.

    (o)  TAX MATTERS.

        (i) For purposes of this Agreement: (A) "INCOME TAXES" means any federal, state, local, or foreign income or franchise Tax and, in each instance, any interest, penalties or additions to Tax attributable to such Tax; (B) "TAX" and, collectively, "TAXES," means: (1) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, capital, net worth, income, profits, sales, use and occupation, and value added, AD VALOREM, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
    (2) any liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (3) any liability for the payment of any amounts of the type described in clause (1) or (2) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity; and (C) "RETURN" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company.

        (ii) Except as set forth in Schedule 3.1(o) of the Company Disclosure Schedules, each of the Company and its subsidiaries has (A) timely filed in accordance with all applicable laws, all Returns required to be filed by them (taking into account extensions) and such Returns are complete and correct in all material respects, (B) paid all Taxes shown as due on such Returns, and (C) paid all Taxes other than those not yet due and other than those being contested in good faith and for which appropriate reserves (in accordance with GAAP) have been made on the Company's latest balance sheet, all of which contested Taxes are disclosed in Schedule 3.1(o) of the Company Disclosure Schedules, for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable. Except as set forth in Schedule 3.1(o) of the Company Disclosure Schedules, complete copies of (A) consolidated federal Income Tax Returns for the Company and its subsidiaries and (B) state and local Income Tax and other Returns of the Company and its subsidiaries for each of the years ended December 31, 1996, 1997 and 1998 have heretofore been delivered or made available to Purchaser.

        (iii) Except as set forth in Schedule 3.1(o) of the Company Disclosure
    Schedules: (A) there is no action, suit, proceeding, audit, claim or assessment pending or, to the knowledge of the Company, proposed with respect to any liability for Tax that relates to the Company or any of its subsidiaries for which a material amount of Tax is at issue, (B) all material amounts required to be collected or withheld by the Company and each of its subsidiaries with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (C) no extension of time within which to file any material Return that relates to the Company or any of its subsidiaries has been requested which Return has not since been filed,
    (D) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any material Return that relates to the Company or any of its subsidiaries which remain in effect, (E) there are no tax rulings, requests for filings, closing agreements or changes of accounting method relating to the Company or any of its subsidiaries which could materially affect their liability for Taxes for any period after the Effective Time and (F) no power of attorney has been granted by the Company or any of its subsidiaries with respect to any matter relating to Taxes of the Company and its subsidiaries which is currently in force. Except as set forth in Schedule 3.1(o) of the Company Disclosure Schedules, immediately prior to the Effective Time, (A) neither the Company nor any subsidiary has filed a consent under Section 341(f) of the Tax Code or any comparable provision of state revenue statutes, (B) no property of the Company or its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Tax Code; (C) neither the Company nor any of its subsidiaries is a party to any lease made pursuant to
    Section 168(f) of the Tax Code, (D) no portion of the cost of any asset of the Company or any of its subsidiaries has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Tax Code Section 103, (E) beginning in 1995 the Company and its subsidiaries have documented their transfer pricing methodology annually and have supplied copies of such studies to Purchaser, and (F) any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of or in connection (in whole or in part) with the Merger by any employee, officer or director of the Company or any of its subsidiaries who is a "disqualified individual" (as that term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Plans or other compensation arrangement entered into or in effect prior to the Closing would not be characterized as an "excess parachute payment" (as such terms are defined in Section 280G(b)(1) of the Tax Code).

        (iv) Neither the Company nor any subsidiary of the Company is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal tax purposes.

        (v) There are no Tax sharing agreements or similar arrangements with respect to or involving the Company or any of its subsidiaries.

        (vi) Neither the Company nor any subsidiary of the Company was included or includable in any consolidated or unitary Tax Return or report, other than Tax Returns or reports in which the Company was the common parent of the consolidated or unitary group.

    (p)  TANGIBLE PROPERTY.

        (i) The Company and its subsidiaries have good and marketable title to all their tangible properties and assets, which tangible properties and assets are sufficient to enable each of the Company and WPG to conduct its business as the same is currently conducted. All of the tangible properties and assets of the Company and its subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business.

        (ii) All of the tangible properties and assets of the Company and its subsidiaries are free and clear of all liens, except (A) liens for taxes not yet due and payable, (B) liens of landlords, vendors, warehousemen and mechanics, and (C) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or expense, or do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby. To the knowledge of the Company, all properties used in the Company's business (whether owned or leased) are in compliance in all material respects with all applicable laws, statutes, rules and regulations (including, without limitation, building, zoning and environmental laws) and all covenants, conditions, restrictions or easements affecting the property or its use or occupancy, and, to the knowledge of the Company, no notices of any material violations thereof have been received.

        (iii) Each of the leases (the "COMPANY LEASES") under which any of the material properties of the Company or any of its subsidiaries is leased is unmodified, valid and subsisting and in full force and effect in the form made available to Purchaser prior to the date hereof, and, to the knowledge of the Company, there are no other agreements, written or oral, between the Company or any of its subsidiaries and any third parties claiming an interest in the interest of the Company or any of its subsidiaries in, or otherwise affecting the use and occupancy of, the property leased under each Company Lease. Neither the Company nor any of its subsidiaries is in default under the Company Leases in any material respect and no material defaults (whether or not subsequently cured) by the Company or any of its subsidiaries have been alleged thereunder. To the knowledge of the Company, no lessor named in any of the Company Leases is in default thereunder in any material respect, and no material defaults (whether or not subsequently cured) by such lessor have been alleged thereunder.

    (q)  CERTAIN CONTRACTS AND AGREEMENTS.

        (i) Schedule 3.1(q)(i) of the Company Disclosure Schedules lists each contract which is required by its terms or is currently expected to result in the payment or receipt by the Company or any subsidiary of more than $200,000 and which is not terminable by the Company or any of its subsidiaries without the payment of any penalty or fine on not more than three months' notice, other than the Company Plans (a "MATERIAL CONTRACT"). To the knowledge of the Company, each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Company) in accordance with its terms and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Company or any third party under such Material Contracts. The Company or the applicable subsidiary of the Company has duly complied in all material respects with the provisions of each Material Contract to which it is a party.

        (ii) Schedule 3.1(q)(ii) of the Company Disclosure Schedules lists:
    (1) all material agreements relating to joint ventures, partnerships and equity or debt investments involving the Company or any of its subsidiaries;
    (2) all noncompete agreements with the Company or the subsidiaries (whether as beneficiary or obligor); (3) all agreements, notes, bonds, indentures or other instruments governing indebtedness for borrowed money of the Company or any of its subsidiaries, and any guarantee thereof or the pledge of any assets or other security therefor; (4) each agreement affording registration rights as to any securities of the Company under the Securities Act of 1933, as amended (the "SECURITIES ACT"), (5) each Company Lease providing for annual lease payments by the Company or any of its subsidiaries in an amount in excess of $200,000; (6) each agreement to which the Company or a subsidiary is a party restricting or otherwise affecting voting or other rights with respect to any securities of the Company or subsidiaries, including voting trusts, voting agreements, irrevocable proxies, preemptive rights, shareholders' agreements, redemption agreements and buy sell agreements; (7) each material agreement between the Company or any of its subsidiaries and any hospital, hospital management company, health maintenance organization or other managed care payor; (8) each agreement between or among the Company or any subsidiary; (9) each management contract and contract with independent contractors or consultants (or similar arrangements) including exclusive rights or requiring payments in excess of $200,000 individually or $500,000 in the aggregate to which the Company or any subsidiary is a party, which are not cancelable without penalty or further payment upon 30 days' or less notice; and (10) each other material agreement of the Company or any of the subsidiaries not made in the ordinary course of business that is to be performed on or after the date of this Agreement, except for any agreement which is required by any other provision of this Section 3.1 to be included on a Company Disclosure Schedule delivered under that provision. To the knowledge of the Company, each such agreement, note, bond, indenture, other instrument or contract (including those required by any other provision of this Section 3.1 to be included on a Company Disclosure Schedule delivered under that provision, the "SCHEDULED AGREEMENTS") is in full force and effect and is enforceable against the parties thereto (other than the Company) in accordance with its terms and no condition or state of facts exists that, with notice of the passage of time, or both, would constitute a default in any material respect by the Company or any third party under any of such Scheduled Agreements. The Company or the applicable subsidiary of the Company has duly complied in all material respects with the provisions of each of the Scheduled Agreements to which it is a party.

    (r) INSURANCE. The Company and subsidiaries have in full force and effect the policies of fire, liability, title, errors and omissions and other forms of insurance listed on Schedule 3.1(r) of the Company Disclosure Schedules. None of the Company or any of its subsidiaries is in default under any such policies which default could reasonably be expected to have a Company Material Adverse Effect and there is no material inaccuracy in any application for such policies. Each of the Company's and its subsidiaries' activities and operations have been conducted in a manner so as to conform in all material respects to the applicable provisions of such policies. None of the Company and subsidiaries has received a notice of cancellation or non-renewal with respect to any such policy. Schedule 3.1(r) of the Company Disclosure Schedules lists all pending claims under any of such policies in excess of $10,000 and timely notice has been given of all such claims. None of such insurers has rejected or, to the knowledge of the Company, plans to reject any of such claims.

    (s) TRANSACTIONS WITH AFFILIATES. Except as disclosed in any of the Company SEC Filings made prior to the date hereof and excluding the Company Employment Contracts, there are no contracts, agreements, arrangements or understandings of any kind involving any monetary payment or other obligation or commitment (excluding non-monetary obligations or commitments of a de minimis nature) between any affiliate (as defined in Section 7.3(a), it being understood that for the purposes of this Section 3.1(s) such definition shall include, without limitation, the officers and directors of the Company and WPG) of the Company, on the one hand, and the Company or any subsidiary of the Company, on the other hand.

    (t) OPINION OF FINANCIAL ADVISOR. CIBC World Markets Corp., the Company's financial advisor, has delivered an opinion to the board of directors of the Company to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the holder of Rollover Shares), a copy of which opinion will be delivered to Purchaser.

    (u) RIGHTS AGREEMENT. The Company has taken all action necessary to prevent the Rights Agreement from becoming applicable, or the Rights becoming exercisable, as a result of the execution of this Agreement by the Parties or of the consummation of the Merger.

    (v) TAKEOVER LAWS. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the transactions contemplated hereby from any applicable "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state.

    (w)  INTELLECTUAL PROPERTY.

        (i) The Company (which term, for all purposes of this Section 3.1(w), includes the subsidiaries of the Company) is entitled to use all of the following which are used with or necessary for the conduct of the business of the Company (including, without limitation, WPG) as currently conducted, namely (1) trademarks, service marks, trade names, internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, the "TRADEMARKS"),
    (2) patents and patent applications, (3) copyrights (including any registrations, renewals and applications for any of the foregoing),
    (4) software, (5) technology, and (6) trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, the "TRADE SECRETS," and, together with the items referred to in clauses (1) through (4) above, the "INTELLECTUAL PROPERTY"). The Intellectual Property together with the rights granted in the User Agreements and the License Agreements (each as defined in clause (ii) below) is sufficient to enable each of the Company and WPG to conduct its business as the same is currently conducted.

        (ii) Schedule 3.1(w) of the Company Disclosure Schedules sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign (1) patents and patent applications,
    (2) registrations of Trademarks (including internet domain registrations) and applications; and (3) copyright registrations and applications (collectively, the "REGISTERED INTELLECTUAL PROPERTY"). Schedule 3.1(w) of the Company Disclosure Schedules sets forth a complete and accurate list of all license agreements (except for end user license and support/maintenance agreements entered into in the ordinary course of business (the "USER AGREEMENTS")) granting any right to use or practice any Intellectual Property, whether the Company is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property to which the Company is a party or otherwise bound (collectively, the "LICENSE AGREEMENTS"), indicating for each the title, the parties, and the date executed.

        (iii) Except for the User Agreements and License Agreements, to the Company's knowledge, the Company has the right to use the Intellectual Property free and clear of all liens and without any obligation or liability to any third persons.

        (iv) The Registered Intellectual Property is valid and subsisting, and has not been canceled, expired, or abandoned. There is no pending, or to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Registered Intellectual Property.

        (v) To the Company's knowledge, the conduct of the Company's business as currently conducted, including the use of the Intellectual Property, does not infringe upon any intellectual property rights owned or controlled by any third party. There are no claims or suits pending or to the Company's knowledge, threatened, and the Company has not received any notice of a third party claim or suit (A) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property.

        (vi) There are no settlements, forbearances to sue, consents, judgments, orders, writs or injunctions to which the Company is a party which
    (A) restrict the Company's rights to use any Intellectual Property,
    (B) restrict the Company's businesses in order to accommodate a third party's intellectual property rights, or (C) permit third parties to use any Intellectual Property used by the Company. The Company has not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the User Agreements and/or the License Agreements, and no royalties, honoraria or other fees are payable by the Company for its use of or right to use any Intellectual Property, except pursuant to the License Agreements. To the Company's knowledge, the License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights and to the discretionary nature of equitable remedies, and, to the Company's knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under, any such License Agreement which violation, breach or default could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (vii) The Company takes all reasonable and customary measures to protect the confidentiality of the Trade Secrets. To the Company's knowledge, no party to any non-disclosure agreement with the Company relating to any Trade Secrets is in breach or default thereof.

        (viii) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property used by the Company, and no such claims have been brought against any third party by the Company. No person has a right to receive a royalty or similar payment in respect of the Registered Intellectual Property or in respect of any Intellectual Property of the Company pursuant to any User Agreements, License Agreements or any other contractual arrangement entered into by the Company or any of its subsidiaries. No former or present employees, officers or directors of the Company hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

        (ix) The consummation of the Merger will not (A) result in the loss or impairment of the Company's right to use any Intellectual Property, or
    (B) require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

        (x) To the extent used in accordance with their intended purpose as set forth in any manuals or materials (as amended or supplemented) delivered in connection therewith, all of the products, as upgraded to be Year 2000 Compliant (as defined below in this clause (x)), of the Company (including products currently under development) will, after the Closing, accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will accurately calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dated (collectively, "YEAR 2000 COMPLIANT"). All of the products of the Company, after the Closing, except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and (B) will be operable without error with other products used and distributed by the Company that may deliver records to the products of the Company or receive records from the products of the Company, or interact with the products, including but not limited to back up and archived data, provided that such other products are also Year 2000 Compliant. Set forth on Schedule 3.1(x) of the Company Disclosure Schedules is a true and correct statement of the extent to which the internal computer and technology products and systems of the Company are Year 2000 Compliant. The Company has taken all actions represented in such statement to have been taken by it. To the knowledge of the Company, the software and computer systems of and products supplied to the Company by all third persons, and the software and computer systems of the Company's customers, in each case with respect to whom the Company has a material business relationship, are Year 2000 Compliant.

    (x) INFORMATION IN FINANCING DOCUMENTS. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in any syndication and other materials to be delivered to potential financing sources in connection with the Financing (as defined in Section 3.2(g)) will, at the date delivered, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

    (y) COMPANY CASH. As of the date hereof, the Company and its subsidiaries have at least $159,800,000 in cash and short-term liquid investments.

    (z) CLOSING OF ASSET DISPOSITIONS. The Company has closed (i) the sale of the Company's San Jose property in accordance with the terms and conditions of the Purchase and Sale Agreement between the Company and Lincoln Property Company Commercial, Inc. dated August 21, 1999, and (ii) the sale of the Company's interest in its Palo Alto property (Buildings 3, 4 and 5) to Stanford University in accordance with the terms and conditions of the Agreement for Assignment of Leasehold Interest, Sublease of Property, Leaseback of Real Property and Joint Escrow Instructions between the Company and the Board of Trustees of the Leland Stanford Junior University dated as of September 30, 1999.

    SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows:

    (a) CORPORATE ORGANIZATION. Purchaser is a corporation duty organized, validly existing and in good standing under the laws of the State of California, and Purchaser has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect (as defined below). As of the date hereof, Purchaser has not engaged in any business other than in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger. The term "PURCHASER MATERIAL ADVERSE EFFECT" means any material adverse change in or effect on (i) the business, results of operations or condition (financial or other) of Purchaser and its subsidiaries taken as a whole or (ii) the ability of Purchaser to consummate the Merger on or before the Terminal Date (a Purchaser Material Adverse Effect of the kind included in this clause (ii) being referred to as a "PURCHASER MATERIAL ADVERSE CONSUMMATION EFFECT").

    (b) CHARTERS AND BYLAWS. Purchaser has furnished to the Company a complete and correct copy of the Articles of Incorporation and Bylaws of Purchaser as currently in effect. Purchaser is not in violation of any of the provisions of its respective Articles of Incorporation or Bylaws.

    (c) AUTHORITY RELATIVE TO AGREEMENT. Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Merger have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights and to the discretionary nature of equitable remedies.

    (d)  NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

        (i) The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Merger by them do not and will not:
    (A) conflict with or violate the Articles of Incorporation or Bylaws of Purchaser; (B) assuming that all consents, approvals and authorizations contemplated by Section 3.2(d)(ii) have been obtained, all filings described in such Section have been made and all notification periods referred to in such Section have expired, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which it or its properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, security interest, change or encumbrance on any of the properties or assets of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of the properties or assets of Purchaser is bound or affected, except, in the case of clauses
    (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

        (ii) The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Merger by Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) the filing and recordation of the Certificate of Merger as required by California law; (B) applicable filings under the Hart-Scott Act and the termination or expiration of the waiting period under that Act; and
    (C) such other consents, approvals, authorizations, actions, filings and notifications as shall have been specified by Purchaser to the Company in writing prior to the date of this Agreement.

    (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Purchaser in writing specifically for inclusion in the Proxy Statement will contain, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting or any amendment or supplement thereto.

    (f) ABSENCE OF LITIGATION. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser, or any properties of Purchaser, before any court, arbitrator or Governmental Entity that, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its properties or assets is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which could reasonably be expected to have, a Purchaser Material Adverse Consummation Effect.

    (g)  FINANCING.

        (i) At the Effective Time and subject to satisfaction of the conditions set forth in Article V, Purchaser will have cash funds from the issuance of equity (pursuant to the equity commitment letter provided to Purchaser by Fox Paine Capital Fund, L.P. (the "SPONSOR") attached hereto as
    EXHIBIT 3.2(G)) of not less than $50 million (such amount including the amount to be utilized by Sponsor to purchase the Purchased Shares). Purchaser has been informed by Sponsor that Sponsor has the necessary power and authority to call the funds necessary to make the aforementioned equity commitment, without the need for any consent or approval of any other person or entity and without the requirement that any other condition be satisfied (excluding customary conditions that have been previously disclosed to the Company).

        (ii) Purchaser has received a commitment letter from a financial institution, a true and correct copy of which has been provided to the Company, pursuant to which such financial institution has committed, subject to the terms and conditions thereof, to arrange or fund on behalf of Purchaser $55 million of debt financing (the "FINANCING") to be utilized in connection with the Merger and the other transactions contemplated by this Agreement and to provide working capital to the Surviving Corporation.

        (iii) Purchaser represents that the terms and conditions of the commitment letters are acceptable in form and substance to Purchaser.

    (h) NO FOREIGN OWNERSHIP. Purchaser is not, and is not owned or controlled by, a foreign interest or foreign person under the Exon-Florio Act, as implemented in 31 C.F.R. Part 800, the International Trafficking in Arms Regulations, 22 C.F.R. Parts 120-130 or the National Industrial Security Program Operating Manual, DOD 5220-22.M (January 1985).

                                   ARTICLE IV

            CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

    SECTION 4.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. Except as otherwise required by the terms of this Agreement or unless Purchaser shall otherwise agree in writing: (i) the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws (it being understood that the ordinary course of business of the Company does not include the disposition (by any means) of material assets (individually or in the aggregate), subsidiaries, divisions or other identifiable groups within or subsets of the Company); (ii) each of the Company and its subsidiaries shall use its reasonable commercial efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with their customers, suppliers and other persons with whom the Company or any of its subsidiaries has significant business relations; and (iii) by way of amplification and not limitation of the foregoing, neither the Company nor any of its subsidiaries shall directly or indirectly do, or propose or commit to do, any of the following:

    (a) Either: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends on Company Common Stock declared and paid on dates consistent with past practice in an amount not to exceed $0.12 per share per quarter; or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iii) purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities convertible into shares of capital stock or any rights, warrants or options to acquire any such shares or convertible securities;

    (b) Authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), other than (i) sales of capital stock of any subsidiary of the Company to the Company or another subsidiary of the Company, (ii) the issuance of shares of Company Common Stock upon exercise of Options that were issued and outstanding prior to the date of this Agreement or in compliance with other obligations that were in existence on the date of this Agreement and disclosed in any Company Disclosure Schedules, and (iii) the issuance of shares of Series A Preferred Stock as set forth in Section 2.4 of this Agreement;

    (c) Except to the extent required under the Stock Option Plans, the Company Plans or the Company Employment Contracts: (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in compensation of non-managerial personnel of the Company or its subsidiaries in the ordinary course of business in accordance with past practice; or (ii) grant any severance or termination pay, or (iii) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as required by law or as provided in Section 2.3 of this Agreement; PROVIDED, HOWEVER, that this Section 4.1(c) shall not prohibit the Company or any of its subsidiaries, to the extent consistent with past practice, from hiring non-managerial or non-officer personnel from time to time in the ordinary course of its business and providing such personnel with benefits deemed appropriate by the Company;

    (d) Amend its Articles of Incorporation, Bylaws or other comparable charter or organizational documents or alter, through merger, liquidation, reorganization, restructuring or in any other fashion, its corporate structure;

    (e) Acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets (not otherwise subject to paragraph (h) below) other than in the ordinary course of business consistent with past practice or in an aggregate amount not to exceed $500,000, or in accordance with the cash management practices of the Company set forth on Schedule 4.1(e) of the Company Disclosure Schedules;

    (f) Sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise transfer or dispose of any of its properties or assets other than inventory or obsolete equipment in the ordinary course of business in commercial transactions consistent with past practice and in amounts that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

    (g) Either: (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than guarantees by the Company in favor of any of its wholly owned subsidiaries or by any of its subsidiaries in favor of the Company) or enter into any other financing obligation that would be required to be presented as indebtedness on a balance sheet prepared in accordance with GAAP, or enter into any "off balance sheet" financing arrangement or transaction; or (B) make any loans, advances or capital contributions to, or investments in (excluding investments made in accordance with cash management practices set forth on Schedule 4.1(e) of the Company Disclosure Schedules), any other person, other than (1) to any direct or indirect wholly owned subsidiary of the Company, or (2) to an employee described in Schedule 4.1(g) of the Company Disclosure Schedules and (3) to other employees of the Company and its subsidiaries, provided that the loans contemplated by this clause (g)(B)(3) will not exceed $100,000 in the aggregate;

    (h) Except for current capital expenditure plans set forth on
Schedule 4.1(h) of the Company Disclosure Schedules, expend, or commit to expend, funds for capital expenditures;

    (i) Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation;

    (j) Recognize any labor union (unless legally required to do so) or enter into any collective bargaining agreement;

    (k) Except as may be required as a result of a change in GAAP or as recommended by the Company's independent accountants and consented to in writing by Purchaser prior to such change, change any of the accounting methods, practices or principles used by the Company or any of its subsidiaries;

    (l) Enter into any new line of business or open any new facilities;

    (m) Amend or otherwise modify, or waive any rights or obligations of any other party to the Telecom Agreement (as hereinafter defined), other than such amendments, modifications or waivers as (v) are immaterial, individually or in the aggregate, (x) in no manner affect the proceeds payable to the Company pursuant to the Telecom Agreement or the financial value to the Company of the Telecom Sale Transaction, (y) to which the Company has previously disclosed to Purchaser in writing and (z) is otherwise permissible pursuant to this
Section 4.1 (without giving effect to the parenthetical statement set forth in subclause (i) within the body of the introductory paragraph of this
Section 4.1); or

    (n) Authorize any of, or commit or agree to take any of, the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue as of the date when made if such action had then been taken.

    Nothing in this Section 4.1, in Section 4.6 or elsewhere in this Agreement (other than Section 4.12), shall limit the Company's right or ability to complete the sale (the "TELECOM SALE TRANSACTION") of the Company's telecom business strictly in accordance with the terms and conditions of the Amended and Restated Purchase Agreement between the Company, Tracor, Inc. and Marconi Aerospace Electronic Systems Inc. (as assignee of Tracor, Inc.'s rights and obligations thereunder) dated as of August 18, 1999 (the "TELECOM AGREEMENT"), as such Telecom Agreement may be further amended, modified or waived as permitted in Section 4.1(m) above.

    SECTION 4.2 SHAREHOLDERS MEETING. The Company shall take all action necessary, in accordance with and subject to the California Code and its Articles of Incorporation and Bylaws, to convene a meeting of its shareholders (the "SHAREHOLDERS MEETING") as soon as reasonably practicable after the date of this Agreement to consider and vote upon the adoption and approval of this Agreement and the Merger. Subject to the next sentence, the Company, through its Board of Directors, shall recommend to its shareholders approval of the foregoing matters and such recommendation shall be included in the Proxy Statement. The Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change such recommendation, if and only if (i) an Acquisition Proposal (as defined below) which constitutes a Superior Proposal (as defined below) is made to the Company and is not withdrawn,
(ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 4.6, (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Acquisition Proposal, the failure to make or withdrawal, modification or change of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under California law, and (iv) such failure, withdrawal, modification or change occurs or is made prior to the Shareholders Meeting. Nothing in this Section 4.2 shall limit the Company's obligation to hold and convene the Shareholders Meeting. For the purposes of this Section 4.2, a "Superior Proposal" means a bona fide Acquisition Proposal which a majority of the disinterested members of the Board of Directors of the Company determines in their reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (after receiving the written opinion, with only customary qualifications, of the Company's independent financial advisor that the financial value of the consideration provided for in such Acquisition Proposal exceeds the financial value of the Merger Consideration) and for which financing, to the extent required, is then committed by a third party.

    SECTION 4.3 PREPARATION OF THE PROXY STATEMENT. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement and, following approval by Purchaser (which approval shall not be unreasonably withheld), shall file the Proxy Statement with the SEC. The Company shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, subject to the Company's rights with respect to an Alternative Transaction (as defined below). The Company shall use its reasonable commercial efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company and Purchaser shall each correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. In the event that the SEC comments upon or otherwise reviews the Proxy Statement, the Company shall promptly inform Purchaser of such comments and/or review, shall consult with Purchaser in connection with responding to any such comments (including without limitation the revision of the Proxy Statement). The Company shall not file the Proxy Statement or any amendment thereto or revision thereof without Purchaser's prior approval, which approval will not be unreasonably withheld.

    SECTION 4.4 HART-SCOTT ACT FILINGS. Promptly following the date of this Agreement, the Company and Purchaser shall prepare and file with the Antitrust Authorities all documents and forms required under the Hart-Scott Act. Each of the Company and Purchaser shall use its reasonable commercial efforts to obtain the timely termination or expiration of the waiting period applicable to the Merger under the Hart-Scott Act.

    SECTION 4.5  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a)  ACCESS TO INFORMATION.

        (i) The Company: (A) shall, and shall cause its subsidiaries, auditors and other agents to, afford the officers, auditors and other agents and representatives of Purchaser and persons or entities (and representatives thereof) committed or proposing to provide Purchaser or the Company with the Financing reasonable access at all reasonable times (during normal business hours so as not to unduly or unreasonably interfere with the business of the Company and its subsidiaries) to its employees (it being understood that access to the Company's employees, other than its senior officers, shall be with the prior consultation of a senior officer of the Company), agents, properties, customers, contractors, suppliers and others, offices and other facilities and (subject to restrictions imposed by applicable law or by contract) to all books and records, and shall furnish Purchaser and such other persons with all financial, operating and other data and information as Purchaser, through its officers, may from time to time reasonably request; and (B) shall make available its senior officers, upon reasonable prior notice and during normal business hours, to confer on a regular basis with the appropriate officers of Purchaser regarding the ongoing operations of the Company and its subsidiaries, the implementation of the Merger and other matters reasonably related hereto. No investigation pursuant to this
    Section 4.5(a) shall affect any representations or warranties of the Parties made in this Agreement or the conditions to the obligations of the Parties under this Agreement.

        (ii) Prior to the Effective Time, the Company and its accountants, agents and other representatives shall cooperate with Purchaser by providing information about the Company which is necessary for Purchaser and its accountants, agents, counsel and other representatives to participate in and to assist the Company in preparing the Financing documents and securing the Financing and in response to other reasonable requests with respect to such Financing documents. Notwithstanding anything in this Agreement to the contrary, to the extent reasonably appropriate to assist the success of the Financing, Purchaser may disclose, or cause its representatives to disclose, and, at the request of Purchaser, the Company shall disclose (in each case, to the extent requested by Purchaser, subject to the Company receiving reasonable assurances as to the maintenance of the confidentiality of confidential information), information concerning the Company and its subsidiaries and their respective businesses, assets and properties and any transaction involving the Company occurring outside the ordinary course of business or with respect to any material portion of the Company's (including its subsidiaries') businesses, assets or properties prior to the Effective Time.

    (b) CONFIDENTIALITY. Purchaser shall hold information it receives pursuant to Section 4.5(a)(i) which is nonpublic in confidence and, other than as provided in Section 4.5(a)(ii), will not disclose such information to any third party, and will instruct its Representatives (as such term is defined in the Confidentiality Agreement) not to disclose such information to any third party, without the written consent of the Company. Such information shall be subject to the Confidentiality Agreement dated May 7, 1999 between the Company and Fox Paine & Company, LLC (the "CONFIDENTIALITY AGREEMENT").

    SECTION 4.6 NO SOLICITATION. The Company, its subsidiaries and affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisitions or exchange of all or any material portion of the assets of, or any equity interest in, the

Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries other than the Telecom Sale Transaction. Subject to the last paragraph of Section 4.1, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company (or any subsidiary or division thereof) or any merger, consolidation, share exchange, business combination or other similar transaction with the Company (or any subsidiary or division thereof) or solicit, participate in or initiate any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, and all efforts being conducted by or on behalf of the Company on the date of this Agreement to solicit purchasers of the Company as an entirety or for its component businesses shall be discontinued forthwith; PROVIDED, HOWEVER, that nothing in this Section 4.6 shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited written bona fide proposal made to the Company by or on behalf of such person after the date of this Agreement and prior to the adjournment of the Shareholders Meeting (an "ACQUISITION PROPOSAL") to acquire all of the equity or all or substantially all of the assets of the Company and its subsidiaries (viewed as a whole), pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer, recapitalization, asset acquisition or other comparable transaction (an "ALTERNATIVE TRANSACTION") if, and only to the extent that, (a) the Board of Directors of the Company determines in good faith, having been advised by counsel, that its failure to authorize any such action on the Company's part would constitute a breach of the Board's fiduciary duties to the Company's shareholders under California law,
(b) upon receipt of such Acquisition Proposal, the Company gives Purchaser prior written notice (which shall include a summary of the material terms of such person's Acquisition Proposal and the identity of such person) of the Company's intention to furnish such information or begin such discussions, (c) prior to furnishing such information or beginning such discussions with such person, the Company shall have determined, in good faith, after consultation with the Company's financial advisor, that the financial value of the consideration provided for in such Acquisition Proposal exceeds the financial value of the Merger Consideration, and (d) prior to furnishing such information or beginning such discussions, the financing for such Acquisition Proposal, to the extent required, is then committed by a third party (which commitment may, in part, be made in reliance upon the firm written commitments of third-party lenders). The Company shall not release any third party from or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding anything to the contrary in this Section 4.6, the Company shall not provide any non-public information concerning the Company to a third party unless (i) the Company provides such non-public information under a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement, and (ii) such non-public information has been previously delivered to Purchaser.

    SECTION 4.7  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) NO CHANGE IN ORGANIZATIONAL DOCUMENTS. Notwithstanding anything to the contrary in Section 1.5, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall contain provisions no less beneficial to directors, officers, employees or agents of the Company with respect to indemnification and exculpation from liability as those set forth in the Company's Articles of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

    (b) DIRECTORS' AND OFFICERS' INSURANCE. The Surviving Corporation shall, for a period of six years commencing on the Closing Date, maintain in effect the Company's current directors' and officers' liability insurance policies (which may be customary "tail" policies) covering those persons who are currently covered on the date of this Agreement by such policies (copies of which policies have been delivered to Purchaser) and by Indemnification Agreements with the Company as set forth on Schedule 4.7(b) of the Company Disclosure Schedules (the "INDEMNIFIED PARTIES"); PROVIDED, HOWEVER, that in no event shall Purchaser be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; PROVIDED, FURTHER, that the Surviving Corporation may substitute, for the policies in existence at the Effective Time, policies (which may be customary "tail" policies) with at least the coverage required by this Section 4.7(b) provided such substitute policies contain terms and conditions which are no less advantageous and that such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

    (c) INDEMNIFICATION OBLIGATIONS. As of and following the Effective Time, the Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, if any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation, from the Effective Time, will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith upon receipt by the Surviving Corporation of a customary undertaking in a form to be provided by the Surviving Corporation, with such Indemnified Party being entitled to representation by counsel not representing any other Indemnified Party to the extent that a conflict of interest precludes the effective representation of more than one Indemnified Party with respect to the applicable action, proceeding and investigation. Subject to Section 4.7(d), the Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 4.7 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. If the indemnity provided for in this
Section 4.7 is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

    (d) PROCEDURES CONCERNING INDEMNIFICATION. Any Indemnified Party wishing to claim indemnification under Sections 4.7(a), (b) or (c), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, PROVIDED, HOWEVER, that failure to give, or delay in giving, such notice shall not impair the applicable Indemnified Party's rights under this Section 4.7 except to the extent (if any) to which the Surviving Corporation is materially prejudiced by such failure or delay. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) the Surviving Corporation shall have the right, from the Effective Time, to assume the defense thereof (with counsel engaged by the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party), the relevant Indemnified Party shall cooperate in the defense of such matter and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, and (ii) the Surviving Corporation shall not be liable for any settlement effected without its or Purchaser's prior written consent. The Surviving Corporation shall not have any obligation under
Section 4.8(c) to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

    SECTION 4.8 FURTHER ACTION; REASONABLE COMMERCIAL EFFORTS. Upon the terms and subject to the conditions of this Agreement, each Party shall use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including but not limited to (i) cooperating in the preparation and filing of the Proxy Statement, and any amendments to any thereof, and
(ii) using its reasonable commercial efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and third parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Merger, and to fulfill the conditions to the Merger. To the extent practicable in the circumstances and subject to applicable laws, each Party shall provide the others with the opportunity to review any information relating to such Party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining the necessary regulatory or non- governmental approvals for the consummation of the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable commercial efforts to take all such necessary action.

    SECTION 4.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy in any material respect any condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

    SECTION 4.10 PUBLIC ANNOUNCEMENTS. Each Party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except (where circumstances make such prior consultation impracticable) as may be required by law or any listing agreement with its securities exchange or quotation system.

    SECTION 4.11 CERTAIN OBLIGATIONS TO EMPLOYEES. The Surviving Corporation shall honor all employee benefit obligations to current and former employees that have been incurred prior to the Effective Time under the Company Plans and the Company Employment Contracts; PROVIDED, HOWEVER, that nothing shall prevent the Surviving Corporation from taking, or refraining from taking, any action with respect to any of the Company Plans and the Company Employment Contracts to the extent not precluded by the terms thereof.

                                   ARTICLE V
                              CONDITIONS OF MERGER

    SECTION 5.1  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law) waiver, at or prior to the Closing, of the following conditions:

    (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

    (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition making the consummation of the Merger unlawful shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending.

    (c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal, or, as a result of the consummation of the Merger, will give rise to a Company Material Adverse Effect with respect to the Surviving Corporation.

    (d) Each of the Company and Purchaser shall have received an opinion (in each case addressed to the Board of Directors of the same) concerning the solvency of Purchaser, the Company and their respective affiliates giving effect to the Merger and the related transactions, prepared by an independent firm expert in providing such opinions which is reasonably acceptable to each of the Company and Purchaser. The solvency opinion shall be in such form that is reasonably acceptable to each of the Company and Purchaser.

    SECTION 5.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to effect the Merger are subject to the satisfaction of the following conditions unless waived by Purchaser:

    (a) The representations and warranties of the Company set forth in this Agreement (i) shall be true and correct in all respects as of the date of this Agreement and (ii) except for those representations and warranties made only as of a specified date, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except, in the case of each of clauses (i) and (ii), for inaccuracies that do not, individually or in the aggregate, constitute a Company Material Adverse Effect, PROVIDED, HOWEVER, for purposes of this Section 5.2(a), (A) the immediately preceding Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties of the Company contained in Section 3.1(c) and Section 3.1(y), and (B) any Company Material Adverse Effect or knowledge qualifiers in the body of and applicable to any particular representation or warranty of the Company shall be disregarded. Purchaser shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and by its Chief Financial Officer to such effect.

    (b) The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date with such exceptions as, either individually or in the aggregate, have not constituted, and do not constitute a Company Material Adverse Effect, and Purchaser shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and by its Chief Financial Officer to such effect.

    (c) The number of issued and outstanding shares of Company Common Stock with respect to which the holders have properly taken those actions which the California Code requires be taken prior to the Effective Time to permit such holders to become Dissenting Shareholders shall not exceed 5% of the total number of issued and outstanding shares of Company Common Stock.

    (d) Other than the filing contemplated by Section 1.3, all consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all terminations or expirations of waiting periods imposed by, any Governmental Entity which are necessary for the consummation of the Merger (including, without limitation, under the Hart-Scott Act and the Exchange
Act), other than those (not including those under the Hart-Scott Act, which shall be required without reference to this clause) the absence of which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, shall have been obtained or made or shall have occurred without the requirement of any payment or any material condition (all such consents, approvals, authorizations, permits, actions and filings, and the termination or expiration of all such waiting periods, being referred to as the "REQUISITE GOVERNMENTAL APPROVALS"); all conditions, if any, to the Requisite Governmental

Approvals shall have been satisfied; and all Requisite Governmental Approvals shall be in full force and effect.

    (e) All consents, approvals, authorizations or permits of, actions by, notifications to, or waiting periods imposed by, any contract, agreement or arrangement between either the Company or Purchaser, on the one hand, and any other person (except a Governmental Entity), on the other hand, which are necessary for the consummation of the Merger, other than those the absence of which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, shall have been obtained or made or shall have occurred without cost or condition (all such consents, approvals, authorizations, permits, actions and notifications and the expiration of all such waiting periods, being referred to as the "REQUISITE NON-GOVERNMENTAL APPROVALS"); all conditions, if any, to the Requisite Non-Governmental Approvals shall have been satisfied; and all of the Requisite Non-Governmental Approvals shall be in full force and effect.

    (f) The Company shall have closed the Telecom Sale Transaction in accordance with the terms and conditions of the Telecom Agreement as in effect on the date hereof (other than with such amendments, modifications or waivers as are permitted the Company under Section 4.1(m)).

    (g) Purchaser shall have received the Financing on terms and conditions that, in Purchaser's reasonable judgment, are not less favorable, in the aggregate, to Purchaser than those set forth in the commitment letter described in Section 3.2(g)(ii) hereof.

    (h) After the execution date of this Agreement, there shall not have occurred or been enacted or promulgated a change in GAAP (as in effect on the date of such letter) or a decision, statement, policy statement, pronouncement, speech, statute, ordinance, writ, judgment, injunction, rule, regulation (formal, informal or otherwise), order or decree of any Governmental Entity or authoritative accounting standards board or body (including without limitation the SEC and/or the Financial Accounting Standards Board) (any of the foregoing matters being referred to as a "SUBSEQUENT RULING"), if the effect of such Subsequent Ruling is to prevent the Merger from being accounted for as a recapitalization (as a result of the structure and/or capitalization of the Surviving Corporation as contemplated by this Agreement) in the reasonable judgment of Purchaser following consultation with Purchaser's accounting advisors.

    SECTION 5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

    (a) The representations and warranties of Purchaser set forth in this Agreement (i) shall be true and correct in all respects as of the date of this Agreement and (ii) except for those representations and warranties made only as of a specified date, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date except, in the case of each of clauses
(i) and (ii), for inaccuracies that do not, individually, or in the aggregate, constitute a Purchaser Material Adverse Effect, PROVIDED, HOWEVER, for purposes of this Section 5.3(a), (A) the immediately preceding Purchaser Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties of the Purchaser contained in Section 3.2(c) and (B) any Purchaser Material Adverse Effect or knowledge qualifiers in the body of and applicable to any particular representation or warranty of Purchaser shall be disregarded. The Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer of Purchaser and by the Chief Financial Officer of Purchaser to such effect.

    (b) Purchaser shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, with such exceptions as, either individually or in the aggregate, have not constituted, and do not constitute a Purchaser Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Purchaser by its Chief Executive Officer and by its Chief Financial Officer to such effect.

                                   ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 6.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, either before or after approval thereof by the shareholders of the Company:

    (a) by mutual written consent of Purchaser and the Company; or

    (b) by Purchaser, upon any breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that, either individually or in the aggregate, would prevent the satisfaction of the conditions set forth in Section 5.2(a) or (b), if either (i) such breach cannot be cured prior to the Terminal Date, or (ii) has not been cured within 30 days after the date on which written notice of such breach is given by Purchaser to the Company, specifying in reasonable detail the nature of such breach;

    (c) by the Company, upon breach of any representation, warranty or agreement of Purchaser set forth in this Agreement that, either individually or in the aggregate, would prevent the satisfaction of the condition set forth in
Section 5.3(a) or (b), if either (i) such breach cannot be cured prior to the Terminal Date, or (ii) has not been cured within 30 days after the date on which written notice of such breach is given by the Company to Purchaser specifying in reasonable detail the nature of such breach;

    (d) by either Purchaser or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; PROVIDED, HOWEVER, that such right of termination shall not be available to any Party if such Party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

    (e) by either Purchaser or the Company, if (other than due to the willful failure of the Party seeking to terminate this Agreement to perform its obligations hereunder which are required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to January 31, 2000, unless extended in writing by Purchaser and the Company (such date, or any date to which it is so extended, being referred to as the "TERMINAL DATE");

    (f) by Purchaser or the Company, if the vote of the shareholders of the Company on a motion to adopt and approve this Agreement and the Merger has been taken at the Shareholders Meeting or any adjournment thereof and the vote in favor of such adoption and approval was not sufficient, under the California Code and the Articles of Incorporation of the Company, to cause such motion to pass; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 6.1(f) shall not be available to Company if (A) the failure to obtain Company shareholder approval shall have been caused by the action or failure to act of the Company and such action or the failure to act constitutes a breach by the Company of this Agreement or (B) Purchaser is entitled to terminate the Agreement under Section 6.1(g);

    (g) by Purchaser, if (i) a majority of the Board of Directors of the Company shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger in any manner which is adverse to Purchaser, or shall have adopted a resolution to do the foregoing, whether or not the reason for such action by the Board of Directors of the Company would entitle the Company to terminate this Agreement under Section 6.2(h), or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Purchaser or any of its subsidiaries or affiliates), and the Board of Directors of the Company fails to recommend that such shareholders reject such tender offer or exchange offer in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed in response thereto;

    (h) by the Company prior to the closing of the polls at the Shareholders Meeting, if the Board of Directors of the Company shall decide not to make or shall withdraw, modify or change its affirmative recommendation of this Agreement or the Merger, in each instance to the extent permitted pursuant to
Section 4.2 hereof;

    (i) by the Company, if Sponsor notifies the Company in writing that Sponsor has determined that it will not, or if it otherwise becomes manifestly obvious that Sponsor has become unable to, fund Purchaser as set forth in and pursuant to the equity commitment letter attached hereto as EXHIBIT 3.2(G).

    SECTION 6.2  FEES AND EXPENSES.

    (a) The Company shall pay Purchaser a termination fee of $13,250,000 plus all costs and expenses incurred by Purchaser in connection with the investigation, negotiation, financing and performance of this Agreement and the Merger (collectively, to avoid duplication, net of any payments made to Purchaser pursuant to Section 6.2(b), the "TERMINATION FEE"), as a result of the termination of this Agreement (i) by Purchaser pursuant to Section 6.1(g) or the Company pursuant to Section 6.1(h), (ii) by Purchaser or the Company pursuant to
Section 6.1(f), or (iii) by Purchaser pursuant to Section 6.1(b) (PROVIDED, in the cases of clauses (ii) and (iii), within twelve (12) months of the date of such termination of this Agreement the Company either enters into a definitive agreement for or otherwise consummates an Alternative Transaction). The Termination Fee shall be payable, in the case of clause (i) above, on the next business day following the termination of this Agreement, or, in the case of clause (ii) or clause (iii) above, on the next business day following the execution of the definitive agreement for or the consummation of the Alternative Transaction. In the circumstances in which it is payable, the payment of the Termination Fee shall be Purchaser's sole remedy and entitlement hereunder for any breach or default by the Company hereunder.

    (b) In the event of a termination of this Agreement by Purchaser pursuant to
Section 6.1(b) or the Company pursuant to Section 6.1(c), all costs and expenses of the non-breaching Party incurred in connection with this Agreement and the Merger shall be paid by the breaching Party.

    (c) Except as set forth in Sections 6.2(a) and 6.2(b), all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such costs and expenses, whether or not the Merger is consummated.

    SECTION 6.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that the provisions of Section 4.5(b), Section 6.2 and all of Article VII except
Section 7.1 shall survive such termination indefinitely (or to such earlier date as may be specified by the terms of such provision); and PROVIDED, HOWEVER, that nothing herein shall relieve any Party from liability for any willful and material breach hereof, PROVIDED FURTHER, that any action that the Board of Directors of the Company takes under Section 4.2, Section 4.6 or
Section 6.1(h), having been advised by counsel, on the basis of its good faith determination that its failure to take such action could be deemed to constitute a breach of its fiduciary duties to the Company's shareholders under California law shall not constitute a willful and material breach of this Agreement by the Company.

    SECTION 6.4 AMENDMENT. This Agreement may be amended by the Parties by action taken by the respective Boards of Directors of Purchaser and the Company at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of this Agreement and the Merger by the shareholders of the Company, no amendment may be made which would require the approval of the shareholders of the Company without being subject to further shareholder approval. This Agreement may not be amended except by an instrument in writing signed by the Parties.

    SECTION 6.5  WAIVER.  At any time prior to the Effective Time, any Party may
(a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 7.1 NON SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS AFTER THE EFFECTIVE TIME. The representations, warranties, and agreements in this Agreement shall terminate at the Effective Time, except that those set forth in Section 4.7 and Section 4.11 and this Article VII shall survive such termination indefinitely (or to such earlier date as shall be specified by the terms of such provisions).

    SECTION 7.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, in the case of notice by registered or certified mail, three business days after deposit with the United States Postal Service) by delivery in person, by cable, facsimile, telecopy transmission or telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

           IF TO PURCHASER:

                 FP-WJ Acquisition Corp.
                 c/o Fox Paine & Company, LLC
                 950 Tower Lane, Suite 1950
                 Foster City, California 94404
                 Attention: W. Dexter Paine III
                 Facsimile: (650) 525-1396

           WITH A COPY TO:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York 10019
                 Attention: Mitchell S. Presser
                 Facsimile: (212) 403-2000

           WITH A COPY TO:

                 Irell & Manella LLP
                 333 South Hope Street, Suite 3300
                 Los Angeles, California 90071
                 Attention: Anthony T. Iler
                 Facsimile: (213) 229-0515

           IF TO THE COMPANY:

                 Watkins-Johnson Company
                 3333 Hillview Avenue
                 Palo Alto, California 94304-1223
                 Attention: Chief Executive Officer
                 Facsimile: (650) 813-2502

           WITH A COPY TO:

                 Heller Ehrman White & McAuliffe
                 333 Bush Street
                 San Francisco, California 94104
                 Attention: Daniel E. Titelbaum, Esq.
                 Facsimile: (415) 772-6268

    SECTION 7.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

    (a) "AFFILIATE" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in Palo Alto, California are required or permitted to be closed;

    (c) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (d) "KNOWLEDGE" means the actual subjective knowledge, without independent inquiry or verification, of (i) in the case of the Company, any of (x) the Company's executive officers named in the Company's proxy statement relating to its 1999 Annual Meeting of Shareholders (which is one of the SEC Filings) and
(y) any of Malcolm Caraballo, John Galli, Skip Hoover, Tom Kreitzer and Rainer Growitz; and (ii) in the case of Purchaser, any Executive Vice President or more senior officer of Purchaser.

    (e) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

    (f) "SUBSIDIARY" or "SUBSIDIARIES" of any Party or other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Purchaser or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 7.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

    SECTION 7.5 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except the Confidentiality Agreement, which shall continue in effect in accordance with its terms. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of their respective rights and obligations hereunder to any other direct subsidiary or subsidiaries of Purchaser but no such assignment shall relieve the assigning Party of its obligations hereunder.

    SECTION 7.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; PROVIDED, HOWEVER, that each Indemnified Party is intended to be a third party beneficiary of, and have the individual right to seek compliance with, Section 4.7.

    SECTION 7.7 APPLICABLE LAW; JURISDICTION. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict-of-laws rules thereof. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY FEDERAL OR STATE COURT WHICH SITS IN EITHER THE CITY OF SAN FRANCISCO OR SAN JOSE, CALIFORNIA AND HAS JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER.

    SECTION 7.8 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 7.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                      [REST OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date written above.

                                          FP-WJ ACQUISITION CORP.
                                          By: /s/ W. DEXTER PAINE, III
                                          --------------------------------------

                                             Name:  W. Dexter Paine, III
                                             Title:  Chief Executive Officer

                                          WATKINS-JOHNSON COMPANY
                                          By: /s/ W. KEITH KENNEDY, JR.
                                          --------------------------------------

                                             Name:  W. Keith Kennedy, Jr.
                                             Title:  Chief Executive Officer

                                                                      APPENDIX B

                           RECAPITALIZATION AGREEMENT
                                 BY AND BETWEEN
                            WATKINS-JOHNSON COMPANY
                                      AND
                     WATKINS TRUST DATED SEPTEMBER 19, 1988
                          DATED AS OF OCTOBER 25, 1999

                           RECAPITALIZATION AGREEMENT

    RECAPITALIZATION AGREEMENT (the "Agreement"), dated as of October 25, 1999, by and between Watkins-Johnson Company, a California corporation (the "Company"), and Watkins Trust Dated September 19, 1988 (the "Shareholder").

                                  WITNESSETH:

    WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of October 25, 1999, by and between the Company and FP-WJ Acquisition Corp., a California corporation (the "Purchaser"), subject to the terms and conditions thereof, (i) the Purchaser will merge with and into the Company with the Company continuing as the surviving corporation, (ii) except as expressly provided in the Merger Agreement, the outstanding common stock of the Company, without par value (the "Common Stock") will be converted into the right to receive $41.125 per share in cash, and (iii) each share of the issued and outstanding Series A Convertible Participating Preferred Stock of the Company will be converted into one fully paid and nonassessable share of common stock of the surviving corporation; and

    WHEREAS, it is a requirement to the Purchaser's agreement to execute the Merger Agreement that Shareholder remain a shareholder of the Company following the Merger (as defined in the Merger Agreement);

    WHEREAS, to facilitate the Merger Agreement, subject to the terms of this Agreement, the Company will issue up to 249,020 shares of its Series A Convertible Participating Preferred Stock (the "Shares"), par value $1.00, the rights, preferences, privileges and restrictions of which will be as set forth in the form of the Certificate of Determination substantially in the form attached hereto as EXHIBIT A (the "Certificate of Determination") in exchange for shares of Common Stock of the Company held by Shareholder in a transaction intended to be described by Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Shareholder shall exchange all of its shares of Common Stock of the Company, consisting of not less than 120,000 shares (the "Common Shares"), in the ratio of one Share for each Common Share.

    NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

    Section 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

    EXCHANGE ACT: shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of such similar federal statute.

    SEC: shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

    SECURITIES ACT: shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

                                  ARTICLE II.
                               ISSUANCE OF SHARES

    Section 2.1. ISSUANCE OF SHARES. Pursuant to the terms and subject to the conditions set forth in this Agreement, Shareholder hereby agrees to acquire, and Company hereby agrees to issue to Shareholder on the Closing Date, the Shares in exchange for the Common Shares.

    Section 2.2. THE CLOSING. The closing (the "Closing") of the transactions contemplated by this Article II shall take place at the offices of Irell & Manella LLP, 333 South Hope Street, Suite 3300, Los Angeles, California 90071-3042 immediately prior to the consummation of the Merger, or at such other time and place as the parties hereto mutually agree. The date of such Closing is hereinafter referred to as the "Closing Date."

    Section 2.3.  CLOSING DELIVERIES.  Subject to Article IV:

    (a) at the Closing, the Company shall deliver to Shareholder, against delivery of the Common Shares, duly issued stock certificates representing the Shares; and

    (b) at the Closing, Shareholder shall deliver to Company, against delivery to Shareholder of stock certificates representing the Shares, stock certificates representing the Common Shares, together with one or more stock powers separate from certificate as specified by the Company, free and clear of any and all liens, charges and encumbrances whatsoever.

    Section 2.4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
SHAREHOLDER. Shareholder represents, warrants and covenants to the Company as follows:

    (a) Shareholder has full right, power and authority to execute and deliver this Agreement, and to perform Shareholder's obligations hereunder, and this Agreement has been duly authorized, executed and delivered by Shareholder and is valid, binding and enforceable against Shareholder in accordance with its terms;

    (b) none of the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Shareholder will
(i) result in any breach of any terms or provisions of, or constitute a default under, any contract, agreement or instrument to which Shareholder is a party or by which Shareholder is bound, (ii) violate any law, statute, ordinance, writ, judgment, injunction, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority, federal, state, local or foreign (a "GOVERNMENTAL ENTITY"), applicable to Shareholder or by which any of its properties or assets may be bound, or (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity (other than the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable; in the event that a filing under said Act is required in connection with the transactions contemplated by this Agreement, Shareholder and the Company agree to reasonably cooperate with one another to make such filing and thereafter achieve the early termination or expiration of the waiting period under said Act);

    (c) this Agreement and the transactions contemplated hereby have been authorized by all necessary action of Shareholder on or prior to the date hereof and no other proceedings on the part of Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby;

    (d) In connection with this Agreement and the transactions contemplated hereby, Shareholder may disclose to its representatives any nonpublic information it receives regarding the Company; PROVIDED that Shareholder shall, and shall cause its representatives to, otherwise hold such information in confidence and not disclose such information to any third party without the prior written consent of the Company; and

    (e) Shareholder holds all right, title and interest in and to the shares of Common Stock to be exchanged for the Shares pursuant to this Agreement, free and clear of any and all liens, charges and encumbrances whatsoever, and upon delivery of such shares to the Company in payment of the Purchase Price, the Company will acquire good and valid title thereto, free and clear of any and all liens, charges and encumbrances whatsoever.

    Section 2.5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company represents, warrants and covenants to Shareholder as follows:

    (a) Each of the representations and warranties of the Company made to Purchaser in the Merger Agreement are incorporated herein by reference to the Merger Agreement such that such representations and warranties are herein made to Shareholder to the extent the same are made to Purchaser in the Merger Agreement;

    (b) the Shares to be issued to Shareholder pursuant to this Agreement, when issued and delivered in accordance with the terms hereof and the Certificate of Determination, will be duly and validly issued and fully paid and nonassessable;

    (c) none of the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company will conflict with the Company's Articles of Incorporation, as amended, or by-laws or result in any breach of any terms or provisions of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which the Company is bound; and

    (d) prior to the Closing, the Company shall duly authorize, execute and file the Certificate of Determination with the Secretary of State of the State of California.

                                  ARTICLE III.
                   INVESTMENT REPRESENTATIONS OF SHAREHOLDER

    Section 3.1. INVESTMENT INTENTION; NO RESALES. Shareholder represents and warrants that Shareholder is acquiring the Shares for investment purposes only, solely for Shareholder's own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof or with any present intention of distributing or reselling any Shares (except as contemplated by Section 6.1 hereof). Shareholder agrees and acknowledges that Shareholder will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Shares (except as contemplated by Section 6.1 hereof), or solicit any offers to purchase or otherwise acquire or take a pledge of any Shares, other than (i) transfers, sales, assignments, pledges, hypothecations or other dispositions pursuant to an effective registration statement under the Securities Act and pursuant to qualification or exemption from qualification under all applicable state securities, or "blue sky," laws, or (ii) Shareholder shall have furnished the Company with an opinion of counsel (which counsel and the form and substance of which opinion shall be reasonably satisfactory to the Company), to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and the rules and regulations in effect thereunder and under all applicable state securities, or "blue sky," laws.

    Section 3.2 ADDITIONAL INVESTMENT REPRESENTATIONS. Shareholder represents and warrants that (a) Shareholder's financial situation is such that Shareholder can afford to bear the economic risk of holding the Shares for an indefinite period of time and suffer complete loss of Shareholder's investment in the Shares; (b) Shareholder's knowledge and experience in financial and business matters are such that Shareholder is capable of evaluating the merits and risks of Shareholder's investment in the Shares; (c) Shareholder understands that the Shares are a speculative investment which involve a high degree of risk of loss of Shareholder's investment therein, that there are substantial restrictions on the transferability of the Shares and that on the Closing Date and for an indefinite period following the Closing there will be no public market for the Shares and, accordingly, it may not be possible to liquidate such Shareholder's investment in the Company at all, including in case of emergency; (d) Shareholder and such Shareholder's representatives, including Shareholder's professional, tax and other advisors, have carefully reviewed the financial and other information with respect to the Company and the Purchaser (including with respect to the Merger) supplied to them and such Shareholder understands and has taken cognizance of (and has been advised by Shareholder's representatives as to) all the risks related to an investment in the Shares; (e) in making Shareholder's decision to invest in the Shares hereunder, Shareholder has relied upon independent investigations made by Shareholder and, to the extent believed by Shareholder to be appropriate, Shareholder's representatives, including Shareholder's own professional, tax and other advisors; (f) Shareholder and Shareholder's representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the investment in the Shares and to obtain any additional information necessary to verify the accuracy of the information supplied to them, and no representations have been made to Shareholder or such representatives concerning the Shares, the Company or the Purchaser, their respective subsidiaries, their businesses or prospects or other matters, except as set forth herein.

                                  ARTICLE IV.
                                   CONDITIONS

    Section 4.1 CONDITIONS TO SHAREHOLDER'S OBLIGATIONS. Shareholder's obligation hereunder to purchase the Shares is conditioned upon the following:

    (a) the fulfillment, as of the Closing, or the waiver by Purchaser (other than with respect to the conditions set forth in Section 5.2(a) and
Section 5.2(b) of the Merger Agreement, which conditions may not be waived by Purchaser for the purpose of this Section 4.1), of all conditions to Purchaser's obligations under the Merger Agreement;

    (b) the representations and warranties of the Company set forth in
Section 2.5(b) and Section 2.5(c) of this Agreement shall be true and correct in all material respects as the date of this Agreement and (except for those representations and warranties made only as of a specified date) as of the Closing Date as though made on and as of the Closing Date;

    (c) the Company shall have performed all obligations required by it to be performed under this Agreement at or prior to the Closing Date.

    Section 4.2. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The Company's obligation to consummate the transactions contemplated hereby are conditioned upon the fulfillment, as of the Closing, or the waiver by the Company, of all conditions to the Company's obligations under the Merger Agreement.

                                   ARTICLE V.
                        APPROVAL OF THE MERGER AGREEMENT

    Section 5.1. APPROVAL OF THE MERGER AGREEMENT. Shareholder, with respect to the Shares, does hereby irrevocably consent to, adopts and approves and votes in favor of (i) the Merger, the Merger Agreement and the transactions contemplated thereby and any and all corporate action required to effectuate the Merger and the other transactions contemplated by the Merger Agreement, and
(ii) to the extent applicable, the Telecom Sale Transaction (as defined in the Merger Agreement) and the transactions contemplated thereby. Shareholder, with respect to the Shares, further covenants and agrees to (i) provide such additional votes, consents or approvals and to perform all other acts reasonably requested by the Company or the Purchaser from time to time for the purpose of effectuating the Merger and the other transactions contemplated by the Merger Agreement and, to the extent applicable, the Telecom Sale Transaction and (ii) waive any dissenters' rights with respect to the Merger to which Shareholder might otherwise be entitled under
Section 1300 et. seq. of the General Corporation Law of the State of California.

    Section 5.2 POWER OF ATTORNEY. Shareholder hereby irrevocably constitutes and appoints, to the extent necessary to fulfill Shareholder's obligations pursuant to Section 5.1 hereof, Purchaser as Shareholder's true and lawful agent and attorney-in-fact, with full power and authority in Shareholder's name, place and stead to execute such proxies and shareholder consents necessary or useful to approve the Merger Agreement and the Merger and the other transactions contemplated thereby.

                                  ARTICLE VI.
                             STOCKHOLDERS AGREEMENT

    Section 6.1.  PURCHASE OF ROLLOVER SHARES.

    (a) Shareholder and Purchaser (which is executing this Agreement as a party solely with respect to this Article VI., and to acknowledge the balance of this Agreement) hereby agree that, immediately following the acquisition of the Shares by Shareholder pursuant to Section 2.1 and immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, Purchaser shall cause Fox Paine Capital Fund, L.P. ("Sponsor") to purchase all of the Shares in excess of 120,000 Shares (the "Purchased Shares") from Shareholder for cash consideration, in immediately available funds, equal to the Merger Consideration per Purchased Share. With respect to the Purchased Shares, Shareholder hereby reiterates for the benefit of Purchaser and Sponsor the representations and warranties set forth in Section 2.4 hereof, as if made with respect to the Purchased Shares and to Purchaser and Sponsor. The 120,000 Shares not purchased by Sponsor pursuant to this Section 6.1 are referred to herein as the "Rollover Shares". Shareholder agrees that, as of the time immediately prior to the Merger, he will own not less than 120,000 Shares, to ensure that the number of Rollover Shares is 120,000.

    (b) Purchaser (on behalf of itself and Sponsor) represents, warrants and covenants to Shareholder that: (i) Sponsor shall purchase the Purchased Shares with its own funds and not with funds provided by Purchaser or the Company;
(ii) neither Purchaser nor the Company shall assume or guarantee any indebtedness of Sponsor obtained in connection with the acquisition of the Purchased Shares; and (iii) except for the conversion of the Purchased Shares to common stock of the surviving corporation in the Merger, Sponsor will not sell the Purchased Shares (or the common stock of the surviving corporation in the Merger received in exchange therefor in the Merger) to the Company within three years following the date hereof.

    Section 6.2 STOCKHOLDERS AGREEMENT TERM SHEET. The Company, Shareholder and Purchaser hereby agree to all of the terms and conditions set forth in the term sheet attached hereto as ANNEX A, and, unless and until definitive documentation incorporating the terms set forth therein has been executed and delivered, each of the foregoing parties agrees that such term sheet constitutes a binding agreement among them, enforceable against each such party in accordance with its terms.

    Section 6.3 EXECUTION OF DEFINITIVE DOCUMENTATION. Each of the parties agrees to negotiate in good faith and use all reasonable efforts to prepare, execute and deliver a definitive agreement and other instruments implementing the terms set forth in the term sheet attached hereto as Annex A on reasonable and customary terms, such agreement and other instruments to be executed not later than the Closing Date.

                                  ARTICLE VII.
                                INDEMNIFICATION

    Section 7.1. ADDITIONAL INDEMNIFICATION RIGHTS. In addition to rights to indemnification that Shareholder has pursuant to the Merger Agreement, and not in lieu thereof, the Company (for all purposes of this Article VII., including, from and after the Effective Time of the Merger, the Surviving Corporation, as defined in the Merger Agreement) agrees to indemnify Shareholder against claims, actions, suits, proceedings and investigations (for purposes of this Article VII, indemnifiable claims, actions, suits, proceedings and investigations to include only such matters asserted by third parties and such matters in the nature of derivative actions, but not to include such matters asserted by Shareholder against the Company), to the fullest extent permitted by applicable law with respect to the transactions contemplated by this Agreement (excluding any such matter to the extent that (i) it corresponds to or involves a breach by Shareholder of any provision of this Agreement, or (ii) it relates to the assertion of a tax obligation by a Governmental Entity). Without limiting the foregoing, if Shareholder is or becomes involved in any capacity in any such action, proceeding or investigation in connection with the transactions contemplated by this Agreement, the Company will pay as incurred Shareholder's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith upon receipt by the Company of a customary undertaking in a form to be provided by the Company, with Shareholder being entitled to representation by counsel not representing any other indemnified party to the extent that a conflict of interest precludes the effective representation of more than one indemnified party with respect to the applicable action, proceeding or investigation. Subject to Section 7.2 below and the limitations described above, the Company shall pay all reasonable expenses, including attorneys' fees, that may be incurred by Shareholder in enforcing this
Section 7.1 or any action involving Shareholder resulting from the transactions contemplated by this Agreement. If the indemnity provided for in this
Section 7.1 is not available with respect to Shareholder, then the Company and Shareholder shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

    Section 7.2 PROCEDURES CONCERNING INDEMNIFICATION. If Shareholder wishes to claim indemnification under Section 7.1 above with respect to any claim, action, suit, proceeding or investigation, Shareholder shall, upon learning of any such claim, action, suit, proceeding or investigation, promptly notify the Company thereof, PROVIDED, HOWEVER, that failure to give, or delay in giving, such notice shall not impair Shareholder's rights under Section 7.1 except to the extent (if any) to which the Company is materially prejudiced by such failure or delay. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) the Company shall have the right to assume the defense thereof (with counsel engaged by the Company to be reasonably acceptable to Shareholder), Shareholder shall cooperate in the defense of such matter and the Company shall not be liable to Shareholder for any legal expenses of other counsel or any other expenses subsequently incurred by Shareholder in connection with the defense thereof, and
(ii) the Company shall not be liable for any settlement effected without its prior written consent. Notwithstanding anything in this Agreement to the contrary, the Company shall not have any obligation hereunder to Shareholder when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of Shareholder in the manner contemplated hereby is prohibited by applicable law.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    Section 8.1. BINDING EFFECT. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

    Section 8.2  THIRD-PARTY BENEFICIARY.  Purchaser (and, as indicated in
Section 6.1, Sponsor) is an express third-party beneficiary of all of the representations, warranties, covenants and agreements contained herein.

    Section 8.3 WAIVER AND AMENDMENT. Any party hereto may waive its rights under this Agreement at any time. Any agreement on the part of any such party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. This Agreement may be amended only by a written instrument signed by the Company and by Shareholder.

    Section 8.4. NOTICES. all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, in the case of notice by registered or certified mail, three business days after deposit with the United States Postal Service) by delivery in person, by cable, facsimile, telecopy transmission, or telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective party at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (a)  IF TO THE COMPANY, TO IT AT THE FOLLOWING ADDRESS:
                           Watkins-Johnson Company
                           3333 Hillview Avenue
                           Palo Alto, California 94303-1223
                           Facsimile: (650) 813-2502
                           Attention: Chief Executive Officer

                           WITH A COPY TO:
                           Heller Ehrman White & McAuliffe
                           333 Bush Street San Francisco, California 94104
                           Facsimile: (415) 772-6268
                           Attention: Daniel E. Titelbaum, Esq.

                           AND WITH A COPY TO:
                           Irell & Manella LLP
                           333 South Hope Street, Suite 3300
                           Los Angeles, California 90071
                           Facsimile (213) 229-0515
                           Attention: Anthony T. Iler, Esq.

                      (b)  IF TO SHAREHOLDER, TO IT AT THE FOLLOWING ADDRESS:
                           Watkins Trust Dated September 19, 1988
                           c/o Dean A. Watkins
                           Waktins-Johnson Company
                           3333 Hillview Avenue
                           Palo Alto, California 94304-1223
                           Facsimile: (650) 813-2502

                           WITH A COPY TO:
                           Morrison & Foerster LLP
                           425 Market Street
                           San Francisco, California 94105-2482
                           Facsimile: (415) 268-7522
                           Attention: Marshall L. Small

                           AND WITH A COPY TO:
                           Irell & Manella LLP
                           333 South Hope Street, Suite 3300
                           Los Angeles, California 90071
                           Facsimile (213) 229-0515
                           Attention: Anthony T. Iler, Esq.

    Section 8.5 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the principles of conflicts of law.

    Section 8.6 INTEGRATION. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the other agreements referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter other than those agreements and understandings set forth herein.

    Section 8.7 DESCRIPTIVE HEADINGS, ETC. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) references to "hereof," "herein," "hereby" and similar terms shall refer to this entire Agreement unless the context otherwise requires.

    Section 8.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 8.9 EXPENSES. Each party hereto shall pay the legal fees and the expenses incurred thereby in connection with this Agreement.

    Section 8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    Section 8.11 FURTHER ASSURANCES. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                     WATKINS-JOHNSON COMPANY

                                                     By:  /s/ W. KEITH KENNEDY
                                                          --------------------------------------------
                                                          Name: W. Keith Kennedy
                                                          Title: President

                                                     WATKINS TRUST
                                                     DATED SEPTEMBER 19, 1988

                                                     By:  /s/ DEAN A. WATKINS
                                                          --------------------------------------------
                                                          Dean A. Watkins, its Trustee

                                                     ACKNOWLEDGED (AND AGREED
                                                     WITH RESPECT TO ARTICLE VI.):

                                                     FP-WJ ACQUISITION CORP.

                                                     By:  /s/ DEXTER PAINE
                                                          --------------------------------------------
                                                          Name: Dexter Paine
                                                          Title: CEO

                                    ANNEX A
                     TERM SHEET FOR STOCKHOLDERS AGREEMENT

    This Term Sheet sets forth the principal terms and conditions for a Stockholders Agreement to be entered into among the Company, Shareholder, one or more additional Shareholders purchasing shares of Series A Preferred Stock pursuant to a Recapitalization Agreement substantially similar (except as to amounts) to this Agreement (collectively, Shareholder and such additional Shareholders are referred to as "Shareholders"), and Purchaser (on behalf of itself and Fox Paine Capital Fund, L.P. ("Fox Paine")) to set forth certain restrictions relating to and other agreements concerning the capital stock of the Company following the recapitalization contemplated by the Merger Agreement.

TAG-ALONG RIGHTS:                           If, at any time prior to the initial public offering of
                                            the Company's equity securities in an underwritten
                                            offering pursuant to the Securities Act (the "Initial
                                            Public Offering"), Fox Paine or any of the Shareholders
                                            (as the case may be) accepts a third party offer to sell
                                            any or all of its common stock in the Company (other
                                            than to a permitted transferee), Fox Paine and the
                                            remaining Shareholders (as applicable) will be able to
                                            participate in the proposed sale by the other(s) on a
                                            proportional basis, based on ownership, at the same
                                            price and on the same terms in the sale of shares of the
                                            Company.

DRAG-ALONG RIGHTS:                          Prior to an Initial Public Offering, if Fox Paine sells
                                            at least 75% of its common stock in the Company in a
                                            bona fide arm's length transaction or series of related
                                            transactions, Fox Paine may require Shareholders to sell
                                            a proportional number of their shares of common stock in
                                            the Company in the same transaction (at the same price
                                            and on the same terms).

REGISTRATION RIGHTS:                        After an Initial Public Offering, Shareholders
                                            collectively will have one demand registration right and
                                            Fox Paine will have five. All parties will have full
                                            piggybacks in each other's demands, with no relative
                                            priority as to cutbacks; cutbacks will be proportional
                                            based on ownership among the parties, no matter who
                                            initiated the demand. Fox Paine and Shareholders will
                                            also have customary "piggyback" registration rights.
                                            Expenses, in both demands and piggybacks, to be borne by
                                            the Company. Other customary registration rights
                                            provisions will apply, including holdbacks,
                                            indemnification and contribution provisions. If Fox
                                            Paine is permitted to sell secondary shares in an
                                            Initial Public Offering, Shareholders will get a
                                            proportionate opportunity.

RIGHT OF FIRST REFUSAL:                     Fox Paine will have a right of first refusal on proposed
                                            transfers of shares by Shareholders (acceptance must be
                                            all shares offered or none), other than transfers to
                                            customary permitted transferees (including family
                                            members and trusts for them, and certain charitable
                                            transferees to be defined), prior to an Initial Public
                                            Offering. Permitted transferees step into shoes of
                                            transferor for transfer restriction and registration
                                            rights provisions. Right of first refusal triggered only
                                            by proposed bona fide sale to an unrelated party for
                                            cash; other proposed transfers (excluding to permitted
                                            transferees) not permitted.

                                                                      APPENDIX C


                                     [LOGO]


                            CIBC WORLD MARKETS CORP.


                           ONE WORLD FINANCIAL CENTER


                               200 LIBERTY STREET


                               NEW YORK, NY 10281


                               TEL: 212-667-7000


                               FAX: 800-999-6726


                                October 25, 1999

The Board of Directors
Watkins-Johnson Company
Stanford Research Park
3333 Hillview Avenue
Palo Alto, California 94304

Members of the Board:

    You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Watkins-Johnson Company ("Watkins-Johnson") of the Cash Consideration (defined below) to be received pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into between FP-WJ Acquisition Corp. ("Acquisition Corp."), an affiliate of Fox Paine & Company, LLC ("Fox Paine"), and Watkins-Johnson. The Merger Agreement provides for, among other things, the merger of Acquisition Corp. with and into Watkins-Johnson (the "Merger") pursuant to which all outstanding shares of the common stock, no par value, of Watkins-Johnson (the "WJ Common Stock") will be converted into the right to receive $41.125 per share in cash (the "Cash Consideration"). We have been advised by representatives of Watkins-Johnson that, in connection with the transactions contemplated by the Merger Agreement, a trust established by a founding shareholder will, immediately prior to consummation of the Merger, convert its shares of WJ Common Stock into an equivalent number of shares of preferred stock of Watkins-Johnson ("WJ Preferred Stock") and sell a portion of such WJ Preferred Stock to an affiliate of Fox Paine and that, in the Merger, the remaining shares of WJ Preferred Stock owned by such trust will be converted into equity securities of the surviving corporation (collectively, the "Rollover Shares").

    In arriving at our Opinion, we:

    (a) reviewed a draft dated October 24, 1999 of the Merger Agreement;

    (b) reviewed audited financial statements for Watkins-Johnson for the fiscal years ended December 31, 1997 and December 31, 1998;

    (c) reviewed unaudited financial statements for Watkins-Johnson for the six-month period ended June 25, 1999 and subsequent monthly periods ended September 24, 1999;

    (d) reviewed financial projections for Watkins-Johnson prepared by the management of Watkins-Johnson;

    (e) held discussions with the senior management of Watkins-Johnson and representatives of Fox Paine with respect to the business and prospects for future growth of Watkins-Johnson;

    (f) reviewed and analyzed certain publicly available financial data for certain companies with operations we deemed comparable to Watkins-Johnson;

    (g) performed a discounted cash flow analysis of Watkins-Johnson using certain assumptions of future performance provided to us by the management of Watkins-Johnson;

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The Board of Directors
Watkins-Johnson Company
October 25, 1999
Page 2

    (h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

    (i) reviewed public information concerning Watkins-Johnson;

    (j) at the direction of Watkins-Johnson, approached and held discussions with third parties to solicit indications of interest in the acquisition of all or a part of Watkins-Johnson; and

    (l) performed such other analyses and reviewed such other information as we deemed appropriate.

    In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Watkins-Johnson and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Watkins-Johnson provided to or discussed with us, we assumed, at the direction of the management of Watkins-Johnson, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Watkins-Johnson. We also have assumed, with your consent, that the sale transaction involving Watkins-Johnson's Telecommunications Group will be consummated in accordance with its terms and, to the extent relevant to our analysis, have evaluated Watkins-Johnson after giving effect to that transaction. In addition, we have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party consents for the Merger and the transactions contemplated by the Merger Agreement, no delay or restriction will be imposed that will have a material adverse effect on the contemplated benefits to Watkins-Johnson of the Merger or the transactions contemplated by the Merger Agreement. Representatives of Watkins-Johnson have advised us, and we therefore have further assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft of the Merger Agreement reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Watkins-Johnson or its affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Watkins-Johnson, or the price at which shares of WJ Common Stock will trade subsequent to announcement of the proposed Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

    As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

    We have acted as financial advisor to Watkins-Johnson in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger and a portion of which is payable upon the delivery of this Opinion. CIBC World Markets and its affiliates have in the past provided and are currently providing financial services to Watkins-Johnson in connection with the sale process of Watkins-Johnson, and have provided financial services to Fox Paine and its affiliates with respect to matters unrelated to the Merger, for which services CIBC World Markets and such affiliates have received and will receive compensation. CIBC World Markets also will be participating in the financing of the Merger on behalf of Fox Paine, for which services CIBC World

The Board of Directors
Watkins-Johnson Company
October 25, 1999
Page 3
Markets will receive additional compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Watkins-Johnson and affiliates of Fox Paine for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Cash Consideration to be received in the Merger by holders of WJ Common Stock (other than the holder of Rollover Shares) is fair to such holders from a financial point of view. This Opinion is for the use of the Board of Directors of Watkins-Johnson in its evaluation of the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the Merger. Neither this Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Watkins-Johnson without the prior written approval of CIBC World Markets.

                                          Very truly yours,
                                          /s/ CIBC WORLD MARKETS CORP.
                                          CIBC WORLD MARKETS CORP.

                                                                      APPENDIX D

                 EXPECTED MATERIAL TERMS OF THE DEBT FINANCING

    THE FOLLOWING INFORMATION HAS BEEN PROVIDED BY FOX PAINE CAPITAL FUND BASED ON ITS UNDERSTANDING, AS OF THE DATE OF THIS PROXY STATEMENT, OF THE EXPECTED PRINCIPAL TERMS OF THE DEBT FINANCING. SUCH TERMS MAY, TO THE EXTENT CONSISTENT WITH THE WJ MERGER AGREEMENT, CHANGE IN THE FUTURE.

    The following information should be read in conjunction with the following sections of the preceding proxy statement:


    - "RISKS OF THE WJ MERGER--Risks Associated with the Debt Portion of the Financing for the WJ Merger" on pages 23 to 24;



    - "SPECIAL FACTORS--Financing" on pages 51 to 53; and



    - "THE WJ MERGER AGREEMENT--Conditions to Closing--CONDITIONS TO FP-WJ'S OBLIGATION TO CLOSE" on pages 66 to 67.


    COMMITMENT; STRUCTURE; AMORTIZATION; INTEREST; MATURITY.

    In connection with the signing of the WJ Merger Agreement, FP-WJ received a commitment from Canadian Imperial Bank of Commerce and CIBC World Markets to provide (or through CIBC World Markets, to arrange for) $55 million in senior secured credit facilities to WJ as the debt portion of the financing for the WJ Merger. FP-WJ will be the borrower under the facility (its obligations will be assumed by WJ as a result of the completion of the WJ Merger).

    It is expected that the senior secured credit facilities will consist of two term loans and a revolving credit facility, as follows:

    - A $25 million Term Loan A, which will mature five years after the closing of the WJ Merger and will be amortized quarterly beginning in the third quarter following the closing on a pre-determined schedule. The loan will bear interest, at WJ's option, at (i) the Eurodollar Rate plus 2.5% to 3.25% (determined on the basis of the ratio) (the "Total Leverage") of WJ's total indebtedness to its earnings before interest, taxes, depreciation and amortization calculated on a rolling four quarter basis per year or (ii) the alternate Base Rate described below plus 1.25% to 2.25% (determined on the basis of WJ's Total Leverage) per year, in each case subject to adjustments to be agreed upon by WJ and the lenders.

    - A $15 million Term Loan B, which will mature six years after the closing of the WJ Merger and will be amortized quarterly on a pre-determined schedule beginning in the first quarter following the closing. The loan will bear interest, at WJ's option, at (i) the Eurodollar Rate plus 3.5% to 3.75% (determined on the basis of WJ's Total Leverage) per year or
      (ii) the alternate Base Rate plus 2.5% to 2.75% (determined on the basis of WJ's Total Leverage) per year, in each case subject to adjustments to be agreed upon by WJ and the lenders.

    - A $15 million revolving credit facility, which will mature five years after the closing of the WJ Merger. The revolving facility will bear interest, at WJ's option, at (i) the Eurodollar Rate plus 2.5% to 3.25% (determined on the basis of WJ's Total Leverage) per annum or (ii) the alternate Base Rate plus 1.5% to 2.25% (determined on the basis of WJ's Total Leverage) per year, in each case subject to adjustments to be agreed upon by WJ and the lenders. WJ is obligated to pay a quarterly commitment fee on unused funds available under the revolving credit facility in an amount equal to 0.5% of such funds per year.

    The alternate Base Rate is the higher of the reference rate of CIBC World Markets' reference rate and the federal funds rate plus 0.50%.


    The revolving credit facility is expected to include a $2.5 million sublimit facility for letters of credit. At the closing of the WJ Merger, a $1.1 million letter of credit will be issued pursuant to this sublimit to support WJ's workers' compensation obligations in the State of California. It is also expected that, outside that general sublimit, the facility will be used to back a $5 million letter of credit to be issued to Stanford University as required security (in lieu of a security deposit) in connection with a real estate transaction between WJ and Stanford University completed on October 1, 1999 (see "SPECIAL FACTORS--Background of the WJ Merger" on pages 25 to 33). To the extent that this letter of credit is drawn by Stanford University, Fox Paine Capital Fund has committed to provide additional equity capital in a like amount to WJ in order to assure full availability under the $15 million revolving credit facility. The revolving credit facility will reduce by $5,000,000 upon the earlier of (i) the termination of the $5 million letter of credit issued to Stanford University or (ii) the maturity of that letter of credit (which is expected to occur on October 31, 2000).


GUARANTEES; SECURITY

    WJ's obligations under the term loans and the revolving credit facility are expected to be unconditionally guaranteed by each of WJ's domestic subsidiaries.

    WJ's obligations under the term loans and the revolving credit facility and the guarantee obligations referred to above are expected to be secured by:

    - subject to certain exceptions, a perfected first priority pledge of all capital stock of each of WJ's subsidiaries (including 65% of the stock of any foreign subsidiaries);

    - subject to certain exceptions, a perfected first priority security interest in all or substantially all of the tangible and intangible assets of WJ and each of its subsidiaries; and

    - subject to certain exceptions, a deed of trust or mortgage (as applicable) on fee simple and leasehold real properties.

AVAILABILITY

    The availability of the term loans and the revolving credit facility will be subject to various conditions precedent including:

    - the availability of the equity funding for the WJ Merger and related transactions, including at least $50.8 million in cash from Fox Paine Capital Fund, so as to ensure that the initial funding on the credit facilities (including the State of California workers' compensation letter of credit) is not more than $41 million;

    - delivery of a commitment letter by Fox Paine Capital Fund to provide for additional equity capital in case and to the extent that the letter of credit issued to Stanford University is drawn;

    - CIBC World Markets having obtained certain additional information concerning environmental matters and its being satisfied that the environmental liability exposure of WJ and its subsidiaries is not materially worse than indicated in information previously supplied to CIBC World Markets;

    - no material adverse change in the financial markets or in the condition of WJ; and

    - the completion of the WJ Merger and related transactions.

    The term loans will be subject to mandatory prepayments upon the occurrence of certain events, and WJ may prepay any of the borrowings in whole or in part at any time. Amounts repaid or prepaid under the term loans will not be available for reborrowing. Amounts repaid under the revolving credit facility will be available for reborrowing on a revolving basis, subject to customary terms and conditions.

    REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF DEFAULT.

    The term loans and the revolving credit facility will contain customary representations and warranties and customary affirmative and negative covenants, including covenants related to delivery of financial information, corporate obligations and financial audits, as well as financial covenants, including covenants related to minimum EBITDA, maximum total leverage, minimum interest coverage and minimum fixed charge coverage.

    The term loans and the revolving credit facility will contain customary default provisions, including the nonpayment of principal or interest when due, cross-defaults, non-compliance with covenants, breach of representations and warranties, bankruptcy and changes of control.

                                                                      APPENDIX E

                                   CHAPTER 13
                     GENERAL CORPORATION LAW OF CALIFORNIA
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE; "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of such corporation entitled to vote on the transaction, and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE; TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within 6 months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISER'S REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof, but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision
(b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-for merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                            WATKINS-JOHNSON COMPANY
                    PROXY FOR SPECIAL MEETING OF SHAREOWNERS

          This Proxy Is Solicited On Behalf Of The Board Of Directors

    In connection with the special meeting of shareowners of Watkins-Johnson Company to be held at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, CA, at 8:00 a.m., Pacific time, on January 31, 2000 and all adjournments and postponements of the meeting, the undersigned shareowner appoints each of Gary M. Cusumano and John J. Hartmann as the undersigned shareowner's attorney and proxy, each with full power of substitution, to vote all shares of Watkins-Johnson Company common stock held by the undersigned shareowner as of the close of business on December 3, 1999 (i) as instructed on the other side of this card on THE WJ MERGER PROPOSAL referred to on the other side of this card, and (ii) in their discretion on any other matters that may properly come before the special meeting and at all adjournments or postponements of the meeting. This proxy revokes all prior proxies given by the undersigned in connection with the special meeting.

    This proxy, when properly executed, will be voted in the manner directed herein. Where no vote is specified, this proxy will be voted "FOR" the WJ Merger Proposal.

                (Continued and to be signed on the other side.)

                              FOLD AND DETACH HERE

                                                             /X/     Please mark your
                                                                     votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE WJ MERGER PROPOSAL REFERRED TO BELOW

                                                                    For         Against       Abstain
THE WJ MERGER PROPOSAL -- To approve and adopt the WJ Merger          / /          / /             / /
Agreement and the WJ Merger, as more completely described in the Proxy Statement.

In their discretion, the proxy holders are hereby authorized to vote on such other business as may properly come before the special meeting or any adjournments or postponements, including, if submitted, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the WJ Merger Proposal. (If you vote any of your shares "Against" the WJ Merger Proposal, those shares will not be voted in favor of any adjournment motion submitted for that purpose.)

    PLEASE MARK ABOVE, THEN DATE, THIS PROXY AND SIGN EXACTLY AS YOUR NAME(S) APPEARS HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR OTHER REPRESENTATIVE, GIVE YOUR FULL TITLE AS SUCH. IF YOUR SHARES ARE HELD OF RECORD BY A CORPORATION, SIGN IN ITS FULL CORPORATE NAME BY AN AUTHORIZED OFFICER, STATING HIS/HER TITLE. IF YOUR SHARES ARE HELD OF RECORD BY A PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER LEGAL ENTITY, SIGN IN THE FULL NAME OF THE ENTITY BY AN AUTHORIZED PERSON, STATING HIS/HER AUTHORITY.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTPAID ENVELOPE PROVIDED.

Signature(s) ________________________        Dated: ________________, 2000

                              FOLD AND DETACH HERE

                            WATKINS-JOHNSON COMPANY
              TRUSTEE DIRECTION FOR SPECIAL MEETING OF SHAREOWNERS

                              DIRECTION TO TRUSTEE

                   WATKINS-JOHNSON EMPLOYEES' INVESTMENT PLAN

    I hereby direct you as Trustee of the Watkins-Johnson Employees' Investment Plan to vote the shares of Watkins-Johnson Company common stock credited to my account under the aforementioned plan at the special meeting of shareowners of Watkins-Johnson Company, to be held at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, CA, at 8:00 a.m., Pacific time, on January 31, 2000 and at all adjournments or postponements of the meeting. I hereby acknowledge receipt of the Watkins-Johnson Company proxy statement for the special meeting. This direction revokes all prior directions given by the undersigned under the aforementioned plans in connection with the special meeting.

    I have filled in the appropriate boxes on the other side of this card, and I authorize you to vote as indicated. Pursuant to the aforementioned plan, in the absence of any instructions from me as to any item, shares credited to my account shall be voted by you, as Trustee, in the same proportion as shares are voted on that item in accordance with voting instructions you have received, as Trustee under the aforementioned plan, in connection with the special meeting.

                (Continued, and to be signed, on the other side)

                              FOLD AND DETACH HERE

                                                             /X/     Please mark your
                                                                     votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE WJ MERGER PROPOSAL REFERRED TO BELOW

                                                                    For         Against       Abstain
THE WJ MERGER PROPOSAL -- To approve and adopt the WJ Merger          / /          / /             / /
Agreement and the WJ Merger, as more completely described in the Proxy Statement.

In its discretion, the Trustee is authorized to vote for such other business as may properly come before the special meeting or any adjournments or postponements, including, if submitted, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the WT Merger Proposal. (If you direct the Trustee to vote any of the shares credited to your account "Against" the WJ Merger Proposal, those shares will not be voted in favor of any adjournment motion submitted for that purpose.)

PLEASE VOTE, SIGN, DATE AND RETURN THIS TRUSTEE DIRECTION AS PROMPTLY AS POSSIBLE IN THE POSTPAID ENVELOPE PROVIDED.

Signature(s): ________________________        Dated: _________, 2000

NOTE: Please mark above, then date, this Trustee Direction exactly as your name(s) appear(s) hereon.

                              FOLD AND DETACH HERE

              LETTER TO WJ EMPLOYEES INVESTMENT PLAN PARTICIPANTS

 TO:                    Participants in the Watkins-Johnson Company ("WJ") Employees Investment Plan (the "PLAN") who have
                        WJ shares credited to their Plan accounts.

 FROM:                  The Administrative Committee of the Plan (the "COMMITTEE")

 DATE:                  December 31, 1999

 RE:                    Special Meeting of Shareowners of WJ to be held January 31, 2000 (the "SPECIAL MEETING")

    WJ has scheduled a special meeting of its shareowners for January 31, 2000 to consider and vote on the "WJ Merger Proposal, " as defined in the enclosed WJ proxy statement dated December 31, 1999.

    You have WJ shares credited to your account in the Plan. You are entitled to direct how the Trustee should vote your WJ shares at the special meeting. The Trustee will accept your direction only if it is given by your duly completing, signing, and returning to the Trustee the enclosed Trustee Direction card. A postpaid envelope is enclosed.

    Please note that if you direct the Trustee to vote any or all of the WJ shares credited to your Plan account "against" the WJ Merger Proposal, you may instruct the Trustee (on a confidential basis) to exercise statutory dissenters' rights by making a written demand to have WJ purchase any or all of such shares that are the subject of that voting direction at their fair market value as of the day before the announcement of the WJ Merger Agreement (I.E., October 25, 1999). The enclosed proxy statement includes information regarding the conditions that must be met in order for dissenters' rights to be available in connection with the WJ Merger Proposal.

    If you wish to instruct the Trustee to exercise statutory dissenters' rights with respect to any of the WJ Shares credited to your Plan account, you must give timely, complete and duly executed written instruction to exercise dissenters' rights, and your instruction must contain all the information that is required to be provided by a dissenting shareowner as if your owned the shares in your name (please see the enclosed proxy statement for the requirements and consequences). Your failure to give such an instruction will be considered as an instruction to the Trustee not to exercise dissenters' rights with respect to any of such shares even though you have directed the Trustee to vote such shares against the WJ Merger.

    Any direction to exercise statutory dissenters' rights with respect to any of the WJ shares credited to your Plan account will be disregarded unless:
(i) it is duly completed and signed, and it is accompanied by a duly completed and signed Trustee Direction card instructing the Trustee to vote those shares `against' the WJ Merger Proposal; (ii) the number of shares that are the subject of such voting direction matches your direction to exercise dissenters' rights with respect to those shares; and (iii) it contains all the information required by the preceding paragraph.